UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]                               Preliminary Proxy Statement

[ ]                                     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]                                     Definitive Proxy Statement

[ ]                                     Definitive Additional Materials

[ ]                                     Soliciting Material Pursuant to §240.14a-12

Georgetown Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]                                   No fee required.

[X]                             Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)                                     Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Georgetown Bancorp, Inc.

2)                                     Aggregate number of securities to which transaction applies:

1,963,695

3)                                     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee: The filing fee was determined based on 1,840,920 shares of common stock and 122,775 stock options multiplied by $26.00 per share (which represents the possible amount of the per share merger consideration). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001159 by the number calculated in the preceding sentence.

4)                                     Proposed maximum aggregate value of transaction:

$51,056,070

5)                                     Total fee paid:

$5,918

[ ]                                   Fee paid previously with preliminary materials.

[ ]                                 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)                                     Amount Previously Paid:

2)                                     Form, Schedule or Registration Statement No.:

3)                                     Filing Party:

4)                                     Date Filed:

[Letterhead of Georgetown Bancorp, Inc.]

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholder:

We cordially invite you to attend a special meeting of stockholders of Georgetown Bancorp, Inc. (“Georgetown Bancorp”). The special meeting will be held at the headquarters of Georgetown Bancorp located at 2 East Main Street, Georgetown, Massachusetts 01833, on [meeting date], at [meeting time], local time.

On October 5, 2016, Georgetown Bancorp entered into an Agreement and Plan of Merger with Salem Five Bancorp and Bright Star, Inc., a newly formed subsidiary of Salem Five Bancorp, pursuant to which Bright Star, Inc. will merge with and into Georgetown Bancorp, with Georgetown Bancorp as the surviving corporation. If the merger is completed, at the closing your shares of Georgetown Bancorp common stock will be converted into the right to receive $26.00 in cash for each share. Upon completion of the merger, you will no longer own any stock or have any other interest in Georgetown Bancorp.

At the special meeting, you will be asked to approve: (i) the Agreement and Plan of Merger, dated as of October 5, 2016, by and among Salem Five Bancorp, Bright Star, Inc. and Georgetown Bancorp (the “Merger Agreement”), and the merger; (ii) a non-binding proposal regarding the compensation to be paid to the named executive officers of Georgetown Bancorp in connection with the transactions contemplated by the Merger Agreement (the “Merger-Related Executive Compensation Arrangements”); and (iii) any adjournment or postponement of the special meeting, if deemed necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes represented in person or by proxy at the time of the special meeting to approve the Merger Agreement and the merger. The affirmative vote of the holders of a majority of the total number of shares of Georgetown Bancorp common stock outstanding must be voted for approval of the Merger Agreement for the merger to be completed. If the Merger Agreement and the merger are so approved, and all other conditions described in the Merger Agreement have been met or waived, the merger is expected to close during the first quarter of 2017.

Your exchange of shares of Georgetown Bancorp common stock for cash generally will cause you to recognize income or loss for federal, and possibly state, local and foreign, income tax purposes. You should consult your personal tax advisor for a full understanding of the income tax consequences of the merger to you.

Your Board of Directors unanimously recommends that you vote FOR approval of the Merger Agreement and the merger, the Merger-Related Executive Compensation Arrangements proposal and the adjournment of the special meeting, if necessary, in order to solicit additional proxies to approve the Merger Agreement and the merger, because your Board believes that the merger is advisable and in the best interests of Georgetown Bancorp’s stockholders.

This proxy statement provides you with detailed information about the proposed merger and includes, as Appendix A, a copy of the Merger Agreement. We urge you to read the enclosed materials carefully for a complete description of the merger.

Your vote is important. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it promptly in the postage-paid envelope we have provided. You may also vote your shares by telephone or the Internet following the instructions on the enclosed proxy or voting instruction card. If your shares are held in an account at a bank, broker or other nominee, you should instruct your broker, bank or nominee how to vote your shares using the separate voting instruction form furnished by your broker, bank or nominee. Failing to vote will have the same effect as voting “AGAINST” the Merger Agreement and the merger.

If you have any questions concerning the merger or need assistance in voting, please contact Georgetown Bancorp’s proxy solicitor Laurel Hill Advisory Group, LLC.  Banks and brokers can call [broker number], and all others can call, toll-free, [toll-free number].

On behalf of the Board, we thank you for your prompt attention to this important matter.

Sincerely,

J. Richard Murphy	Robert E. Balletto
Chairman of the Board	President and Chief Executive Officer

This proxy statement is dated [document date] and is first being mailed to stockholders on or about ______________.

Georgetown Bancorp, Inc.

2 East Main Street

Georgetown, Massachusetts 01883

(978) 352-8600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [MEETING DATE]

Notice is hereby given that a special meeting of stockholders of Georgetown Bancorp, Inc. (“Georgetown Bancorp”) will be held at the headquarters of Georgetown Bancorp located at 2 East Main Street, Georgetown, Massachusetts 01833, on [meeting date], commencing at [meeting time], local time, and thereafter as it may from time to time be adjourned.

A proxy card and a proxy statement for the special meeting are enclosed. The meeting is being held for the following purposes:

1.                                      To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 5, 2016, by and among Salem Five Bancorp, Bright Star, Inc. and Georgetown Bancorp, Inc., pursuant to which Bright Star, Inc. will merge with and into Georgetown Bancorp, with Georgetown Bancorp as the surviving corporation, as well as the merger, as more fully described in the accompanying proxy statement;

2.                                      To consider and vote upon a non-binding, advisory proposal to approve the compensation to be paid to the named executive officers of Georgetown Bancorp in connection with the merger if the merger is consummated (the “Merger-Related Executive Compensation Arrangements”);

3.                                      The adjournment of the special meeting of stockholders if necessary or appropriate to solicit additional proxies; and

4.                                      To transact such other business as properly may come before the meeting and any adjournment or adjournments thereof.

We are not aware of any other business to come before the special meeting. Any action may be taken on Proposals No. 1 and No. 2 at the special meeting or on any date or dates to which the special meeting may be adjourned or postponed. You can vote at the meeting if you owned Georgetown Bancorp common stock at the close of business on [record date].

Your vote is very important. We cannot complete the merger unless stockholders of Georgetown Bancorp holding a majority of the total number of shares of Georgetown Bancorp common stock outstanding approve the Merger Agreement and the merger. Failure to vote will have the same effect as voting “AGAINST” the Merger Agreement and the merger.

Regardless of whether you plan to attend the special meeting, please vote as soon as possible. If you hold stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope, or call the toll-free telephone number or use the Internet by following the instructions included with your proxy card or voting instruction card. If you hold your stock in “street name” through a bank, broker or other nominee, please direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any record holder of Georgetown Bancorp common stock who is present at the special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked as more fully described in the accompanying proxy statement at any time before it is voted.

The enclosed document provides a detailed description of the merger, the Merger Agreement and related matters. We urge you to read carefully the document, and its appendices in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Georgetown Bancorp common stock, please contact Georgetown Bancorp’s proxy solicitor:

Laurel Hill Advisory Group, LLC

___________________

___________________

Monday through Friday from 9:00 a.m. to 5:00 p.m., Eastern Time

Banks and brokers can call [broker number], and all others can call, toll-free, [toll-free number]

The Georgetown Bancorp Board of Directors has unanimously approved the Merger Agreement and the merger and unanimously recommends that Georgetown Bancorp stockholders vote “FOR” approval of the Merger Agreement and the merger, “FOR” the Merger-Related Executive Compensation Arrangements proposal and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the Merger Agreement and the merger.

By Order of the Board of Directors

Joseph W. Kennedy
Corporate Secretary

Georgetown, Massachusetts

[document date]

Important: The prompt return of proxies will save Georgetown Bancorp the expense of further requests for proxies to ensure a quorum at the meeting. Please complete, sign and date the enclosed proxy card or voting instruction card and promptly mail it in the enclosed envelope. You may also be able to vote your shares by telephone or over the Internet. If telephone or Internet voting is available to you, voting instructions are printed on the proxy card or voting instruction card sent to you. You may revoke your proxy in the manner described in the proxy statement at any time before it is voted.

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING	i
SUMMARY TERM SHEET	1
GEORGETOWN BANCORP SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	5
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	7
THE SPECIAL MEETING	9
Place, Date and Time	9
Purpose of the Meeting	9
How to Vote	9
Record Date; Vote Required	10
Beneficial Ownership of Georgetown Bancorp Common Stock	10
Proxies; Revocation	10
Recommendation of the Georgetown Bancorp Board of Directors Relating to the Merger	11
Attending the Georgetown Bancorp Special Meeting	12
Participants in Georgetown Bancorp Benefit Plans	12
MARKET PRICE AND DIVIDEND DATA FOR GEORGETOWN BANCORP COMMON STOCK	13
INFORMATION ABOUT THE COMPANIES	13
PROPOSAL I — APPROVAL OF THE MERGER AGREEMENT	14
General	14
Background of the Merger	14
Georgetown Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors that Georgetown Bancorp Stockholders Vote “FOR” Approval of the Merger Agreement	18
Opinion of Georgetown Bancorp’s Financial Advisor	21
Certain Prospective Financial Information Provided by Georgetown Bancorp	30
Surrender of Certificates; Payment of Merger Consideration	33
Certain Federal Income Tax Consequences to U.S. Holders	34
Certain Effects of the Merger	35
Effects on Georgetown Bancorp and Our Stockholders if the Merger is Not Completed	35
Appraisal Rights	36
Financial Interests of Directors and Executive Officers in the Merger	36
Regulatory Approvals	41
Accounting Treatment	42
Terms of the Merger Agreement	42
Surviving Corporation, Governing Documents and Directors	42
Treatment of Georgetown Bancorp Stock Options and Other Equity-Based Awards	42
Closing and Effective Time of the Merger	43
Representations and Warranties	43
Covenants and Agreements	45
Georgetown Bancorp’s Stockholder Meeting and Recommendation of Georgetown Bancorp’s Board of Directors	49
Agreement Not to Solicit Other Offers	49
Conditions to Complete the Merger	50
Termination of the Merger Agreement	51
Effect of Termination	51
Termination Fee	52
Amendment, Waiver and Extension of the Merger Agreement	52
Expenses and Fees	52
Independent Registered Public Accountants	53
OWNERSHIP OF GEORGETOWN BANCORP COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	54
PROPOSAL II — APPROVAL OF THE MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS	56
PROPOSAL III — ADJOURNMENT OF THE SPECIAL MEETING	56

OTHER MATTERS	57
STOCKHOLDER PROPOSALS	57
ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING	57
WHERE YOU CAN FIND MORE INFORMATION	58

Appendix A – Agreement and Plan of Merger (excluding certain exhibits)
Appendix B – Opinion of Keefe, Bruyette & Woods, Inc.

QUESTIONS AND ANSWERS
ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:                     Why am I receiving this proxy statement and proxy card?

A:                      You are being asked to approve the Agreement and Plan of Merger, dated as of October 5, 2016 (the “Merger Agreement”), by and among Salem Five Bancorp, Bright Star, Inc. and Georgetown Bancorp, Inc. (“Georgetown Bancorp”), as well as the merger between Georgetown Bancorp and Bright Star, Inc. A copy of the Merger Agreement is attached to this proxy statement as Appendix A. Pursuant to the terms and conditions of the Merger Agreement, Bright Star, Inc., which has been formed as a subsidiary of Salem Five Bancorp to facilitate the merger, will merge with and into Georgetown Bancorp, with Georgetown Bancorp as the surviving corporation.  Georgetown Bancorp will be dissolved and liquidated into Salem Five Bancorp.  In addition, Georgetown Bank, the wholly-owned subsidiary of Georgetown Bancorp, will merge with and into Salem Five Cents Savings Bank, the wholly-owned subsidiary of Salem Five Bancorp, with Salem Five Cents Savings Bank as the surviving bank.  Each outstanding common share of Georgetown Bancorp will be converted into the right to receive $26.00 in cash at closing. As a result of the merger, Georgetown Bancorp and Georgetown Bank will no longer exist as separate legal entities, and Georgetown Bancorp’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended.

Additionally, you are being asked to vote on a non-binding advisory proposal to approve certain payments that may be made to Georgetown Bancorp’s named executive officers in connection with the merger, if consummated.

You are also being asked to approve the adjournment of the special meeting of stockholders if necessary or appropriate to solicit additional proxies.

Q:                     What do I need to do now?

A:                      After you have carefully read this proxy statement, including the appendices, and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting.

If you hold stock in your name as a stockholder of record, indicate on your proxy card how you want your shares to be voted or, if you prefer, you can vote by using the telephone or Internet. If you choose not to vote by telephone or Internet, then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” stockholders who wish to vote at the special meeting will need to obtain a proxy form from the institution that holds their shares.

If you are a participant in the Georgetown Savings Bank SBERA 401(k) Plan (“401(k) Plan”) or the Georgetown Savings Bank Employee Stock Ownership Plan (“ESOP”), or any other benefit plans through which you can own shares of Georgetown Bancorp common stock, you will have received with this proxy statement voting instruction forms that reflect all shares for which you may direct the voting under these plans. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Georgetown Bancorp common stock allocated to his or her plan account. If you own shares through any of these plans and do not provide instructions on how to vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans. The deadline for returning your voting instructions is _____________, 201__.

Q:                     What is the vote required to approve the Merger Agreement?

A:                      Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the total number of shares of Georgetown Bancorp common stock outstanding as of the close of business on [record date], the record date for the special meeting. Failing to vote will have the

i

same effect as voting “AGAINST” the Merger Agreement and the merger.

Q:                     Why are Georgetown Bancorp stockholders being asked to approve, on a non-binding basis, Merger-Related Executive Compensation Arrangements?

A:                      Securities and Exchange Commission rules require Georgetown Bancorp to seek a non-binding vote with respect to certain payments that may be made to Georgetown Bancorp’s named executive officers in connection with the merger, if consummated.

Q:                     What will happen if Georgetown Bancorp Stockholders do not approve the Merger-Related Executive Compensation Arrangements proposal at the special meeting?

A:                      Approval of the Merger-Related Executive Compensation Arrangements pursuant to which certain Georgetown Bancorp named executive officers may receive compensation in connection with the merger, if consummated, is not a condition to the completion of the merger. The vote with respect to the Merger-Related Executive Compensation Arrangements is an advisory vote and will not be binding on Georgetown Bancorp. Therefore, if the Merger Agreement and the merger are approved by Georgetown Bancorp’s stockholders and the merger is consummated, the compensation may still be paid pursuant to the Merger-Related Executive Compensation Arrangements to the Georgetown Bancorp named executive officers if and to the extent required or allowed under applicable law, even if this proposal is not approved.

Q:                     Why is my vote important?

A:                    If you do not return your proxy card or vote by telephone, Internet or in person at the special meeting or fail to instruct your bank, broker or nominee how to vote, it will be more difficult for us to obtain the necessary quorum to hold our special meeting. In addition, your failure to vote or failure to instruct your bank, broker or other nominee how to vote will have the same effect as a vote “AGAINST” approval of the Merger Agreement and the merger. The Merger Agreement and the merger must be approved by the affirmative vote of the holders of a majority of the total number of shares of Georgetown

Bancorp common stock outstanding. The Georgetown Bancorp Board of Directors unanimously recommends that you vote to approve the Merger Agreement.

Q:                     If my broker holds my shares in street name, will my broker automatically vote my shares for me?

A:                      No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures your broker provides to you.

Q:                     What if I abstain from voting or fail to instruct my broker?

A:                      If you abstain from voting or fail to instruct your broker to vote your shares, it will have the same effect as a vote “AGAINST” the Merger Agreement and the merger.  However, abstentions and broker non-votes will be counted toward a quorum at the special meeting.

Q:                     Can I attend the special meeting and vote my shares in person?

A:                      Yes. All stockholders are invited to attend the special meeting. Stockholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must ask your broker or other nominee how you can vote at the special meeting.

Q:                     Can I change my vote?

A:                      Yes, you can change your vote at any time before your proxy is voted at the special meeting. If you have not voted through your bank, broker or other nominee, there are five ways you can change your vote after you have sent in your proxy card or after you have voted by telephone or internet.

•      First, you may send a written notice to our Corporate Secretary, stating that you would like to revoke your proxy.

•      Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

•      Third, you may attend the special meeting and vote in person. Any earlier-dated proxy will be

ii

revoked. However, simply attending the special meeting without voting will not revoke your proxy.

•      Fourth, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until __:____ __.m., Eastern Time, on [meeting date].

•      Fifth, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until __:____ __.m., Eastern Time, on [meeting date].

If you have directed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or nominee to change your vote.

Q:                   Will I have the right to have my shares appraised if I dissent from the merger?

A:                    No.  Under Georgetown Bancorp’s Articles of Incorporation, Georgetown Bancorp’s stockholders are not entitled to exercise any rights of an objecting stockholder provided under Title 3, Subtitle 2 of the Maryland General Corporation Law, unless the Board of Directors determines that such rights apply with respect to a transaction. The Board of Directors of Georgetown Bancorp has not made such a determination with respect to the merger. Accordingly, the stockholders of Georgetown Bancorp do not have appraisal rights with respect to the Merger.

Q:                     Should I send in my stock certificates now?

A:                      No. Instructions for surrendering your Georgetown Bancorp stock certificates in exchange for the cash purchase price will be sent to you later. Please do not send any stock certificates with your proxy.

Q:                   Will I owe income taxes as a result of the merger?

A:                    Only if you recognize taxable gain. The receipt of the merger consideration in exchange for shares of Georgetown Bancorp common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). In general, you will recognize gain or loss equal to the difference between the amount of cash you receive in the merger and the aggregate adjusted tax basis of your Georgetown Bancorp common shares. See “Proposal I—Approval of the Merger Agreement—Certain Federal Income Tax Consequences to U.S. Holders.” You are urged to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of the merger consideration in exchange for Georgetown Bancorp common shares pursuant to the merger.

Q:                     Who should I call with questions about the Merger?

A:                      You may contact Laurel Hill Advisory Group, LLC, our proxy solicitation agent.  Banks and brokers can call [broker number], and all others can call, toll-free, [toll-free number]. If your bank, broker or other nominee holds your shares, you should also call your bank, broker or other nominee for additional information. You may also contact Georgetown Bancorp’s Corporate Secretary, Joseph W. Kennedy, at (978) 352-8600.

iii

GEORGETOWN BANCORP

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

SUMMARY TERM SHEET

This is a summary of selected key terms of the transaction between Georgetown Bancorp, Inc. (“Georgetown Bancorp”) and Salem Five Bancorp. It may not contain all of the information that is important to you. We urge you to read carefully the entire document, including the appendices, and the other documents to which we refer, including the Merger Agreement, to fully understand the merger. Each item in this summary refers to the page of this document on which the subject is discussed in more detail.

In the Merger, Georgetown Bancorp Stockholders Will Have a Right to Receive $26.00 Per Share of Georgetown Bancorp Common Stock (page ____)

Pursuant to the Merger Agreement, Georgetown Bancorp will merge with and into Salem Five Bancorp. This will be accomplished through the transactions set forth under the caption “Proposal I—Approval of the Merger Agreement—Terms of the Merger Agreement.” If the merger occurs, each stockholder of Georgetown Bancorp will receive, for each share owned, the right to receive $26.00 in cash at closing. See the discussion under the caption “Proposal I—Approval of the Merger Agreement—Terms of The Merger Agreement” for more information.

Georgetown Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors that Georgetown Bancorp Stockholders Vote “FOR” Approval of the Merger Agreement (page ____)

The merger cannot occur unless Georgetown Bancorp’s stockholders approve the Merger Agreement and the merger by the affirmative vote of the holders of a majority of the total number of shares of Georgetown Bancorp common stock outstanding, all regulatory and other approvals necessary to complete the merger are obtained and other conditions to the merger are satisfied or waived. See the discussion under the caption “Proposal I—Approval of the Merger Agreement—Conditions to Complete the Merger” for more information. The Board of Directors of Georgetown Bancorp has unanimously approved the Merger Agreement and the merger and unanimously recommends that Georgetown Bancorp’s stockholders vote “FOR” the Merger Agreement and the merger. In reaching its decision, the Georgetown Bancorp Board of Directors considered a number of factors, which are described in the section captioned “Proposal I—Approval of the Merger Agreement—Georgetown Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors that Georgetown Bancorp Stockholders Vote “FOR” Approval of the Merger Agreement.” Because of the wide variety of factors considered, the Georgetown Bancorp Board of Directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

The Georgetown Bancorp Board of Directors also unanimously recommends that the Georgetown Bancorp stockholders vote “FOR” the approval of the non-binding proposal regarding the Merger-Related Executive Compensation Arrangements and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

Georgetown Bancorp’s Financial Advisor Has Provided an Opinion to the Georgetown Bancorp Board of Directors Regarding the Merger Consideration (page ____ and Appendix B)

In connection with the merger, Georgetown Bancorp’s financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), delivered a written opinion, dated October 5, 2016, to the Georgetown Bancorp Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Georgetown Bancorp common stock of the merger consideration in the proposed merger.  The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix B to this proxy statement. The opinion was for the information of, and was directed to, the Georgetown Bancorp Board of Directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Georgetown Bancorp to engage in the merger or enter into the merger agreement or constitute a recommendation to the Georgetown Bancorp Board of Directors in connection with the merger, and it does not constitute a recommendation to any holder of Georgetown Bancorp common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.

Georgetown Bancorp has Agreed to Pay Salem Five Bancorp a Termination Fee of $2.0 Million in Certain Circumstances and Has Agreed to Non-Solicitation Restrictions (pages ____ and ____)

Under certain circumstances described in the Merger Agreement, in connection with a termination of the Merger Agreement, Georgetown Bancorp is required to pay Salem Five Bancorp a $2.0 million termination fee. See the discussion under the caption “Proposal I—Approval of the Merger Agreement—Termination Fee” for more information.

In general, Georgetown Bancorp has agreed that it will not seek or encourage a competing transaction to acquire Georgetown Bancorp except in very limited situations in which an unsolicited offer is made. See the discussion under the caption “Proposal I—Approval of the Merger Agreement—Agreement Not to Solicit Other Offers” for more information.

Georgetown Bancorp’s Executive Officers and Directors Have Financial Interests in the Merger That Differ From Your Interests (page ____)

In considering the recommendation of the Board of Directors of Georgetown Bancorp to approve the Merger Agreement and the merger, you should be aware that executive officers and directors of Georgetown Bancorp and Georgetown Bank have employment and other compensation agreements or plans that give them interests in the merger that are somewhat different from, or in addition to, your interests as Georgetown Bancorp stockholders.  These interests and agreements, include:

•                                          cash payments to Georgetown Bank’s President and Chief Executive Officer, Robert E. Balletto, Executive Vice President and Chief Operating Officer, Frederick H. Weismann and Senior Vice President and Chief Financial Officer, Joseph W. Kennedy under their employment agreements, change in control agreements and supplemental executive retirement plans, as applicable;

•                                          new employment agreements for Messrs. Balletto and Kennedy;

•                                          the accelerated vesting of outstanding restricted stock awards previously granted by Georgetown Bancorp, which can be exchanged for the merger consideration;

•                                          the accelerated vesting of outstanding stock options previously granted by Georgetown Bancorp, which can be exchanged for cash payments equal to the difference between the option exercise price and $26.00;

•                                          additional allocations under the Bank’s ESOP of a pro-rata portion of the excess assets in the plan’s suspense account after the ESOP loan is repaid, the ESOP is terminated and the shares in the ESOP are exchanged for the merger consideration; and

•                                          the rights of officers and directors of Georgetown Bancorp and its subsidiaries to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

See the discussion under the caption “Proposal I—Approval of The Merger Agreement—Financial Interests of Directors and Executive Officers in the Merger” for more information.

Approval of the Non-Binding Proposal Regarding the Merger-Related Executive Compensation Arrangements Requires the Affirmative Vote of a Majority of the Votes Cast at the Special Meeting (Page ____)

Approval by the Georgetown Bancorp stockholders of the non-binding proposal regarding the Merger-Related Executive Compensation Arrangements is determined by a majority of the votes cast at the special meeting, without regard to broker non-votes or proxies marked “abstain.” It is an advisory vote and is not binding on Georgetown Bancorp, Georgetown Bancorp’s Board of Directors, or Salem Five Bancorp. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Regardless of the outcome of the non-binding, advisory vote, if the merger is consummated, Georgetown Bancorp’s named executive officers will be eligible to receive the various payments and benefits in accordance with the terms and conditions applicable to those arrangements, subject to any regulatory limitations.

What Holders of Georgetown Bancorp Stock Options and Other Equity-Based Awards Will Receive (page ____)

Pursuant to the Merger Agreement, each outstanding stock option granted by Georgetown Bancorp under its 2009 Equity Incentive Plan or 2014 Equity Incentive Plan, whether vested or unvested, with an exercise price that is less than $26.00 that is outstanding immediately prior to the effective date of the merger will be canceled and converted automatically into the right to receive the stock option consideration as described further under the caption “Proposal I—Approval of the Merger Agreement—Treatment of Georgetown Bancorp Stock Options and Other Equity-Based Awards.”

Each outstanding restricted stock awarded granted by Georgetown Bancorp under its 2009 Equity Incentive Plan or 2014 Equity Incentive Plan, whether vested or unvested, that is outstanding immediately prior to the effective date of the merger will be canceled, in exchange for a cash payment equal to the number of shares subject to the restricted stock, multiplied by $26.00.

At the effective time of the merger, each share of common stock held by the ESOP and the 401(k) Plan will be converted into the right to receive $26.00 in cash at closing.

There are Conditions That Must Be Satisfied or Waived for the Merger to Occur (page ____)

Currently, we expect to complete the merger during the first quarter of 2017. As more fully described in this proxy statement and in the Merger Agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•                                          the approval of the Merger Agreement by Georgetown Bancorp’s stockholders;

•                                          the absence of (a) any order, injunction or decree by any court or agency of competent jurisdiction or (b) any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity, that prohibits the consummation of the transactions contemplated by the Merger Agreement;

•                                          the receipt of required regulatory approvals and the expiration or termination of all related statutory waiting periods, subject to the absence of any term or condition that would be, individually or in the aggregate, materially burdensome to Salem Five Bancorp;

•                                          the accuracy of the representations and warranties of the parties in the Merger Agreement as of the closing date of the merger, subject to the materiality standards provided in the Merger Agreement, and the performance of the parties in all material respects of all obligations required to be performed by each of them at or prior to the effective time of the merger under the Merger Agreement (and the receipt by each party of certificates from the other party to such effect); and

•                                          the satisfaction of all conditions to the consummation of the merger of Georgetown Bank and Salem Five Cents Savings Bank and the reasonable satisfaction of Salem Five Bancorp that this bank merger can occur immediately after the merger or at some other time thereafter as Salem Five Bancorp may choose.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

There are Regulatory Approvals That Must Be Received for the Merger to Occur (page ____)

Georgetown Bancorp and Salem Five Bancorp each have agreed to use their reasonable best efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger and the transactions contemplated by the Merger Agreement, which includes the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Federal Deposit Insurance Corporation (the “FDIC”), the Massachusetts Board of Bank Incorporation and the Massachusetts Division of Banks.  Salem Five Bancorp and Salem Five Cents Savings Bank have filed all of the required regulatory applications, but have not yet received any approvals from these regulators.  Although we do not know of any reason why the regulatory approvals cannot be obtained timely, we cannot be certain when or if such approvals will be obtained.

The Merger Will Be Taxable to Georgetown Bancorp Stockholders for U.S. Federal Income Tax Purposes (page ____)

The receipt of the merger consideration in exchange for shares of Georgetown Bancorp common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may be a taxable transaction under applicable state, local and foreign income or other tax laws). For U.S. federal income tax purposes, each Georgetown Bancorp stockholder generally will recognize gain or loss at the effective time of the merger equal to the per share difference, if any, between: (1) $26.00 and (2) the stockholder’s adjusted tax basis in each share of Georgetown Bancorp common stock exchanged in the merger. The federal income tax consequences described above may not apply to all holders of Georgetown Bancorp common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

GEORGETOWN BANCORP
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The selected consolidated financial data presented below as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015 is derived from Georgetown Bancorp’s unaudited historical financial statements. In Georgetown Bancorp’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. The information for each of the years in the five-year period ended December 31, 2015, is derived from Georgetown Bancorp’s audited historical financial statements. Results for past periods are not necessarily indicative of results that may be expected for any future period.

Selected Consolidated Balance Sheet Data

	At September	At December 31,
	30, 2016	2015	2014	2013	2012	2011
	(Unaudited)
	(In thousands)

Total assets	$314,970	$296,502	$271,020	$263,033	$211,602	$199,375
Cash and cash equivalents	9,006	7,758	4,918	6,295	6,789	19,083
Investment securities	21,594	22,140	20,363	19,331	9,778	6,496
Loans receivable, net	271,798	253,983	231,293	223,912	180,599	161,120
Allowance for loan losses	2,551	2,408	2,229	2,396	1,780	1,824
Deposits	240,150	207,726	182,354	175,961	154,439	151,085
Borrowings (1)	38,350	50,600	54,600	54,925	23,600	25,694
Total stockholders’ equity	32,440	31,908	30,712	28,942	30,563	20,329

(1)          Includes securities sold under agreements to repurchase.

Selected Consolidated Operating Data

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)
	(In thousands, except per share data)

Interest and dividend income	$9,533	$8,726	$11,876	$11,174	$9,645	$9,045	$10,705
Interest expense	1,806	1,237	1,726	1,448	1,172	1,688	2,416
Net interest and dividend income	7,727	7,489	10,150	9,726	8,473	7,357	8,289
Provision for loan losses	141	138	200	98	708	200	949
Net interest and dividend income, after provision for loan losses	7,586	7,351	9,950	9,628	7,765	7,157	7,340
Non-interest income	741	839	1,189	1,074	1,703	2,013	990
Non-interest expense	7,824	6,523	8,690	8,373	8,313	7,663	6,736
Income before income taxes	503	1,667	2,449	2,329	1,155	1,507	1,594
Income tax provision	236	629	931	850	420	559	583
Net income	$267	$1,038	$1,518	$1,479	$735	$948	$1,011

Net income per share: Basic	$0.15	$0.59	$0.87	$0.85	$0.41	$0.51	$0.53
Net income per share: Diluted	$0.15	$0.59	$0.86	$0.85	$0.41	$0.51	$0.53

Dividends declared per share	$0.15	$0.14	$0.19	$0.17	$0.16	$—	$—

Selected Consolidated Financial Ratios and Other Data

	At or For the Nine
	Months		At or For the Year
	Ended September 30,		Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Unaudited)

Performance Ratios (1):
Return on assets (ratio of net income to average total assets)	0.12%	0.51%	0.55%	0.56%	0.32%	0.46%	0.51%
Return on equity (ratio of net income to average equity)	1.15%	4.58%	5.00%	5.06%	2.46%	3.80%	5.14%
Interest rate spread (2)	3.33%	3.62%	3.60%	3.65%	3.72%	3.57%	4.18%
Net interest margin (3)	3.52%	3.77%	3.76%	3.78%	3.85%	3.75%	4.39%
Efficiency ratio (4)	92.40%	78.32%	76.63%	77.53%	81.69%	81.79%	72.59%
Non-interest expense to average total assets	3.46%	3.18%	3.12%	3.14%	3.63%	3.73%	3.37%
Average interest-earning assets to average interest-bearing liabilities	123.23%	124.62%	124.42%	123.02%	125.90%	121.35%	116.73%
Dividend payout ratio	98.33%	23.31%	21.51%	19.71%	39.02%	N/A	N/A

Asset Quality Ratios:
Non-performing assets to total assets	0.31%	0.27%	0.26%	0.35%	0.15%	1.60%	1.59%
Non-performing loans to total loans	0.35%	0.31%	0.30%	0.41%	0.18%	1.75%	1.92%
Allowance for loan losses to non-performing loans	264.63%	301.16%	310.31%	233.89%	600.50%	56.06%	58.22%
Allowance for loan losses to total loans	0.93%	0.94%	0.94%	0.96%	1.06%	0.98%	1.12%

Capital Ratios:
Stockholders’ equity to total assets at end of period	10.30%	10.97%	10.76%	11.33%	11.00%	14.44%	10.20%
Total capital to risk-weighted assets (5)	13.60%	14.20%	14.30%	14.30%	14.30%	17.90%	14.20%
Tier 1 capital to risk-weighted assets (5)	12.50%	13.20%	13.20%	13.20%	13.10%	16.70%	13.20%
Common equity tier 1 capital to risk-weighted assets (5)	12.50%	13.20%	13.20%	N/A	N/A	N/A	N/A

(1)	Annualized for interim period, where appropriate.
(2)

The interest rate spread represents the difference between the weighted-average yield on interest-earning assets, before a tax equivalent adjustment, and the weighted-average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income, before a tax equivalent adjustment, as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Calculation is for Georgetown Bank.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents that we refer to in this proxy statement, contain forward-looking statements intended to be covered by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, among other things, information concerning possible or assumed future results of operations of Georgetown Bancorp, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet” and “Proposal I—Approval of the Merger Agreement,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “continues,” “remains,” “will,” “should,” “may,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. These forward-looking statements reflect our current expectations and forecasts, and we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of Georgetown Bancorp. In addition to other factors and matters discussed in this document or discussed and identified in other public filings we make with the Securities and Exchange Commission, we believe the following risks could cause actual results to differ materially from those discussed in the forward-looking statements:

•                                          the risk that the merger will not be consummated timely, if at all;

•                                          conditions to the closing of the merger may not be satisfied or the Merger Agreement may be terminated prior to closing;

•                                          the impact that potential litigation related to the merger may have on the ability to consummate the merger;

•                                          difficulties in obtaining required stockholder and regulatory approvals of the merger;

•                                          increases in competitive pressure among financial institutions or from non-financial institutions;

•                                          changes in the interest rate environment;

•                                          changes in deposit flows, loan demand or real estate values;

•                                          changes in accounting principles, policies or guidelines;

•                                          changes in laws or regulations;

•                                          governmental and public policy changes;

•                                          changes in general economic conditions or conditions in securities markets or the banking industry;

•                                          materially adverse changes in the financial condition of Georgetown Bancorp, Georgetown Bank, Salem Five Bancorp or Salem Five Cents Savings Bank;

•                                          risks related to domestic or international military or terrorist activities or conflicts;

•                                          difficulties related to the completion of the merger; and

•                                          other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Georgetown Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Georgetown Bancorp undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE SPECIAL MEETING

This section contains information about the special meeting of Georgetown Bancorp stockholders that has been called to consider and approve the Merger Agreement and the merger.

Place, Date and Time

The special meeting will be held at the headquarters of Georgetown Bancorp located at 2 East Main Street, Georgetown, Massachusetts 01833, on [meeting date], commencing at [meeting time], local time.

Purpose of the Meeting

At the special meeting, our stockholders will be asked to consider and vote on the following matters:

•                                          a proposal to approve the Agreement and Plan of Merger, dated as of October 5, 2016, by and among Salem Five Bancorp, Bright Star, Inc. and Georgetown Bancorp, and the merger;

•                                          a proposal to approve, on an advisory non-binding basis, the Merger-Related Executive Compensation Arrangements; and

•                                          a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve the Merger Agreement and the merger.

Our stockholders also may consider and vote upon such other matters as are properly brought before the special meeting. As of the date hereof, we know of no business that will be presented for consideration at the special meeting, other than the matters described in this proxy statement.

How to Vote

You may vote your shares:

1.                                      By Internet. Vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until __:____ __.m., Eastern Time, on [meeting date]. Once you use the Internet voting system, you can record and confirm (or change) your voting instructions.

2.                                      By telephone. Use the toll-free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until __:____ __.m., Eastern Time, on [meeting date]. Once you use the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

3.                                      By mail. Mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope. All properly executed proxies received by Georgetown Bancorp will be voted in accordance with the instructions marked on the proxy card.  If you return an executed and dated proxy card without marking your instructions, your executed proxy will be voted “FOR” the proposals identified in the preceding Notice of Special Meeting of Stockholders. Returning a proxy card will not prevent you from voting in person if you attend the special meeting.

Alternatively, you may attend the special meeting and vote in person. If you are a stockholder whose shares are not registered in your own name, you will need an assignment of voting rights or a proxy from the stockholder of record to vote personally at the special meeting.

Record Date; Vote Required

Only our stockholders of record at the close of business on [record date] are entitled to notice of and to vote at the special meeting or any adjournment thereof. As of [record date], there were ______________ shares of our common stock outstanding and entitled to vote at the special meeting or any adjournment thereof.

At the special meeting our stockholders will be entitled to cast one vote per share of common stock owned on [record date]. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of our outstanding shares of common stock entitled to vote is necessary to constitute a quorum. Abstentions and broker non-votes will be treated as shares present at the special meeting for purposes of determining the presence of a quorum.

The affirmative vote of the holders of a majority of the total number of shares of Georgetown Bancorp common stock outstanding is required to approve the Merger Agreement and the merger. As a result, abstentions and broker non-votes will have the same effect as votes “AGAINST” the approval of the Merger Agreement and the merger. Approval of the Merger-Related Executive Compensation Arrangements will require the affirmative vote of a majority of the votes cast at the special meeting. Broker non-votes and abstentions from voting will have no effect on the outcome of the vote on the Merger-Related Executive Compensation Arrangements. In order to adjourn the special meeting, a majority of the votes cast at the special meeting must be voted in favor of the proposal. Broker non-votes and abstentions from voting will have no effect on the outcome of the vote on the adjournment.

If your shares are held in “street name” by your broker, bank or other nominee you should instruct your broker, bank or other nominee how to vote your shares using the instructions provided by your broker, bank or other nominee. If you have not received these voting instructions or require further information regarding these voting instructions, please contact your broker, bank or other nominee and he or she can give you directions on how to vote your shares. Brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the approval of the Merger Agreement (i.e., “broker non-votes”). Shares of Georgetown Bancorp common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” approval of the Merger Agreement.

Approval of the Merger Agreement by our stockholders is a condition to completion of the merger. See “Proposal I—Approval of the Merger Agreement—Conditions to Complete the Merger.”

Beneficial Ownership of Georgetown Bancorp Common Stock

As of [record date], our directors and executive officers and their affiliates beneficially owned in the aggregate ______________ shares of our common stock, excluding stock options, or _____% of our outstanding shares of common stock.

Proxies; Revocation

Shares of our common stock represented by properly executed proxies received prior to or at the special meeting will, unless such proxies have been revoked, be voted at the special meeting and any adjournments or postponements thereof in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed and dated proxy, the shares will be voted “FOR” the approval of the Merger Agreement and the merger, “FOR” the non-binding proposal to approve the Merger-Related Executive Compensation Arrangements and “FOR” the adjournment proposal. However, no proxy voted “AGAINST” the proposal to approve the Merger Agreement and the merger will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the Merger Agreement and the merger.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted in the following manner: (i) by delivering to the Secretary of Georgetown Bancorp, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy; (ii) by duly executing a later-dated proxy relating to the same shares of common stock and delivering it to the Secretary at or before the special meeting; or (iii) by attending the special meeting and voting in person. Attendance at the special meeting will not by itself constitute a revocation of a proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Georgetown Bancorp, Inc.

2 East Main Street

Georgetown, Massachusetts 01833

Attention: Joseph W. Kennedy

Corporate Secretary

If you have instructed your broker, bank or other nominee to vote your shares, the options for revoking your proxy described in the paragraphs above do not apply and instead you must follow the directions provided by your broker, bank or other nominee to change those instructions.

If you voted using the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until __:____ __.m., Eastern Time, on [meeting date].

If you voted by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until __:____ __.m., Eastern Time, on [meeting date].

If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. Georgetown Bancorp does not know of any other matters to be presented at the special meeting.

Georgetown Bancorp will bear the cost of soliciting proxies. In addition to soliciting by mail, our directors, officers and employees, who will not receive additional compensation for such services, may solicit proxies from our stockholders, personally or by telephone or by other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. In addition, we have retained Laurel Hill Advisory Group, LLC to solicit proxies on behalf of the Board of Directors. Laurel Hill Advisory Group, LLC will receive a fee of $6,000 for these services, plus reimbursement for their expenses.

You are requested to complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope, or vote by telephone or the Internet.

Do not forward stock certificates with your proxy cards.

Recommendation of the Georgetown Bancorp Board of Directors Relating to the Merger

The Georgetown Bancorp Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger. The Georgetown Bancorp Board of Directors unanimously determined that the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Georgetown Bancorp and its stockholders and unanimously recommends that you vote “FOR” approval of the Merger Agreement and the merger. See “The Merger—Georgetown Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors that Georgetown Bancorp Stockholders Vote “FOR” Approval of the Merger Agreement” for a more detailed discussion of the Georgetown Bancorp Board of Directors’ recommendation.

Attending the Georgetown Bancorp Special Meeting

If you want to vote your shares of Georgetown Bancorp common stock held in street name in person at the special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Participants in Georgetown Bancorp Benefit Plans

If you are a participant in the 401(k) Plan, the ESOP, or any other benefit plans through which you own shares of Georgetown Bancorp common stock, you will have received with this proxy statement voting instruction forms that reflect all shares you may vote under these plans. Under the terms of these plans, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Georgetown Bancorp common stock allocated to his or her plan account. If you own shares through any of these plans and do not provide instructions on how to vote, the respective plan trustees or administrators will vote the shares in accordance with the terms of the respective plans. The deadline for returning your voting instructions is ______________, 201__.

MARKET PRICE AND DIVIDEND DATA FOR GEORGETOWN BANCORP COMMON STOCK

Georgetown Bancorp’s common stock is listed on the NASDAQ Capital Market under the symbol “GTWN.” The following table shows the quarterly high and low sales prices per share for Georgetown Bancorp common stock as reported on NASDAQ and the cash dividends declared by Georgetown Bancorp for the periods indicated.

Year Ending December 31, 2016	High	Low	Cash Dividends Declared Per Share

Fourth quarter (as of __________, 2016)	$ [•]	$ [•]	$0.050
Third quarter	21.00	19.67	0.050
Second quarter	21.91	19.54	0.050
First quarter	23.75	18.30	0.048

Year Ended December 31, 2015	High	Low	Cash Dividends Paid Per Share

Fourth quarter	$18.95	$17.80	$0.048
Third quarter	19.00	17.80	0.048
Second quarter	19.94	17.80	0.048
First quarter	18.41	16.45	0.043

Year Ended December 31, 2014	High	Low	Cash Dividends Paid Per Share

Fourth quarter	$18.00	$15.90	$0.043
Third quarter	16.25	15.25	0.043
Second quarter	18.56	14.08	0.043
First quarter	15.90	14.21	0.040

On October 5, 2016, the last trading day prior to the public announcement that Salem Five Bancorp and Georgetown Bancorp had entered into the Merger Agreement, the closing trading price of Georgetown Bancorp common stock was $20.88 per share. On _________________, 2016, which is the last practicable date prior to the printing of this proxy statement, the closing price of Georgetown Bancorp common stock was $______ per share.

As of the record date, there were approximately ______ holders of record of Georgetown Bancorp common stock. This number does not reflect the number of persons or entities who may hold their common stock in nominee or “street” name through brokerage firms.

INFORMATION ABOUT THE COMPANIES

Salem Five Bancorp. Salem Five Bancorp, a Massachusetts mutual holding company, is the parent company of Salem Five Cents Savings Bank. The principal executive office of Salem Five Bancorp is located at 210 Essex Street, Salem, Massachusetts 01970, and its telephone number at that address is (978) 745-5555.

Salem Five Cents Savings Bank. Salem Five Cents Savings Bank, a wholly-owned subsidiary of Salem Five Bancorp, is a Massachusetts-chartered savings bank whose deposits are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law. Any excess deposits are insured by the Deposit Insurance Fund.  Salem Five Cents Savings Bank operates 30 locations across Massachusetts. Salem Five Cents Savings Bank’s website is www.salemfive.com. Information contained on Salem Five Cents Savings Bank’s website is not incorporated into this proxy statement.

Georgetown Bancorp, Inc. Georgetown Bancorp, a Maryland company, is the holding company for Georgetown Bank. At September 30, 2016, Georgetown Bancorp had total consolidated assets of $315.0 million, total deposits of $240.2 million, and total stockholders’ equity of $32.4 million. The principal executive office of Georgetown Bancorp is located at 2 East Main Street, Georgetown, Massachusetts 01833, and its telephone number at that address is (978) 352-8600.

Georgetown Bank. Georgetown Bank, a wholly-owned subsidiary of Georgetown Bancorp, is a federally-chartered savings bank whose deposits are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law. Georgetown Bank operates branch offices in Georgetown, North Andover and Rowley, Massachusetts, as well as Stratham, New Hampshire. Georgetown Bank’s website is www.georgetownbank.com. Information contained on Georgetown Bank’s website is not incorporated into this proxy statement.

Georgetown Bank’s principal business consists of attracting deposits from businesses and the general public primarily in Essex County, Massachusetts and investing those deposits, together with borrowings and funds generated from operations, in commercial and multi-family real estate loans, one- to four-family investment property loans and commercial business loans, one- to four-family residential real estate loans, home equity loans and lines of credit and consumer loans, as well as investing in investment securities. Georgetown Bank primarily originates loans in eastern Massachusetts (which includes the Boston metropolitan area) and southern New Hampshire.

PROPOSAL I — APPROVAL OF THE MERGER AGREEMENT

The information in this proxy statement concerning the terms of the merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Appendix A, which is incorporated by reference herein. We encourage all stockholders to read the Merger Agreement. All information contained in this proxy statement with respect to Salem Five Bancorp and its subsidiaries has been supplied by Salem Five Bancorp for inclusion herein and has not been independently verified by Georgetown Bancorp.

General

As soon as possible after the conditions to consummation of the merger described below have been satisfied or waived, and unless the Merger Agreement has been terminated as discussed below, Bright Star, Inc., the merger subsidiary of Salem Five Bancorp, will merge with and into Georgetown Bancorp, with Georgetown Bancorp as the surviving corporation, and at the closing each of the outstanding shares of Georgetown Bancorp common stock will be converted into the right to receive $26.00 in cash.  Immediately following the merger, Georgetown Bancorp will be dissolved and will be liquidated into Salem Five Bancorp and Georgetown Bank will merge with and into Salem Five Cents Savings Bank, with Salem Five Cents Savings Bank as the surviving bank.

Background of the Merger

Georgetown Bancorp’s Board of Directors and senior management have periodically reviewed and assessed strategic opportunities and challenges. The Board of Directors has considered the difficulty in profitably growing and operating a publicly-traded community financial institution under current economic and competitive conditions. At the same time, like other small financial institutions, Georgetown Bancorp has experienced increasing costs for technology and regulatory compliance. The Board of Directors and management have considered both internal growth strategies and strategic business combinations as means of achieving economies of scale.

On May 5, 2015, Georgetown Bancorp’s President and Chief Executive Officer Robert E. Balletto and Chairman of the Board J. Richard Murphy met with the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer of a Boston-based financial institution (“Company A”), at the request of Company A.  The parties discussed various items, including the consolidating banking industry in general.  Messrs. Balletto and Murphy reported the results of this discussion to Georgetown Bancorp’s full Board of Directors.

On July 16, 2015, the Executive Vice President and Chief Operating Officer of Company A called Mr. Balletto, and indicated that, when the time was appropriate for Georgetown Bancorp, Company A would be interested in having more detailed discussions regarding a possible strategic partnership between the two companies.  Mr. Balletto relayed this expression of interest to the full Board of Directors.

On August 13, 2015, the President and Chief Executive Officer of Company A called Mr. Murphy, and expressed an interest in continuing dialogue regarding a possible strategic partnership between the two companies.  Mr. Murphy relayed this expression of interest to the full Board of Directors.

On August 25, 2015, President and Chief Executive Officer Balletto and Chairman of the Board Murphy met with the President and Chief Executive Officer and the Chief Financial Officer of a financial institution with operations in Massachusetts and Rhode Island (“Company B”), at the request of Company B.  The parties discussed general matters, including operating in the current banking environment.  Messrs. Balletto and Murphy reported the results of this discussion to the full Board of Directors.

On April 14, 2016, at a special board meeting, Georgetown Bancorp’s Board of Directors met as part of the Board’s ongoing assessment of Georgetown Bancorp’s strategic opportunities and challenges. Representatives of Keefe, Bruyette and Woods, Inc. (“KBW”) attended this meeting. KBW is a nationally recognized investment banking firm with substantial experience advising financial institutions, including with respect to mergers and acquisitions. In addition, KBW had previously served as financial advisor to Georgetown Bancorp in its “second-step” conversion and related stock offering that was completed in 2012. At this meeting, KBW discussed with the Board a general outlook for the economy, and reviewed the banking industry in general.  KBW also compared Georgetown Bancorp’s operating results to those of certain other publicly traded regional and national financial institutions. The Board also discussed both the mergers and acquisitions environment as well as 14 financial institutions with assets greater than $700 million that could be considered potential acquirors of Georgetown Bancorp, including their financial ability to acquire Georgetown Bancorp at hypothetical prices. These institutions had a presence in the Boston, Massachusetts market area and appeared to have the resources to pursue a potential business combination with Georgetown Bancorp and the ability to execute and complete a transaction.  The list of 14 institutions included Salem Five Bancorp, Company A and Company B.

At this special board meeting, the Board of Directors also discussed preliminary operating results for the quarter ended March 31, 2016.  The Board of Directors discussed that revenues had been negatively affected by Georgetown Bancorp’s enhancing its regulatory compliance staff and compliance programs, and the expectation that net income for the year ending December 31, 2016 would be significantly lower than net income for the year ended December 31, 2015.

On April 27, 2016, President and Chief Executive Officer Balletto and Chairman of the Board Murphy again met with the President and Chief Executive Officer and the Chief Financial Officer of Company B, at the request of Company B.  The parties discussed general matters, including current trends in the banking industry.  The parties agreed to remain in contact.  Messrs. Balletto and Murphy reported the results of this discussion to the full Board of Directors.

On May 4, 2016, at a special board meeting, the Board of Directors met to consider whether the Board should initiate a process for the potential sale of Georgetown Bancorp.  Representatives of KBW attended this meeting. The Board again reviewed the 14 institutions considered at the April 14, 2016 meeting.  The Board also considered expected costs that would be incurred in connection with a merger transaction, such as payments to terminate contracts with service providers and payments due under management change in control agreements, and how these costs would affect pricing in a merger transaction.  The Board reviewed with legal counsel the Board’s fiduciary duties in connection with different types of merger transactions.  The Board and KBW then discussed the engagement of KBW to render financial advisory and investment banking services to Georgetown Bancorp in connection with a possible sale of Georgetown Bancorp.  KBW also reviewed with the Board the merger and acquisition process.  At the end of this meeting, the Board of Directors authorized Chairman Murphy, Vice Chairman Mary L. Williams and President and Chief Executive Officer Balletto to negotiate the terms of KBW’s engagement.

On May 17, 2016, at a special board meeting, the Board of Directors reviewed the proposed engagement of KBW, which had been negotiated with KBW with the assistance of legal counsel.  Legal counsel again reviewed the Board’s fiduciary duties.  The Board of Directors unanimously agreed to authorize management to engage KBW.  The Board also discussed the establishment of a special committee to assist the Board of Directors in its decision-making process in connection with the merger process.  The Board of Directors would retain all decision-making authority.  Committee members would be identified by the Chairman of the Board, subject to Board approval.  Following this meeting, on May 20, 2016, KBW was engaged to act as Georgetown Bancorp’s financial advisor in connection with the possible sale of Georgetown Bancorp.

At a meeting of the special committee on June 1, 2016 that was attended by representatives of KBW, the special committee reviewed 14 financial institutions that the Board of Directors could consider as potential purchasers of Georgetown Bancorp.  These were the same 14 financial institutions considered at the April 14 and May 6 Board meetings.  The special committee discussed splitting the companies into two groups:  the primary group consisted of eight companies, including Company A and Company B, that were perceived to have the greatest potential interest in a transaction with Georgetown Bancorp and the experience and financial ability to compete aggressively in the process.  These companies would be contacted initially to determine an interest in acquiring Georgetown Bancorp, and the secondary group, consisting of six companies, including Salem Five Bancorp, that were perceived to be less interested or less capable of completing a transaction, or both, would be contacted in the event that initial contacts with the other eight companies did not yield satisfactory results.  After further discussion, a seventh company was added to the secondary list.  The special committee also reviewed how the process would be conducted and a potential timeline of events.

On June 14, 2016, at a special board meeting, the Board of Directors ratified the selection of Chairman Murphy, Vice Chairman Williams and Directors Stephen L. Flynn and David A. Splaine as the members of the special committee, and confirmed that the committee would facilitate the review of information but would not make decisions without the approval of the full Board.  The Board then discussed the 15 companies that were considered potential merger partners for Georgetown Bancorp, and divided those companies into two groups in a manner similar to that discussed by the special committee.  The Board of Directors authorized KBW to begin contacting the eight companies that constituted the primary group.  The Board of Directors also discussed how the process would be conducted.

At Georgetown Bancorp’s direction, between June 20, 2016 and June 24, 2016, KBW contacted nine financial institution holding companies to determine their level of interest in a possible business combination with Georgetown Bancorp.  The financial institution holding companies contacted included all eight entities initially perceived to have the greatest potential interest in a transaction with Georgetown Bancorp and the experience and financial ability to compete aggressively in the process, and one additional financial institution holding company that was previously included on the secondary list, but had contacted KBW to express an interest in acquiring Georgetown Bancorp if it were interested in pursuing a business combination.

Eight of the nine parties, including Company A and Company B, indicated a preliminary interest and were sent customary non-disclosure agreements that identified Georgetown Bancorp as the target financial institution. Georgetown Bancorp, with the assistance of counsel, negotiated and executed non-disclosure agreements with seven of these potential merger parties. On June 27, 2016, a virtual data room containing a confidential information memorandum and additional information about Georgetown Bancorp was opened and access was granted to each of these seven parties after they executed non-disclosure agreements. Parties were initially given until July 29, 2016 to submit non-binding indications of interest.

On June 27, 2016, Salem Five Bancorp’s President and Chief Executive Officer, Ping Yin Chai, called President and Chief Executive Officer Balletto.  Following a general discussion, Mr. Chai expressed an interest in discussing a potential merger transaction with Georgetown Bancorp.  Mr. Balletto referred Mr. Chai to representatives of KBW.  KBW provided Salem Five Bancorp with a non-disclosure agreement, which Salem Five Bancorp executed on June 30, 2016.  Salem Five Bancorp was granted access to the virtual data room, including the confidential information memorandum, on June 30, 2016.

At a regular board meeting held June 27, 2016, the Board of Directors reviewed the process and status to date, including which companies had executed non-disclosure agreements.

On July 5, 2016, the special committee held a meeting that was attended by representatives of KBW.  The special committee reviewed the process and status to date, including which companies had executed non-disclosure agreements.

On July 12, 2016, members of Georgetown Bancorp’s management met in person with representatives of Salem Five Bancorp. The meeting was held to answer additional due diligence questions from Salem Five Bancorp.

On July 19, 2016, members of Georgetown Bancorp’s management held a conference call with representatives of Company B, which had executed a non-disclosure agreement and accessed the virtual data room. The conference call was held to answer additional due diligence questions from Company B.

At a regular board meeting held July 25, 2016, the Board of Directors reviewed the process and status to date.

On July 28, 2016, members of Georgetown Bancorp’s management met in person with representatives of one of the financial institutions that had executed a non-disclosure agreement and accessed the virtual data room (“Company C”). The meeting was held to answer additional due diligence questions from Company C.

On July 29, 2016, Salem Five Bancorp submitted an indication of interest that contained a fixed, all-cash price of $24.75 per share of Georgetown Bancorp common stock.  Salem Five Bancorp did not offer board representation to any member of Georgetown Bancorp’s Board of Directors.  On that same day, Company C submitted an indication of interest that contained an all-stock price of $23.00 per share of Georgetown Bancorp common stock.  Company C proposed that one member of the Board of Directors of Georgetown Bancorp would be added to the board of directors of one of Company C’s subsidiary banks.  Company C’s indication of interest also required Georgetown Bancorp to negotiate exclusively with Company C. No other indications of interest from parties other than Salem Five Bancorp and Company C were received.

Following discussions between Salem Five Bancorp and KBW, on August 4, 2016, Salem Five Bancorp submitted a revised indication of interest that contained a fixed, all-cash price of $26.00 per share of Georgetown Bancorp common stock.  Salem Five Bancorp’s revised indication of interest also required Georgetown Bancorp to negotiate exclusively with Salem Five Bancorp.

On August 4, 2016, Company C notified KBW that Company C would not increase the price it was offering.

On August 5, 2016, the special committee met with representatives of KBW to review the process and status to date, as well as the initial and revised indications of interest received from Salem Five Bancorp.

On August 7, 2016, Company C contacted KBW to indicate that, based upon a recent increase in Company C’s stock price, it was increasing its offer to an all-stock price of $23.18 per share of Georgetown Bancorp common stock.  KBW discussed this recent development with the special committee on August 8, 2016.

At a special meeting held on August 8, 2016, the Board of Directors discussed with KBW the process and status to date, and KBW reported on the two indications of interest that had been received, and reviewed and discussed the terms of the two indications of interest.  The Board compared the pricing metrics of the indications of interest against those of selected New England merger transactions (transactions announced since January 1, 2013 where the target company had assets of less than $500 million).  The price to tangible book ratio of 151.7% offered by Salem Five Bancorp was just below the top quartile of pricing for these transactions, while the price to tangible book ratio of 134.7% offered by Company C was closer to the median pricing for these transactions.  Counsel again discussed with the Board its fiduciary duties, and the Board voted to authorize the special committee and management to negotiate an exclusivity agreement with Salem Five Bancorp.  Upon execution of the exclusivity agreement, the special committee and management were authorized to begin merger negotiations with Salem Five Bancorp, including conducting reverse due diligence. All major decisions would still be approved by the full Board of Directors.  The exclusivity agreement was executed on August 9, 2016, and provided that Georgetown Bancorp would negotiate exclusively with Salem Five Bancorp until September 16, 2016.

Salem Five Bancorp continued due diligence over the next few weeks.  At its regular meeting on August 22, 2016, the Board of Directors discussed with KBW the process to date and expected future events.  Georgetown Bancorp’s management, with the assistance of legal counsel, conducted in-person due diligence on Salem Five Bancorp on August 25, 2016, followed by telephone due diligence on September 7, 2016.  Representatives of KBW also attended the telephone meeting.

Counsel for Salem Five Bancorp provided an initial draft of the merger agreement on September 2, 2016.  The parties negotiated the terms of the merger agreement over the next few weeks.  On September 16, 2016, counsel for Salem Five Bancorp provided to counsel for Georgetown Bancorp initial proposals relating to consulting and post-merger employment for certain officers of Georgetown Bancorp, including a proposal with respect to Mr. Balletto.

On September 26, 2016, the special committee reviewed with KBW and legal counsel the process and status to date, and at a special meeting of the Board of Directors held on September 27, 2016 and attended by KBW and legal counsel, the Board of Directors reviewed the merger agreement in detail with legal counsel.  Legal counsel again reviewed the fiduciary obligations of the Board of Directors with respect to merger transactions.  The Board of Directors also agreed to extend the exclusivity period with Salem Five Bancorp to October 14, 2016, and received an update from KBW that KBW had not received any new or enhanced unsolicited offers of interest to acquire Georgetown Bancorp.

The parties continued negotiations regarding the terms of the merger agreement and exchanged drafts of and comments on the merger agreement.

On October 5, 2016, the Board of Directors held a special meeting.  Legal counsel updated the Board of Directors as to the status of negotiations with Salem Five Bancorp, and again discussed the Board’s fiduciary duties in the context of a merger transaction. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the Board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration to be received by the holders of Georgetown Bancorp common stock in the proposed merger was fair, from a financial point of view, to the holders of Georgetown Bancorp common stock.  After further discussion, and taking into consideration the factors described under ‘‘—Georgetown Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors that Georgetown Bancorp Stockholders Vote “FOR” Approval of the Merger Agreement,’’ the Board of Directors voted unanimously to approve the merger agreement with Salem Five Bancorp in substantially the form presented, to recommend that Georgetown Bancorp stockholders vote to approve the merger agreement and the Merger, and to authorize management, with the assistance of counsel, to finalize and execute the merger agreement and all related documents.

Following approval of the Board of Directors, on October 5, 2016, the parties executed the merger agreement. Georgetown Bancorp and Salem Five Bancorp issued a joint press release publicly announcing the transaction prior to the opening of the financial markets on October 6, 2016.

Georgetown Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors that Georgetown Bancorp Stockholders Vote “FOR” Approval of the Merger Agreement

The Georgetown Bancorp Board of Directors reviewed and discussed the proposed merger with management and Georgetown Bancorp’s financial and legal advisors in unanimously determining that the proposed merger is in the best interests of Georgetown Bancorp and its stockholders. In reaching its determination to approve the Merger Agreement, the Board of Directors considered a number of factors affecting the business, operations, financial condition, earnings and future prospects of Georgetown Bancorp. The material factors considered by the Board of Directors included:

•                                          The business strategy and strategic plan of Georgetown Bancorp, its prospects for the future, and its projected financial results.

•                                          A review of the risks and prospects of Georgetown Bancorp remaining independent, including the challenges of the current financial, operating and regulatory environment.

•                                          Management’s stand-alone financial projections, which estimated that, even if fully executed, Georgetown Bancorp would not achieve through organic growth a comparable level of stockholder value that the merger is expected to offer.

•                                          Management’s assessment of the execution risks involved in attaining the performance levels assumed by the forecasts.

•                                          Conditions and activity in the mergers and acquisition market providing a unique window of opportunity with respect to a merger of Georgetown Bancorp and delivering accelerated and enhanced stockholder value, as compared to organic growth.

•                                          The increasing costs associated with banking regulation, compliance and technology.

•                                          The anticipated costs associated with continuing to develop and enhance Georgetown Bancorp’s business capabilities.

•                                          The form and amount of the merger consideration, including the reduced volatility provided by cash consideration.

•                                          The purchase price per share to be paid by Salem Five Bancorp and the resulting valuation multiples.

•                                          The employment prospects for Georgetown Bancorp’s employees within the combined company.

•                                          Georgetown Bancorp’s and Salem Five Bancorp’s shared corporate values and commitment to serve their clients and communities.

•                                          Salem Five Bancorp’s historically strong financial condition and results of operations.

•                                          A review of the historical financial statements and condition of Georgetown Bancorp and certain other internal information, primarily financial in nature, relating to the business, earnings and balance sheet of Georgetown Bancorp.

•                                          The fact that the merger would combine two established banking franchises to create a well-positioned community bank with nearly $4.3 billion in assets.

•                                          The ability of Salem Five Bancorp to complete the merger from a business, financial and regulatory perspective.

•                                          The geographic fit of the branch networks of the combined company.

•                                          The effects of the merger on Georgetown Bank’s customers.

•                                          The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company.

•                                          The likelihood of successful integration and operation of the combined company.

•                                          The likelihood of obtaining the stockholder and regulatory approvals needed to complete the transaction.

•                                          The analyses presented by Luse Gorman, PC as to the structure of the merger, the Merger Agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that Georgetown Bancorp (including its Board of Directors) employed in considering potential strategic alternatives, including the merger with Salem Five Bancorp.

•                                          The results of the solicitation process conducted by Georgetown Bancorp, with the advice and assistance of its advisors.

•                                          Certain structural protections included in the Merger Agreement, including:

o                                        the fact that the Merger Agreement does not preclude a third party from making an unsolicited acquisition proposal to Georgetown Bancorp and that, under certain circumstances more fully described under “—Agreement Not to Solicit Other Offers,” Georgetown Bancorp may furnish non-public information to and enter into discussions with such third party regarding the acquisition proposal;

o                                        the ability of the Georgetown Bancorp Board of Directors to submit the Merger Agreement to the stockholders without recommendation, in which event the Board of Directors may communicate the basis for its lack of a recommendation to the extent required by law;

o                                        the ability of Georgetown Bancorp to terminate the Merger Agreement to enter into a definitive agreement for a superior proposal if certain requirements are met, in each case subject to the payment of a termination fee by Georgetown Bancorp of $2.0 million, an amount that was negotiated at arm’s-length and was determined by the Georgetown Bancorp Board of Directors to be reasonable; and

o                                        the covenant of Salem Five Bancorp to use its reasonable best efforts to obtain regulatory approval.

•                                          The financial presentation, dated October 5, 2016, of KBW to the Georgetown Bancorp Board of Directors and the opinion, dated October 5, 2016, of KBW to the Georgetown Bancorp Board of Directors as to the fairness, from a financial point of view, as of the date of the opinion, to the holders of Georgetown Bancorp common stock of the merger consideration in the merger, as more fully described below under “—Opinion of Georgetown Bancorp’s Financial Advisor.”

The Georgetown Bancorp Board of Directors also considered a number of potential risks and uncertainties in connection with its consideration of the proposed Merger, including, without limitation, the following:

•                                          The challenges of integrating Georgetown Bancorp’s business, operations and employees with those of Salem Five Bancorp.

•                                          The need to and likelihood of obtaining approval by stockholders of Georgetown Bancorp and regulators in order to complete the transaction.

•                                          The risks and costs associated with entering into the Merger Agreement and restrictions on the conduct of Georgetown Bancorp’s business before the merger is completed.

•                                          The fact that a termination fee of $2.0 million would have to be paid to Salem Five Bancorp under certain circumstances described in the Merger Agreement and discussed further under the caption “Proposal I—Approval of the Merger Agreement—Termination Fee.”

•                                          The impact that provisions of the Merger Agreement relating to payment of a termination fee by Georgetown Bancorp may have on Georgetown Bancorp receiving an alternative takeover proposal.

•                                          The potential costs associated with executing the Merger Agreement, including change in control payments and related costs, as well as estimated advisor fees.

•                                          The possibility of litigation in connection with the merger.

The Board of Directors evaluated the factors described above and reached a unanimous determination that the merger was in the best interests of Georgetown Bancorp and its stockholders. In reaching its determination to approve and recommend the transaction, Georgetown Bancorp’s Board of Directors looked at the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, and individual directors may have given different weights to different factors. The Board of Directors considered these factors as a whole, including the potential risks, uncertainties and disadvantages associated with the merger, and overall considered the benefits of the merger to be favorable and outweigh the potential risks, uncertainties and disadvantages of the merger. It should be noted that this explanation of the Board of Directors’ reasoning and certain other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Information.”

The Board of Directors unanimously determined that the merger, the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Georgetown Bancorp and its stockholders. The Board of Directors also unanimously determined that the Merger Agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Georgetown Bancorp’s business strategies. Accordingly, the Board of Directors unanimously approved and adopted the Merger Agreement and the merger and unanimously recommends that Georgetown Bancorp stockholders vote “FOR” approval of the Merger Agreement and the merger.

The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but constitutes the material factors considered by the Board. In reaching its unanimous determination to approve and recommend the Merger Agreement, the Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the Merger Agreement were the product of arm’s-length negotiations between representatives of Georgetown Bancorp and Salem Five Bancorp.

Opinion of Georgetown Bancorp’s Financial Advisor

Georgetown Bancorp engaged KBW to render financial advisory and investment banking services to Georgetown Bancorp, including an opinion to the Georgetown Bancorp Board of Directors as to the fairness, from a financial point of view, to the holders of Georgetown Bancorp common stock of the merger consideration to be received by such stockholders in the merger. Georgetown Bancorp selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the Georgetown Bancorp Board held on October 5, 2016, at which the Georgetown Bancorp Board evaluated the proposed merger.  At this meeting,

KBW reviewed the financial aspects of the proposed merger and rendered to the Georgetown Bancorp Board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the merger consideration to be received by the holders of Georgetown Bancorp common stock in the proposed merger was fair, from a financial point of view, to the holders of Georgetown Bancorp common stock. The Georgetown Bancorp Board unanimously approved the Merger Agreement at the October 5, 2016 meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this proxy statement and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion.  The opinion was for the information of, and was directed to, the Georgetown Bancorp Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the merger consideration to the holders of Georgetown Bancorp common stock.  It did not address the underlying business decision to engage in the merger or enter into the Merger Agreement or constitute a recommendation to the Georgetown Bancorp Board in connection with the merger, and it does not constitute a recommendation to any holder of Georgetown Bancorp common stock or any stockholder of any other entity regarding how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Georgetown Bancorp and bearing upon the merger, including among other things:

•                                          a draft of the merger agreement dated October 4, 2016 (the most recent draft then made available to KBW);

•                                          the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of Georgetown Bancorp;

•                                          the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of Georgetown Bancorp;

•                                          certain regulatory filings of Georgetown Bancorp and Georgetown Bank, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three-year period ended December 31, 2015, to the quarter ended March 31, 2016 and to the semi-annual period and quarter ended June 30, 2016;

•                                          certain other interim reports and other communications of Georgetown Bancorp to its stockholders; and

•                                          other financial information concerning the business and operations of Georgetown Bancorp and Salem Five Bancorp that was furnished to KBW by Georgetown Bancorp or Salem Five Bancorp or that KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•                                          the historical and current financial position and results of operations of Georgetown Bancorp;

•                                          the assets and liabilities of Georgetown Bancorp;

•                                          the nature and terms of certain other merger transactions and business combinations in the banking industry;

•                                          a comparison of certain financial and stock market information for Georgetown Bancorp with similar information for certain other companies the securities of which are publicly traded; and

•                                          financial and operating forecasts and projections of Georgetown Bancorp that were prepared by, and provided to KBW and discussed with KBW by, Georgetown Bancorp management and that were used and relied upon by KBW at the direction of such management and with the consent of the Georgetown Bancorp Board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held with the respective managements of Georgetown Bancorp and Salem Five Bancorp regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by or on behalf of Georgetown Bancorp, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Georgetown Bancorp.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Georgetown Bancorp as to the reasonableness and achievability of the financial and operating forecasts and projections of Georgetown Bancorp referred to above (and the assumptions and bases therefor) that were prepared by, and provided to KBW and discussed with KBW by, such management and KBW assumed that such forecasts and projections were reasonably prepared on a bases reflecting the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management.

It is understood that such forecasts, projections and estimates provided to KBW and used and relied upon by it were not prepared with the expectation of public disclosure, that all such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the management of Georgetown Bancorp and with the consent of Georgetown Bancorp, that the forecasts, estimates and projections of Georgetown Bancorp that were prepared and provided to KBW by Georgetown Bancorp management provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Georgetown Bancorp since the date of the last financial statements that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Georgetown Bancorp’s consent, that the aggregate allowances for loan and lease losses for Georgetown Bancorp are adequate to cover such losses.

In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Georgetown Bancorp or Salem Five Bancorp, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Georgetown Bancorp or Salem Five Bancorp under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be bought or sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•                                          the merger and any related transaction (including the bank subsidiary merger) would be completed substantially in accordance with the terms set forth in the draft merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft version reviewed by KBW) with no adjustments to the merger consideration and with no other payments in respect of Georgetown Bancorp common stock;

•                                          the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement were true and correct;

•                                          each party to the Merger Agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•                                          there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction (including the bank subsidiary merger) and that all conditions to the completion of the merger and any related transaction (including the bank subsidiary merger) would be satisfied without any waivers or modifications to the Merger Agreement or any of the related documents; and

•                                          in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction (including the bank subsidiary merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Georgetown Bancorp.

KBW assumed that the merger would be consummated in a manner that complied with all applicable federal and state statutes, rules and regulations. KBW was further advised by Georgetown Bancorp that Georgetown Bancorp relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Georgetown Bancorp, Salem Five Bancorp, Bright Star, Inc., the merger and any related transaction (including the bank subsidiary merger), and the Merger Agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, to the holders of Georgetown Bancorp common stock of the merger consideration to be received by such stockholders in the merger. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank subsidiary merger), including without limitation, the form or structure of the merger or any related transaction, any consequences of the merger or any related transaction to Georgetown Bancorp, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•                                    the underlying business decision of Georgetown Bancorp to engage in the merger or enter into the Merger Agreement;

•                                    the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Georgetown Bancorp or the Georgetown Bancorp Board;

•                                    the fairness of the amount or nature of the compensation to any of Georgetown Bancorp’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Georgetown Bancorp common stock;

•                                    the effect of the merger or any related transaction on, or the fairness of any consideration to be received by, holders of any class of securities of Georgetown Bancorp (other than the holders of Georgetown Bancorp common stock (solely with respect to the merger consideration, as described in KBW’s opinion and not relative to any consideration to be received by holders of any other class of securities)) or any other party to any transaction contemplated by the Merger Agreement;

•                                    whether Salem Five Bancorp has sufficient cash, available lines of credit or other sources of funds to enable it to pay the merger consideration to the holders of Georgetown Bancorp common stock at the closing of the merger;

•                                    any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the Merger Agreement; or

•                                    any legal, financial reporting, regulatory, accounting, tax or similar matters relating to Georgetown Bancorp, Salem Five Bancorp, their respective stockholders, Bright Star, Inc., or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank subsidiary merger).

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW and Georgetown Bancorp. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be bought or sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Georgetown Bancorp Board in making its determination to approve the Merger Agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Georgetown Bancorp Board with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between Georgetown Bancorp and Salem Five Bancorp and the decision of Georgetown Bancorp to enter into the Merger Agreement was solely that of the Georgetown Bancorp Board.

The following is a summary of the material financial analyses presented by KBW to the Georgetown Bancorp Board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Georgetown Bancorp Board, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format.  The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of Georgetown Bancorp to 10 selected banks and thrifts headquartered in the Northeastern region (defined as Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont) that were publicly traded with total assets between $200 million and $500 million. Announced merger targets and mutual holding companies were excluded from the selected companies.

The selected companies were as follows:

SBT Bancorp, Inc. (CT)	Ledyard Financial Group, Inc. (NH)
Guaranty Bancorp, Inc. (NH)	Middlebury National Corporation (VT)
Grand Bank Corporation (MA)	First Colebrook Bancorp, Inc. (NH)
Peoples Trust Company of St. Albans (VT)	Melrose Bancorp, Inc. (MA)
First Suffield Financial, Inc. (CT)	Pilgrim Bancshares, Inc. (MA)

To perform this analysis, KBW used profitability data and other financial information as of, or for the latest 12 months (“LTM”) or most recent reported quarter ended, June 30, 2016 and market pricing data as of September 30, 2016. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Georgetown Bancorp’s historical financial statements, as a result of the different period, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Georgetown Bancorp and the selected companies:

	Georgetown Bancorp	Selected Companies 25th Percentile	Selected Companies Median	Selected Companies Average	Selected Companies 75th Percentile

LTM Return of Average Assets	0.39%	0.38%	0.53%	0.55%	0.61%
LTM Return of Average Equity	3.66%	3.89%	4.95%	5.23%	6.64%
LTM Net Interest Margin	3.67%	3.06%	3.27%	3.16%	3.32%
LTM Noninterest Income / Average Assets	0.40%	0.43%	0.63%	0.73%	0.81%
LTM Noninterest Expense / Average Assets	3.25%	3.21%	3.11%	3.00%	2.62%
LTM Efficiency Ratio	82.22%	84.27%	80.31%	79.83%	78.37%

KBW’s analysis also showed the following concerning the financial condition of Georgetown Bancorp and the selected companies:

	Georgetown Bancorp	Selected Companies 25th Percentile	Selected Companies Median	Selected Companies Average	Selected Companies 75th Percentile

Tangible Common Equity / Tangible Assets	10.80%	9.24%	10.24%	10.91%	12.30%
Total Risk-Based Capital Ratio	14.07%	14.18%	15.17%	16.93%	20.14%
Loans / Deposits	112.46%	79.31%	88.54%	88.59%	97.72%
Loan Loss Reserve / Gross Loans	0.95%	0.76%	0.86%	0.94%	0.93%
Nonperforming Assets / Assets (1)	0.77%	0.88%	0.70%	0.99%	0.66%
LTM Net Charge-Off / Average Loans	0.00%	0.05%	0.01%	0.06%	0.00%

(1) Nonperforming assets include nonaccrual loans, loans 90+ days past due, TDRs and OREO

In addition, KBW’s analysis showed the following concerning the market performance of Georgetown Bancorp and, to the extent publicly available, the selected companies:

	Georgetown Bancorp	Selected Companies 25th Percentile	Selected Companies Median	Selected Companies Average	Selected Companies 75th Percentile

One - Year Stock Price Change	8.59%	(1.37%)	0.57%	1.26%	5.72%
YTD Stock Price Change	7.61%	(1.58%)	(0.64%)	0.64%	0.54%
Stock Price / Tangible Book Value per Share	1.18x	0.73x	0.89x	0.88x	1.03x
Stock Price / LTM EPS	32.00x	14.49x	19.15x	21.57x	24.13x
Dividend Yield (1)	0.96%	0.00%	1.92%	1.61%	2.75%
LTM Dividend Payout (2)	29.62%	0.00%	36.26%	27.89%	48.13%

(1) Dividend yield calculated using MRQ reported dividend as a percentage of current share price.

(2) Dividend payout calculated using LTM reported dividend as a percentage of LTM EPS.

No company used in the above selected companies analysis is identical to Georgetown Bancorp. Accordingly, an analysis of these results is not mathematical. Rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Selected Transactions Analysis. KBW reviewed publicly available information related to 20 selected U.S. bank and thrift transactions announced since January 1, 2015 with acquired company assets between $200 million and $500 million, LTM return on average assets between 0.00% and 0.75% and nonperforming assets to assets ratios less than 2.0%. The selected transactions were as follows:

Acquiror:	Acquired Company:	State:
HomeTrust Bancshares, Inc.	TriSummit Bancorp, Inc.	TN
United Community Financial Corp.	Ohio Legacy Corp	OH
Stonegate Bank	Insignia Bank	FL
RCB Holding Company, Inc.	Cornerstone Alliance, Ltd.	KS
Independent Bank Corp.	New England Bancorp, Inc.	MA
Norwood Financial Corp.	Delaware Bancshares, Inc.	NY
Lakeland Bancorp, Inc.	Harmony Bank	NJ
Pacific Commerce Bancorp	ProAmérica Bank	CA
Seacoast Banking Corporation of Florida	Floridian Financial Group, Inc.	FL
Renasant Corporation	KeyWorth Bank	GA
Revere Bank	BlueRidge Bank	MD
Northfield Bancorp, Inc.	Hopewell Valley Community Bank	NJ
Lakeland Bancorp, Inc.	Pascack Bancorp, Inc.	NJ
National Commerce Corporation	Reunion Bank of Florida	FL
Bear State Financial, Inc.	Metropolitan National Bank	MO
Southwest Bancorp, Inc.	First Commercial Bancshares, Inc.	OK
Heritage Commerce Corp	Focus Business Bank	CA
Horizon Bancorp	Peoples Bancorp, Inc.	IN
Sunshine Bancorp, Inc.	Community Southern Holdings, Inc.	FL
United Community Banks, Inc.	MoneyTree Corporation	TN

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the latest publicly available financial statements for the acquired company available prior to the announcement of the respective transaction:

•                                          Price per common share to LTM earnings per share (“EPS”) of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•                                          Price per common share to book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total common equity);

•                                          Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity); and

•                                          Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium;

The results of the analysis (excluding the impact of the LTM EPS multiple for one of the selected transactions, which multiple was considered to be not meaningful because it was either negative or greater than 70.0x) are set forth in the following table:

	Salem /	Selected			Selected
	Georgetown	Transactions	Selected	Selected	Transactions
	Bancorp	25th	Transactions	Transactions	75th
	Merger	Percentile	Median	Average	Percentile

Transaction Price / LTM EPS (1)	40.0x	21.2x	25.7x	28.6x	32.5x
Transaction Price / Book Value	147.8%	119.4%	130.0%	131.1%	140.1%
Transaction Price / Tangible Book Value	147.8%	124.1%	134.9%	135.5%	140.8%
Core Deposit Premium	10.2%	3.8%	5.1%	5.2%	6.5%

(1) LTM EPS multiples were tax-effected at 35% in the case of two selected S-corporation transactions.

No company or transaction used in the selected transaction analysis is identical to Georgetown Bancorp or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Georgetown Bancorp. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of Georgetown Bancorp prepared by and provided to KBW by Georgetown Bancorp management, and assumed discount rates ranging from 14.0% to 18.0%. The range of values was determined by adding (i) the present value of estimated free cash flows that Georgetown Bancorp could generate over the five-year period from 2016 to 2021 as a stand-alone company and (ii) the present value of implied terminal values of Georgetown Bancorp at the end of such period. KBW assumed that Georgetown Bancorp would maintain a tangible common equity / tangible asset ratio of 8.00% and would retain sufficient earnings to maintain that level. KBW derived implied terminal values using two methodologies, one based on tangible book value multiples and the other based on 2021 earnings multiples. Using implied terminal values for Georgetown Bancorp calculated by applying a terminal multiple range of 85.0% to 105.0% to Georgetown Bancorp’s estimated tangible book value as of December 31, 2021, this discounted cash flow analysis resulted in a range of implied values per share of Georgetown Bancorp stock of approximately $11.02 to $14.65 per share. Using implied terminal values for Georgetown Bancorp calculated by applying a terminal multiple range of 13.0x to 17.0x to Georgetown Bancorp’s estimated 2021 earnings, this discounted cash flow analysis resulted in a range of implied values per share of Georgetown Bancorp stock of approximately $10.53 to $14.61 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Georgetown Bancorp.

Miscellaneous. KBW acted as financial advisor to Georgetown Bancorp and not as an advisor to or agent of any other person. As part of KBW’s investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of their broker-dealer businesses and pursuant to certain existing sales and trading relationships, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Georgetown Bancorp and Salem Five Bancorp, and as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Georgetown Bancorp  for its and their own accounts and for the accounts of its and their respective customers and clients.

Pursuant to the KBW engagement agreement, Georgetown Bancorp agreed to pay KBW a total cash fee equal to 1.10% of the aggregate merger consideration, $100,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the completion of the merger. Georgetown Bancorp also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Georgetown Bancorp. During the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Salem Five Bancorp. KBW may in the future provide investment banking and financial advisory services to Georgetown Bancorp or Salem Five Bancorp and receive compensation for such services.

Certain Prospective Financial Information Provided by Georgetown Bancorp

Georgetown Bancorp does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other things, the inherent uncertainty of certain underlying assumptions and estimates. However, during the third quarter of 2016, Georgetown Bancorp provided to Salem Five Bancorp a summary of certain internal financial forecasts prepared in the fourth fiscal quarter of 2015, and updated these projections in the third fiscal quarter of 2016. These internal financial forecasts were prepared by Georgetown Bancorp’s management as part of the annual budget process. A summary of those financial forecasts is included in this proxy statement because such forecasts were made available to Salem Five Bancorp. They were also provided to KBW, along with other prospective financial information also described below.

The selected financial forecasts described below were not prepared with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for Prospective Financial Information, or generally accepted accounting principles (“GAAP”), and are included in this proxy statement only because they were made available in part to Salem Five Bancorp and KBW in connection with the proposed merger. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Georgetown Bancorp’s management. Georgetown Bancorp’s independent auditor, Baker Newman & Noyes, P. A., LLC, did not examine, compile or perform any procedures with respect to the prospective financial information described below and, accordingly, such firm does not express an opinion or any other form of assurance with respect thereto.

The financial forecasts described below are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from such estimates and should be read with caution. Although presented with numerical specificity, these estimates are based upon a variety of assumptions made by Georgetown Bancorp’s management with respect to, among other things, industry performance, general economic, market, interest rate, and financial conditions, the timing and level of new loan originations and deposit generation, operating and other revenues and expenses, effective tax rates, capital expenditures, working capital and other matters. Some or all of the assumptions may not be realized, and as historical performance suggests, they are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Georgetown Bancorp. In addition, some of these assumptions, by their nature, are subjective in many respects.

Accordingly, the assumptions made in preparing these estimates may prove to be inaccurate and actual results may differ materially from these estimates. In addition, the forecasts do not take into account any of the expense savings or charges expected to result from the merger or any other matters contemplated by the Merger Agreement, including limitations imposed in the Merger Agreement on Georgetown Bancorp’s ability to engage in certain activities pending completion of the merger without Salem Five Bancorp’s consent.

For these reasons, the description of the financial forecasts in this proxy statement should not be regarded as an indication that they are necessarily predictive of actual future performance and they should not be relied on as such. No one has made, or makes, any representation regarding these estimates by their inclusion in this proxy statement and, except as may be required by applicable securities laws, Georgetown Bancorp does not intend to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even if any or all of the assumptions underlying the projections are shown to be in error. For additional information on factors that may cause future financial results to materially vary from those reflected in the projections prepared by Georgetown Bancorp’s management, see the section entitled “Cautionary Statement Regarding Forward-Looking Information.”

Below are certain financial projections that were prepared by Georgetown Bancorp’s management and were provided to Salem Five Bancorp in connection with the proposed merger.

Initial projections

	At or For the Years Ending December 31,
	2016	2017	2018
Selected Ratios:
Return on assets	0.36%	0.40%	0.47%
Return on equity	3.46%	3.99%	4.92%
Market price per share	$19.25	$19.85	$20.45
Earnings per share	$0.61	$0.72	$0.93
Book value per share	$17.82	$18.46	$19.30
Net interest margin	3.65%	3.68%	3.73%
Efficiency ratio	82.80%	80.32%	77.45%
Allowance for loan losses to loans	0.93%	0.95%	0.96%
Commercial real estate loans to risk-based capital	275%	293%	305%
Non-residential loans to risk-based capital	363%	384%	399%
Shareholder equity to assets	10.10%	9.63%	9.39%
Leverage Ratio (bank only)	9.60%	9.38%	9.35
Common Equity Tier 1 Risk-Based Capital Ratio (bank only)	12.05%	12.31%	12.15%
Tier 1 Risk-Based Capital Ratio (bank only)	12.05%	12.31%	12.15%
Total Risk-Based Capital Ratio (bank only)	13.09%	13.41%	13.27%

	At December 31,
	2016	2017	2018
	(In thousands)
Selected Financial Condition Data (Average Balances):
Total commercial loans	$174,577	$199,575	$224,573
Total loans	286,303	311,793	337,283
Total securities	25,910	27,409	26,507
Reserve for loan losses	2,659	2,950	3,241
Total assets	322,399	350,304	375,919
Total deposits	249,753	289,753	329,753
FHLB advances	36,774	23,512	7,584
Stockholders’ equity	32,574	33,741	35,284

	For the Years Ending December 31,
	2016	2017	2018
	(In thousands)
Selected Operating Data:
Interest income	$13,156	$14,398	$16,233
Interest expense	2,309	2,702	3,358
Net interest income	10,847	11,696	12,875
Provision for loan losses	350	491	541
Net interest income after provision for loan losses	10,497	11,205	12,334
Mortgage banking income	324	341	335
Gain on sale of SBA loans	250	300	360
Other non-interest income	890	922	960
Non-interest expense	10,180	10,637	11,241
Income before income taxes	1,781	2,131	2,748
Income taxes	669	809	1,055
Net income	$1,112	$1,322	$1,693

Updated Projections

	At or For the Years Ending December 31,
	2016	2017
Selected Ratios:
Return on assets	0.16%	0.21%
Return on equity	1.55%	2.13%
Market price per share	$20.30	$20.90
Earnings per share	$0.28	$0.38
Book value per share	$17.77	$18.08
Net interest margin	3.50%	3.51%
Efficiency ratio	88.39%	86.78%
Allowance for loan losses to loans	0.97%	0.98%
Commercial real estate loans to risk-based capital	282%	306%
Non-residential loans to risk-based capital	351%	376%
Shareholder equity to assets	10.15%	9.64%
Leverage Ratio (bank only)	9.43%	9.10%
Common Equity Tier 1 Risk-Based Capital Ratio	12.38%	11.83%
Tier 1 Risk-based Capital Ratio	12.38%	11.83%
Total Risk-Based Capital Ratio	13.51%	12.97%

	At December 31,
	2016	2017
	(In thousands)
Selected Financial Condition Data (Average Balances):
Total commercial loans	$174,480	$199,473
Total loans	285,058	310,543
Total securities	27,377	26,428
Reserve for loan losses	2,764	3,055
Total assets	322,451	347,902
Total deposits	246,824	276,824
FHLB advances	39,387	34,004
Stockholders’ equity	32,714	33,549

	For the Years Ending December 31,
	2016	2017
	(In thousands)
Selected Operating Data:
Interest income	$12,949	$14,060
Interest expense	2,481	2,911
Net interest income	10,468	11,149
Provision for loan losses	354	540
Net interest income after provision for loan losses	10,114	10,609
Mortgage banking income	195	286
Gain on sale of SBA loans	15	60
Other non-interest income	849	875
Non-interest expense	10,407	10,723
Income before income taxes	766	1,107
Income taxes	271	400
Net income	$495	$707

Georgetown Bancorp did not provide Salem Five Bancorp updated financial information at or for the year ending December 31, 2018.

The prospective financial information for Georgetown Bancorp that was provided to KBW (but not Salem Five Bancorp) by Georgetown Bancorp’s management and utilized and relied upon by KBW, as described in “—

Opinion of Georgetown Bancorp’s Financial Advisor,” included additional information from the financial projections disclosed above. Specifically, KBW was provided with and used the following: (a) that Georgetown Bancorp’s asset growth would be 7.5% per year after a 2018 estimate of $376 million, and (b) that Georgetown Bancorp’s earnings estimates (before expected cost savings) would be $1.1 million ($0.62 per share) in 2018, $1.5 million ($0.85 per share) in 2019, $1.9 million ($1.07 per share) in 2020 and $2.3 million ($1.30 per share) in 2021.

The inclusion of the foregoing financial projections in this proxy statement should not be regarded as an admission or representation by Georgetown Bancorp or Salem Five Bancorp that they are considered to constitute material information of Georgetown Bancorp.

Surrender of Certificates; Payment of Merger Consideration

No later than one business day prior to the effective time of the merger, Salem Five Bancorp will deposit with an exchange agent cash in an amount equal to $26.00 per outstanding share of Georgetown Bancorp common stock, other than shares to be cancelled pursuant to the Merger Agreement. The exchange agent will facilitate the payment of the merger consideration to the holders of certificates representing shares of Georgetown Bancorp common stock. Salem Five Bancorp will select an exchange agent reasonably acceptable to Georgetown Bancorp.

As promptly as practicable after the effective time of the merger, but no later than five business days after the effective time of the merger, the exchange agent will mail to each holder of record of Georgetown Bancorp common stock certificates a letter of transmittal with instructions on how to surrender certificates representing shares of Georgetown Bancorp common stock for the merger consideration.

Please do not send in your Georgetown Bancorp stock certificates until you receive the letter of transmittal and instructions from the exchange agent. Do not return your stock certificates with the enclosed proxy.

After you mail the letter of transmittal and your Georgetown Bancorp stock certificates in accordance with the instructions you will receive, you will then be mailed a check in the amount of cash for the merger consideration that you are entitled to receive. The stock certificates you surrender will be canceled. You will not be entitled to receive interest on any portion of the merger consideration.

Any portion of the merger consideration that remains unclaimed by the stockholders of Georgetown Bancorp for more than 12 months after the effective time of the merger will be repaid to Salem Five Bancorp. If you have not complied with the exchange procedures described above within the time period previously described, you may only look to Salem Five Bancorp for payment of the merger consideration you are entitled to receive in exchange for your shares of common stock, without any interest, and subject to applicable abandoned property, escheat and similar laws.

If your Georgetown Bancorp stock certificates have been lost, stolen or destroyed, you will be required to make an affidavit before you receive any consideration for your shares. The exchange agent will send you instructions on how to complete such an affidavit. You may be required to post a bond in an amount sufficient to protect Salem Five Bancorp, Georgetown Bancorp, the exchange agent or any of their respective representatives or agents against claims related to your common stock.

Salem Five Bancorp or the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any Georgetown Bancorp stockholder the amounts Salem Five Bancorp or the exchange agent, as the case may be, are required to deduct and withhold under any applicable federal, state, local or foreign tax law. If Salem Five Bancorp or the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Certain Federal Income Tax Consequences to U.S. Holders

The following is a discussion of certain federal income tax consequences of the merger to U.S. holders (as defined below) of Georgetown Bancorp common stock whose shares are converted into the right to receive $26.00 in cash per share at closing. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Georgetown Bancorp stockholders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences described herein.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Georgetown Bancorp common stock that is:

•              an individual citizen or resident of the United States;

•              a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof (or the District of Columbia);

•              a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•              an estate, the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that the Georgetown Bancorp common stock is held for investment purposes. This discussion does not address all aspects of U.S federal income tax that may be relevant to an Georgetown Bancorp stockholder in light of its particular circumstances, or that may apply to a Georgetown Bancorp stockholder that is subject to special treatment under the U.S. federal income tax laws (including but not limited to foreign persons (generally, a person that is not a citizen or resident of the United States, a U.S. domestic corporation, or a person that would otherwise be subject to U.S. federal income tax on a net income basis with respect to their Georgetown Bancorp common stock), financial institutions, tax-exempt organizations, dealers in securities or foreign currencies, entities that are treated for federal income tax purposes as partnerships or other pass-through entities, insurance companies or employees who acquired the stock pursuant to the exercise of employee stock options or other compensation arrangements). This discussion is for general information only and is not tax advice. The U.S. federal income tax consequences described below are not intended to constitute a complete description of all tax consequences relating to the merger. Georgetown Bancorp stockholders are urged to consult their own tax advisors to determine the tax consequences to them of, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws to, the receipt of the cash consideration in exchange for Georgetown Bancorp common stock pursuant to the merger.

The receipt of the merger consideration by a U.S. holder in exchange for shares of Georgetown Bancorp common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of Georgetown Bancorp common stock generally will recognize capital gain or loss at the effective time of the merger equal to the difference, if any, between:

•              $26.00 in cash received by the U.S. holder in exchange for such Georgetown Bancorp common stock; and

•              the U.S. holder’s adjusted tax basis in such Georgetown Bancorp common stock.

Such gain or loss generally will be a long-term capital gain or loss if the U.S. holder’s holding period for the Georgetown Bancorp common stock surrendered in the merger exceeds one year as of the date of the merger. In general, long-term capital gain of individuals currently is subject to U.S. federal income tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Code. The amount and character of gain or loss must be determined separately for each block of Georgetown Bancorp common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for the merger consideration in the merger.

Under the Code, the cash consideration received in the merger by a U.S. holder may be subject to U.S. information reporting and backup withholding. Backup withholding (currently at a rate of 28%) will apply with respect to the amount of cash received by a non-corporate U.S. holder, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number on an IRS Form W-9 (enclosed with the letter of transmittal sent by the exchange agent), and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

THE FOREGOING DISCUSSION DOES NOT CLAIM TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. GEORGETOWN BANCORP STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

Certain Effects of the Merger

If the Merger Agreement is approved by Georgetown Bancorp’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Bright Star, Inc., the merger subsidiary of Salem Five Bancorp, will merge with and into Georgetown Bancorp, with Georgetown Bancorp as the surviving corporation, and thereafter Georgetown Bancorp will be dissolved and liquidated into Salem Five Bancorp. As a result, the separate corporate existence of Georgetown Bancorp will cease, and Salem Five Bancorp will continue as the surviving entity. In addition, Georgetown Bank will merge with and into Salem Five Cents Savings Bank. As a result of the merger, the separate corporate existence of Georgetown Bank will cease, and Salem Five Cents Savings Bank will continue as the surviving entity.

When the merger is completed, each share of common stock of Georgetown Bancorp (other than shares of common stock owned by Georgetown Bancorp as treasury stock or owned by any subsidiary of Georgetown Bancorp) issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $26.00 in cash per share at closing. At the effective time of the merger, Georgetown Bancorp’s stockholders will cease to have ownership interests in Georgetown Bancorp or rights as stockholders of Georgetown Bancorp.

Georgetown Bancorp’s shares of common stock are currently registered under the Securities Exchange Act of 1934, as amended, and are traded on the NASDAQ Capital Market under the symbol “GTWN.” As a result of the merger, Georgetown Bancorp’s common shares will cease to be traded on the NASDAQ Capital Market. In addition, the registration of Georgetown Bancorp common shares under the Securities Exchange Act of 1934, as amended will be terminated, and Georgetown Bancorp will no longer file periodic and other reports with the Securities and Exchange Commission.

Effects on Georgetown Bancorp and Our Stockholders if the Merger is Not Completed

If the Merger Agreement is not approved by Georgetown Bancorp’s stockholders or if the merger is not completed for any other reason, Georgetown Bancorp’s stockholders will not receive any payment for their shares in connection with the merger. If the Merger Agreement is terminated under certain circumstances, Georgetown

Bancorp would be obligated to pay a $2.0 million termination fee to Salem Five Bancorp. For a description of the circumstances obligating payment of the termination fee, see “Proposal I—Approval of the Merger Agreement—Termination Fee.”

Appraisal Rights

Under Georgetown Bancorp’s Articles of Incorporation, Georgetown Bancorp’s stockholders are not entitled to exercise any rights of an objecting stockholder provided under Title 3, Subtitle 2 of the Maryland General Corporation Law, unless the Board of Directors determines that such rights apply with respect to a transaction. The Board of Directors of Georgetown Bancorp has not made such a determination with respect to the merger. Accordingly, the stockholders of Georgetown Bancorp do not have appraisal rights with respect to the Merger.

Financial Interests of Directors and Executive Officers in the Merger

As described below, certain of Georgetown Bancorp’s executive officers and directors have interests in the merger that are in addition to, or different from, the interests of Georgetown Bancorp’s stockholders generally. Georgetown Bancorp’s Board of Directors was aware of these interests and took them into account in approving the merger. These interests represent an aggregate estimated amount of approximately $3.8 million and include the following:

Stock Options. Under the terms of the Merger Agreement, outstanding and unexercised stock options to purchase shares of Georgetown Bancorp common stock granted under Georgetown Bancorp’s 2009 Equity Incentive Plan and 2014 Equity Incentive Plan, whether or not vested or exercisable, will become fully vested and will entitle the holder to a cash payment equal to the excess of the merger consideration over the exercise price per option multiplied by the number of stock options held, less applicable taxes required to be withheld.  Set forth below is the number of outstanding and unexercised stock options held by each director and executive officer and the weighted-average exercise price of each individual’s stock options:

Executive/Director of Georgetown Bancorp	Georgetown Bancorp Stock Options (#)	Weighted-Average Exercise Price ($)
Robert E. Balletto	27,387	14.34
Keith N. Congdon	3,916	14.79
Kathleen R. Sachs	2,718	17.13
David A. Splaine	3,916	14.79
Robert T. Wyman	3,366	15.67
Stephen L. Flynn	3,916	14.79
Thomas L. Hamelin	3,916	14.79
Marybeth McInnis	3,916	14.79
J. Richard Murphy	5,135	15.35
Mary L. Williams	4,328	15.40
Frederick Weismann	14,130	16.87
Joseph W. Kennedy	17,049	14.32

Acceleration of Vesting of Restricted Stock Awards. Under the terms of the Merger Agreement, Georgetown Bancorp restricted stock awards that have not yet vested will become fully vested and will be exchanged for the merger consideration at the completion of the merger. Based upon the equity holdings as of the Georgetown Bancorp record date, the number of unvested restricted stock awards that will become vested as a result of the merger held by the executive officers and non-employee directors of Georgetown Bancorp, assuming the merger closes on March 31, 2017, are as follows:

Executive/Director of Georgetown Bancorp	Unvested Restricted Stock Awards (#)
Robert E. Balletto	4,610
Keith N. Congdon	491
Kathleen R. Sachs	491
David A. Splaine	491
Robert T. Wyman	491
Stephen L. Flynn	491
Thomas L. Hamelin	491
Marybeth McInnis	491
J. Richard Murphy	714
Mary L. Williams	612
Frederick Weismann	4,228
Joseph W. Kennedy	3,085

Employment Agreements and Change in Control Agreements. Georgetown Bancorp and Georgetown Bank are parties to employment agreements with each of Messrs. Robert E. Balletto and Joseph W. Kennedy, and Georgetown Bank is a party to a change in control agreement with Mr. Frederick Weismann, which agreements each provide for severance benefits that may be triggered on termination of employment in connection with the merger.   Salem Five Bancorp has agreed to have Georgetown Bancorp and Georgetown Bank terminate these agreements in connection with the merger and to make certain payments to the executives in consideration of the termination of such agreements, provided, that no payments will be made that will result in excess parachute payments under Sections 280G and 4999 of the Code.

The estimated cash payments that would be made to Messrs. Balletto and Kennedy in cancellation of their employment agreements and to Mr. Weismann in cancellation of his change in control agreement are approximately $778,158, $531,032 and $184,000, respectively, which takes into consideration the estimated reductions necessary to avoid penalties under Sections 280G and 4999 of the Code.

Continued Employment Offer to Certain Georgetown Bancorp Named Executive Officers. Salem Five Cents Savings Bank has offered continued employment to Messrs. Balletto and Kennedy pursuant to the terms and conditions set forth below, subject to any regulatory limitations. As a condition to accepting continued employment with Salem Five Cents Savings Bank, each executive has agreed to terminate his existing employment agreement or change in control agreement with Georgetown Bancorp and/or Georgetown Bank, as applicable.

Each of Mr. Balletto and Mr. Kennedy has entered into a one-year employment agreement with Salem Five Cents Savings Bank that will pay an annual rate of base salary of $241,500, with respect to Mr. Balletto, and $234,400, with respect to Mr. Kennedy.  In addition to base salary, each executive will receive a bonus at the end of the employment agreement term of $60,300, in the case of Mr. Balletto, and $58,600, in the case of Mr. Kennedy.  In addition, the executives will be entitled to participate in medical, dental, disability, retirement, life insurance and other employee benefits on the same basis as may be provided to other similarly situated employees, will be entitled to reasonable sick and vacation leave consistent with Salem Five Cents Savings Bank’s policies, and will be entitled to a continuation of their existing split dollar life insurance benefits for a period of three years following the closing date.

In the event of either Mr. Balletto’s or Mr. Kennedy’s (i) involuntary termination without cause by Salem Five Cents Savings Bank or (ii) their resignation for good reason (as defined in the employment agreements), the executive will be entitled to any accrued but unpaid benefits, his base salary and bonus compensation that he would have earned had he remained employed with Salem Five Cents Savings Bank through the last day of the one-year employment term and the continuation of his split dollar death benefit for the term set forth in the employment agreement.  In addition, in exchange for an additional payment of $301,800, in the case of Mr. Balletto, and $293,000, in the case of Mr. Kennedy, each of the executives will be subject to a restrictive covenant that will generally preclude, their ability, without written consent, to compete with Salem Five Cents Savings Bank, within a

25-mile radius of any branch office of Salem Five Cents Savings Bank or to solicit any customer or employee of Salem Five Cents Savings Bank for the restrictive period that ends on the later of the one-year anniversary after the executive’s employment terminates or the one-year anniversary of the scheduled expiration date of the executive’s employment agreement.  In addition, each of Mr. Balletto and Mr. Kennedy will be required to enter into a release of claims in order to receive the payments under the employment agreement, including the restrictive covenant payment.

Executive Supplemental Retirement Agreements. Georgetown Bank is a party to Executive Supplemental Retirement Agreements with Messrs. Balletto and Kennedy. Under these agreements, Messrs. Balletto and Kennedy are each entitled to a supplemental retirement benefit that is payable upon termination following attainment of his normal retirement age, which is age 65. The normal retirement benefit is a lump sum amount that is the actuarial equivalent of an annual lifetime benefit equal to 45% of the executive’s final average compensation, multiplied by a fraction, the numerator of which is the executive’s years of employment with Georgetown Bank and the denominator of which is 23. The executive’s final average compensation is based on the three fiscal years of the last five fiscal years of employment with Georgetown Bank in which the executive’s base salary and bonus was the highest. If the executive has a separation from service prior to age 65 (other than due to death, disability or cause), the executive is entitled to his accrued annuity benefit calculated in the manner set forth above, and if applicable multiplied by the executive’s vesting rate set forth in his participation agreement. If the executive is less than age 62 at the time of commencement of the supplemental benefit, his benefit will be further reduced by 5% per year for each year prior to age 62 that the benefit payment commences.  In the event of a change in control, followed by the executive’s involuntary separation from service within two years, the executive would be entitled a lump sum payment that is the actuarial equivalent of the normal retirement benefit, assuming the executive had reached age 65 at the time of the change in control and received a five percent increase in base salary for each year until age 65.  Assuming the merger is consummated at March 31, 2017, the lump sum payment would be the actuarial equivalent of an annual benefit of $98,569, for Mr. Balletto, and $52,807, for Mr. Kennedy, payable in monthly installments for 120 months, subject to reduction to avoid an excess parachute payment.  The present value of the benefit is payable in a lump sum within 90 days of the executive’s separation from service.  In order to be entitled to the benefit, each executive is required to enter into a general release of claims.

In accordance with the Merger Agreement, Georgetown Bank and Salem Five Bancorp have agreed to terminate the Executive Supplemental Retirement Agreements and distribute the present value of the vested accrued benefits thereunder in a lump sum payment at the effective time of the merger in accordance with Section 409A of the Code.  In order to avoid an excess parachute payment under Sections 280G and 4999 of the Code, the parties have agreed that the executives will receive only their fully vested and accrued benefits under the Executive Supplemental Retirement Agreements, without regard to the change in control.

Assuming a merger date of March 31, 2017, and taking into consideration of the reduction of the stated change in control benefit under the Executive Supplemental Retirement Agreements to avoid an excess parachute payment, the estimated accrued benefit that will be payable under the Executive Supplemental Retirement Agreements is as follows: Mr. Balletto, $1,219,927 and, Mr. Kennedy, $550,364.

Employee Stock Ownership Plan. The Georgetown Bank ESOP is a tax-qualified plan that covers substantially all of the employees of Georgetown Bank who have at least one year of service and have attained age 21.  The ESOP received a loan from Georgetown Bancorp, the proceeds of which were used to acquire shares of Georgetown Bancorp common stock for the benefit of plan participants. The ESOP has pledged the shares acquired with the loan as collateral for the loan and holds them in a suspense account, releasing them to participants’ accounts as the loan is repaid, with contributions received from Georgetown Bank. Prior to the effective time of the merger, the outstanding balance of the ESOP loan will be repaid by the ESOP by selling a sufficient number of unallocated shares of Georgetown Bancorp common stock to Georgetown Bancorp. All of the Georgetown Bancorp common stock in the ESOP, including any unallocated shares remaining in the suspense account (after the repayment of the outstanding loan) will be exchanged for the merger consideration.  At the closing of the merger, the ESOP will be terminated, all participants’ accounts will be fully vested and all shares of Georgetown Bancorp common stock held by the ESOP will be converted into the merger consideration.  Any remaining proceeds in the suspense account after the sale of the suspense account shares will be allocated to ESOP participants in accordance with the terms of the ESOP.

As a result of the foregoing, Georgetown Bank’s executive officers, as well as Georgetown Bank’s other employees who participate in the ESOP on the ESOP termination date, would receive an estimated benefit in connection with the ESOP’s termination to the extent that the stock price of Georgetown Bancorp common stock multiplied by the number of shares held in the suspense account exceeds the outstanding loan used to acquire those shares.  Assuming the excess assets are allocated to ESOP participants as earnings of the plan based on estimated compensation for the year ending December 31, 2016, and a stock price of $26.00, the estimated value of the additional benefit that would be payable to the executive officers under the ESOP at the closing of the merger is as follows: Mr. Balletto, $66,018, Mr. Kennedy, $44,520, and Mr. Weismann, $58,335.

Merger-Related Executive Compensation for Georgetown Bancorp’s Named Executive Officers. The following table and related footnotes provide information about the compensation to be paid to Georgetown Bancorp’s named executive officers that is based on or otherwise relates to the merger (the “Merger-Related Executive Compensation”). The Merger-Related Executive Compensation shown in the table and described in the footnotes below is subject to an advisory (non-binding) vote of Georgetown Bancorp stockholders as more fully described in “Proposal II—Approval of the Merger-Related Executive Compensation Arrangements.”

The table below sets forth the estimated aggregate dollar value of the various elements of Merger-Related Executive Compensation that each named executive officer of Georgetown Bancorp would receive that is based on or otherwise relates to the merger, assuming the merger occurs on March 31, 2017.

Merger-Related Executive Compensation
Executive	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)	Other ($)(5)	Total ($)
Robert E. Balletto	778,158	199,379	—	49,950	—	367,818	1,395,305
Joseph W. Kennedy	531,032	128,769	—	18,593	—	337,520	1,015,914
Frederick Weismann	184,000	171,450	—	—	—	58,335	413,785

(1)

The amount in this column represents the cash payment that will be made to the executives in connection with the termination of their existing employment and change in control agreements with Georgetown Bank, subject to adjustment/cutback pursuant to Section 280G of the Code. The termination of the employment and change in control agreements in consideration of a cash payment, as required by the Merger Agreement, is a single trigger event upon a change in control and is not conditioned upon the termination of the executives’ employment.

(2)

The amounts in this column represent, with respect to Georgetown Bancorp stock options and restricted stock awards, the total value of the accelerated vesting of outstanding stock options and restricted stock awards, based on a per share value of $26.00, less the applicable per share exercise price in the case of accelerated stock options. For Mr. Balletto, his equity amount represents $79,519 attributable to the value of 9,730 Georgetown Bancorp stock options for which vesting is accelerated and $119,860 attributable to the value of 4,610 Georgetown Bancorp restricted stock awards for which vesting is accelerated. For Mr. Kennedy, his equity amount represents $48,559 attributable to the value of 6,002 Georgetown Bancorp stock options for which vesting is accelerated and $80,210 attributable to the value of 3,085 Georgetown Bancorp restricted stock awards for which vesting is accelerated. For Mr. Weismann, his equity amount represents $61,522 attributable to the value of 7,716 Georgetown Bancorp stock options for which vesting is accelerated and $109,928 attributable to the value of 4,228 Georgetown Bancorp restricted stock awards for which vesting is accelerated. The amounts set forth in this column include only amounts for which vesting is accelerated and do not include income recognized on previously vested restricted stock or paid to the executives in exchange for previously vested stock options.

(3)

Since no benefits payable under the Executive Supplemental Retirement Agreements will be enhanced as a result of the merger, no value is reflected in this column for each executive. However, under the Merger Agreement, the Executive Supplemental Retirement Agreements will be terminated and the accrued benefits thereunder will be distributed at the effective time of the merger in accordance with Section 409A of the Code. The termination and liquidation of the agreements is a single trigger event upon a change in control and is not conditioned upon the termination of the executive’s employment. As of March 31, 2017, the estimated accrued benefits payable to each executive under his Executive Supplemental Retirement Agreement is as follows: Mr. Balletto, $1,219,927 and Mr. Kennedy, $550,364. Mr. Weismann is not a party to an Executive Supplemental Retirement Agreement with Georgetown Bank.

(4)

The amount in this column represents the value of the continued split dollar life insurance coverage for Mr. Balletto and Mr. Kennedy for a period of three years following the effective date of the merger.

(5)

The amounts in this column represent: (i) with respect to all the executives, the additional benefit attributable to the ESOP as a result of its termination (see “Financial Interests of Directors and Executive Officers in the Merger —Employee Stock Ownership Plan” above for further details) and (ii) with respect to Messrs. Balletto and Kennedy, the amount payable under the restrictive covenant that will be paid following the later of their termination with Salem Five Cents Savings Bank or the end of the term of their one-year employment agreements (see “Financial Interests of Directors and Executive Officers in the Merger —Employment Agreements and Change in Control Agreements” above for further details). We have not included in the Merger Related Executive Compensation table the amount of salary and bonus that will be paid to Messrs. Balletto and Kennedy under their one year employment agreements entered into with Sale Five Cents Savings Bank, which amount is also discussed above in the section entitled “Financial Interests of Directors and Executive Officers in the Merger —Employment Agreements and Change in Control Agreements.”

Indemnification. Pursuant to the Merger Agreement, Salem Five Bancorp has agreed that, for a period of six years following the effective time of the merger, it will indemnify, defend and hold harmless each present and former officer or director of Georgetown Bancorp and its subsidiaries, against any costs or expenses (including reasonable attorneys fees) judgments, fines, losses, damages, or liabilities with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, incurred in connection with any threatened or actual claim, action, suit proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the merger, arising in whole or in part out of the fact that such person is or was a director, officer or employee of Georgetown Bancorp or any of its subsidiaries if such claim pertains to any matter of fact arising, existing or occurring at or before the closing of the merger (including, without limitation, the merger and other transactions contemplated by the Merger Agreement), regardless of whether such claim is asserted or claimed before or after the effective time of the merger, provided that, the indemnified party to whom any expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such indemnified party is not entitled to indemnification.

Directors’ and Officers’ Insurance. Salem Five Bancorp has further agreed, for a period of three years after the effective time of the merger, to maintain the current directors’ and officers’ liability insurance policies covering the officers and directors of Georgetown Bancorp (provided, that Salem Five Bancorp may substitute policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the effective time of the merger. Salem Five Bancorp is not required to spend, in the aggregate, more than 175% of the annual premiums currently paid by Georgetown Bancorp for its insurance coverage.

Regulatory Approvals

General. Completion of the merger is subject to the receipt of all required approvals and consents from regulatory authorities. The merger is subject to approval by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Massachusetts Board of Bank Incorporation and Massachusetts Division of Banks. Salem Five Bancorp and Salem Five Cents Savings Bank have filed all of the required regulatory applications, but have not yet received any approvals from these regulators.  Although we do not know of any reason why the regulatory approvals cannot be obtained timely, we cannot be certain when or if such approvals will be obtained.

Bank Merger. The bank merger is subject to the approval of the FDIC under the Bank Merger Act and the Massachusetts Division of Banks under applicable Massachusetts law. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, competitive factors, any risk to the stability of the United States banking or financial system and the effectiveness of the institutions involved in combating money laundering activities.

The Massachusetts Division of Banks, with respect to the bank merger application, is generally required to consider whether competition among banking institutions will be unreasonably affected; whether public convenience and advantage would be promoted; whether any job creation plans or new consumer and business services will be provided; the financial and managerial resources of Salem Five Bancorp and Georgetown Bancorp; and the Community Reinvestment Act performance of Salem Five Cents Savings Bank and Georgetown Bank.

Holding Company Merger. The merger of Georgetown Bancorp with and into Salem Five Bancorp, through the merger of Georgetown Bancorp with and into Bright Star, Inc., with Salem Five Bancorp as the surviving corporation, requires the approval or non-objection of the Federal Reserve Board and the approval of the Massachusetts Board of Bank Incorporation.

The Federal Reserve Board will consider factors such as financial and managerial resources, future prospects, the convenience and needs of the community and competitive factors.

The Massachusetts Board of Bank Incorporation, with respect to the merger application, is generally required to consider, in connection with the merger, whether competition among banking institutions will be unreasonably affected; whether public convenience and advantage would be promoted; whether any job creation plans or new consumer and business services will be provided; the financial and managerial resources of Salem Five Bancorp and Georgetown Bancorp; and the Community Reinvestment Act performance of Salem Five Cents

Savings Bank and Georgetown Bank. The approval process also requires a public hearing, which generally occurs within 60 calendar days from the date that the application is submitted.

Accounting Treatment

Salem Five Bancorp will account for the merger under the purchase method of accounting. This means that Salem Five Bancorp and Georgetown Bancorp will be treated as one company as of the date of the merger and Salem Five Bancorp will record the fair value of Georgetown Bancorp’s assets and liabilities on its financial statements. Salem Five Bancorp will record the excess of its purchase price over the fair value of Georgetown Bancorp’s identifiable net assets as goodwill.

Terms of the Merger Agreement

The following describes the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject, and qualified in its entirety by reference, to the Merger Agreement, which is attached to this document as Appendix A, which is incorporated by reference into this document. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the merger.

General. The Merger Agreement provides for the merger of Bright Star, Inc., the merger subsidiary of Salem Five Bancorp, with and into Georgetown Bancorp, with Georgetown Bancorp as the surviving corporation.  Georgetown Bancorp will be dissolved and liquidated into Salem Five Bancorp.  In addition, Georgetown Bank will merge with and into Salem Five Cents Savings Bank, with Salem Five Cents Savings Bank as the surviving bank.

Cash. Each outstanding share of common stock of Georgetown Bancorp, other than shares of common stock owned by Georgetown Bancorp as treasury stock or owned by any subsidiary of Georgetown Bancorp, will be converted into the right to receive $26.00 in cash at closing.

Surviving Corporation, Governing Documents and Directors

At the effective time of the merger, the articles of incorporation of Bright Star, Inc. in effect immediately prior to the effective time of the merger will be the articles of incorporation of the surviving corporation after completion of the merger until thereafter amended in accordance with applicable law. The bylaws of Bright Star, Inc. immediately prior to the effective time of the merger will be the bylaws of the surviving corporation after completion of the merger until thereafter amended in accordance with their terms and applicable law. At the effective time of the merger, the directors and officers of Bright Star, Inc. immediately prior to the effective time of the merger will be the directors and officers of the surviving corporation after completion of the merger.

Treatment of Georgetown Bancorp Stock Options and Other Equity-Based Awards

Georgetown Bancorp Stock Options. The directors and executive officers of Georgetown Bancorp held options to purchase an aggregate of                         shares of common stock exercisable within 60 days of [record date].

Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding stock option granted by Georgetown Bancorp under its 2009 Equity Incentive Plan or 2014 Equity Incentive Plan, whether vested or unvested, will be canceled and the holder of a stock option will receive a cash payment equal to the product of (i) the number of shares of Georgetown Bancorp common stock subject to the stock option, multiplied by (ii) the amount by which $26.00 exceeds the exercise price of such stock option, less applicable federal and state tax withholdings.

If the exercise price of a stock option equals or exceeds $26.00 per share, the holder of such stock option will not be entitled to any consideration in connection with the merger. Any Georgetown Bancorp stock option that has not been exercised prior to the effective time of the merger will be cancelled at the effective time of the merger.

Georgetown Bancorp Restricted Shares. Each outstanding restricted stock awarded granted by Georgetown Bancorp under its 2009 Equity Incentive Plan or 2014 Equity Incentive Plan, whether vested or unvested, that is outstanding immediately prior to the effective date of the merger will be canceled, in exchange for a cash payment equal to the number of shares subject to the restricted stock, multiplied by $26.00, less applicable federal and state tax withholdings.

Closing and Effective Time of the Merger

The merger will be completed only if all conditions to the merger discussed in this proxy statement and set forth in the Merger Agreement are either satisfied or waived. See “—Conditions to Complete the Merger.”

The merger of Bright Star, Inc. and Georgetown Bancorp will become effective when the articles of merger are filed with the Department of Assessments and Taxation of the State of Maryland. The completion of the merger will occur no later than five business days after the satisfaction or waiver of the latest to occur of the conditions to the closing of the merger set forth in the Merger Agreement, unless extended by mutual agreement of the parties to the Merger Agreement. The completion of the merger is currently anticipated to occur during the first quarter of 2017 subject to the receipt of stockholder approval, regulatory approvals and other customary closing conditions, but neither Georgetown Bancorp nor Salem Five Bancorp can guarantee when or if the merger will be completed.

Representations and Warranties

The representations and warranties described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, are solely for the benefit of Salem Five Bancorp and Georgetown Bancorp, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in disclosure schedules made for the purposes of, among other things, allocating contractual risk between Salem Five Bancorp and Georgetown Bancorp rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Salem Five Bancorp, Georgetown Bancorp or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Salem Five Bancorp or Georgetown Bancorp. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement. See “Where You Can Find More Information.”

The Merger Agreement contains customary representations and warranties of Salem Five Bancorp and Georgetown Bancorp relating to their respective businesses. The representations and warranties in the Merger Agreement do not survive the effective time of the merger.

The representations and warranties made by Georgetown Bancorp to Salem Five Bancorp relate to a number of matters, including the following:

•                                          corporate matters, including due organization and qualification and subsidiaries;

•                                          capitalization;

•                                          authority relative to execution and delivery of the Merger Agreement, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•                                          required governmental and other regulatory filings and consents in connection with the merger;

•                                          reports to regulatory authorities;

•                                          financial statements; off-balance sheet arrangements, controls;

•                                          broker’s fees payable in connection with the merger;

•                                          the absence of certain changes or events;

•                                          legal proceedings and no undisclosed liabilities;

•                                          tax matters;

•                                          employee matters and employee benefit plans;

•                                          compliance with applicable laws;

•                                          contracts and other agreements;

•                                          agreements with regulatory agencies;

•                                          risk management instruments;

•                                          environmental matters;

•                                          the ESOP;

•                                          ownership and policies related to investment securities and commodities;

•                                          title to real properties;

•                                          intellectual property matters;

•                                          related party transactions;

•                                          inapplicability of takeover statutes;

•                                          receipt of the opinion from Georgetown Bancorp’s financial advisor;

•                                          the accuracy of information supplied for inclusion in this proxy statement and applications filed with bank regulators;

•                                          loan matters;

•                                          insurance; and

•                                          information security.

The representations and warranties made by Salem Five Bancorp to Georgetown Bancorp relate to a number of matters, including the following:

•                                          corporate matters, including due organization and qualification and subsidiaries;

•                                          authority relative to execution and delivery of the Merger Agreement, and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•                                          required governmental and other regulatory filings and consents in connection with the merger;

•                                          financial statements;

•                                          legal proceedings;

•                                          compliance with applicable laws;

•                                          the accuracy of information supplied for inclusion in this proxy statement and applications filed with bank regulators;

•                                          ability to pay the merger consideration;

•                                          Bright Star, Inc.’s ownership and operation;

•                                          non-ownership of Georgetown Bancorp shares;

•                                          interested stockholder matters; and

•                                          the absence of certain changes or events.

Certain representations and warranties of Salem Five Bancorp and Georgetown Bancorp are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect,” when used in reference to Salem Five Bancorp or Georgetown Bancorp, as applicable, means any event, occurrence, fact, condition or change that is, or could reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its subsidiaries, or (ii) the ability of such party or any of its subsidiaries to timely consummate the transactions contemplated by the Merger Agreement.

With respect to clause (i) in the above paragraph, a “material adverse effect” does not include (1) changes in GAAP or applicable regulatory accounting requirements, (2) changes in laws of general applicability to financial institutions and their holding companies, (3) changes in general economic or capital market conditions affecting financial institutions or their holding companies, such as changes in general interest rates, (4) changes in political conditions or economic conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (5) public disclosure of the Merger Agreement or the transactions contemplated thereby or (6) the reasonable and customary expenses incurred by either party related to the Merger Agreement. However, with respect to (1), (2), (3) and (4) above, such party, as applicable, cannot be adversely affected by changes, actions or omissions disproportionately to other financial institutions or their subsidiaries.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. Georgetown Bancorp has agreed that, prior to the effective time of the merger (or the termination of the Merger Agreement), except as expressly contemplated or permitted by the Merger Agreement, required by law, or with the prior written consent of Salem Five Bancorp, it will, and will cause its subsidiaries to conduct its business in the ordinary course in all material respects, conduct its business in compliance in all material respects with applicable laws and use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships. Furthermore, Salem Five Bancorp and Georgetown Bancorp have agreed that each party will, and will cause its subsidiaries to take no action that would reasonably be expected to adversely and materially affect or delay the ability to obtain any necessary approvals of any regulatory agency or governmental entity.

Georgetown Bancorp has agreed that, prior to the effective time of the merger (or the termination of the Merger Agreement), except as previously disclosed to Salem Five Bancorp, expressly contemplated or permitted by the Merger Agreement, required by law, or with the prior written consent of Salem Five Bancorp, Georgetown Bancorp will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

•                                          incur any liability or indebtedness other than in the ordinary course of business consistent with past practice;

•                                          adjust, split, combine or reclassify any capital stock;

•                                          make, declare or pay any dividends (other than regular quarterly cash dividends not in excess of $0.05 per share) or redeem, purchase or acquire any shares of its capital stock;

•                                          grant any equity awards or other right to acquire shares of its capital stock;

•                                          issue, sell or otherwise permit to become outstanding any additional shares of capital stock;

•                                          sell, transfer, mortgage, encumber or otherwise dispose of any material properties or assets other than in the ordinary course of business consistent with past practice;

•                                          cancel, release or assign any indebtedness other than in the ordinary course of business consistent with past practice;

•                                          acquire assets or make an investment except in the ordinary course of business consistent with past practice;

•                                          terminate, amend or waive any provision of certain contracts, agreements and leases described in the Merger Agreement other than as provided for in the Merger Agreement;

•                                          terminate, amend or waive any provision of, or enter into, any related party contract;

•                                          except as required under applicable law or the terms of any benefit plan:

o                                         enter into, renew or modify any benefit plans other than in the ordinary course of business consistent with past practice,

o                                         increase compensation or benefits to any current or former employee, officer or director,

o                                         pay or award, or commit to pay or award, any bonuses or incentive compensation, except for in the ordinary course of business pursuant to the applicable plan or program,

o                                         enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement,

o                                         fund any rabbi trust or similar arrangement, or

o                                         terminate the employment of any key employee, other than for cause, or hire any employee at or above the level of vice president;

•                                          amend its articles of incorporation or bylaws or the comparable documents of its subsidiaries;

•                                          merge, consolidate, restructure or reorganize itself or any subsidiary;

•                                          restructure or change its investment securities or derivatives portfolio or change the interest rate exposure of either such portfolio;

•                                          take any action that is intended or reasonably expected to result in the conditions to the closing of the merger not being satisfied in a timely manner;

•                                          implement or adopt any change in accounting practices or principles, other than as may be required by GAAP;

•                                          enter into a new line of business;

•                                          change in any material respect any banking or operating, securitization or servicing policies;

•                                          make any unsecured loans or extensions of credit that are in excess of $5,000 in a single transaction or $50,000 in the aggregate;

•                                          make any material changes to certain loan policies and practices or hedging policies and practices;

•                                          make any capital expenditure in excess of $10,000 individually or $50,000 in the aggregate;

•                                          make changes to certain tax procedures and policies other than in the ordinary course of business;

•                                          apply to open, relocate, acquire or sell any offices, branches or deposit liabilities; or

•                                          agree to take or make any commitment to take any of the above prohibited actions.

Salem Five Bancorp has agreed that, prior to the effective time of the merger (or the termination of the Merger Agreement), except as disclosed to Georgetown Bancorp, expressly contemplated or permitted by the Merger Agreement, required by law, or with the prior written consent of Georgetown Bancorp, Salem Five Bancorp will not, and will not permit any of its subsidiaries to, subject to certain exceptions, undertake the following actions:

•                                          take any action that is intended or reasonably expected to result in the conditions to the closing of the merger not being satisfied in a timely manner; or

•                                          agree to take or make any commitment to take any of the above prohibited actions.

Regulatory Matters. Georgetown Bancorp and Salem Five Bancorp have also agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications and other similar documents, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement. Salem Five Bancorp and Georgetown Bancorp have the right to review in advance, and, to the extent practicable, each will consult the other on, any filing made with any third party or governmental entities in connection with the transactions contemplated by the Merger Agreement. Additionally, Salem Five Bancorp and Georgetown Bancorp agree to consult with each other with respect to obtaining all permits, consents, approvals and authorizations of third parties or governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and each party will keep the other party apprised promptly of the status of filings and applications, including applicable communications with governmental entities.

To the extent permitted by law, Georgetown Bancorp and Salem Five Bancorp will promptly advise each other upon receiving any communication from any governmental entity pertaining to the merger that causes such party to believe that there is a reasonable likelihood that any required regulatory approval will not be obtained or may be materially delayed.

Employee Benefit Plans. Salem Five Bancorp and Salem Five Cents Savings Bank will honor the terms of all Georgetown Bancorp and Georgetown Bank compensation and benefit plans, including employment, consulting, change in control, termination and severance agreements, and deferred compensation or supplemental retirement plans, subject to the terms of the Merger Agreement.   Salem Five Bancorp and/or Salem Five Cents Savings Bank shall provide continuing employees with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Salem Five Bancorp and/or Salem Five Cents Savings Bank as of the date any such compensation or benefit is provided.  Salem Five Bancorp or its applicable subsidiary will offer to Georgetown Bancorp and Georgetown Bank employees who continue to be employed by Salem Five Bancorp and its subsidiaries health coverage on the same basis as it provides such coverage to similarly situated employees of Salem Five Bancorp and its subsidiaries, provided, that pre-existing conditions, exclusions, evidence of insurability (other than with respect to life insurance) and waiting periods will be waived for such continuing employees.  In addition, Salem Five Bancorp and its subsidiaries will recognize all service of continuing Georgetown Bancorp and Georgetown Bank employees for all purposes in any Salem benefit plan, except: (i) to the extent it would result in duplication of benefits for the same period of service, (ii) for purposes of benefit accrual under any defined benefit plan or the employer premium subsidy under any retiree medical plan, or (iii) for any benefit plan that is frozen or provides a benefit to a grandfathered employee population.

Georgetown Tax-Qualified Retirement Plans. Pursuant to the terms of the Merger Agreement, unless otherwise requested by Salem Five Bancorp no later than 30 days prior to the closing date of the merger, Georgetown Bank is required to take all necessary action to terminate the Georgetown Bank 401(k) Plan, contingent on the closing.  In the event Georgetown Bank is required to terminate the Georgetown Bank 401(k) Plan, Salem Five Cents Savings Bank will take all necessary action to ensure that continuing employees who have satisfied the eligibility requirements as of the date of such termination will be eligible to enter the Salem Five Cents Savings Bank 401(k) Plan as of the effective date of the merger.  In addition, in accordance with the Merger Agreement, the ESOP shall be terminated at the closing of the merger and all ESOP participants’ accounts shall be fully vested.  The ESOP will be required to sell a sufficient number of shares in the ESOP suspense account (including a sale to Georgetown Bancorp at $26.00 per share in exchange for the extinguishment of the ESOP loan).  In the event that assets exist in the ESOP suspense account following the sale, the remaining assets will be converted to the merger consideration and will be allocated to ESOP participants who are active employees at Georgetown Bank at the termination date of the ESOP, as earnings, in accordance with the terms of the ESOP.  In the unlikely event that the loan repayment amount exceeds the proceeds from the sale of the shares in the ESOP suspense account, the remainder of the ESOP loan will be forgiven and Georgetown Bancorp shall have no further obligation with respect to the ESOP loan.

Severance Benefits. Any employee of Georgetown Bank, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for cause) within one year following the completion of the merger, shall receive a cash severance payment from Salem Five Cents Savings Bank equal to two weeks’ pay at the base salary or average hourly rate then in effect, for each full year of employment with Georgetown Bank, subject to a minimum of four weeks and a maximum of 26 weeks,. Such employees will also have the right to continued health coverage under group health plans of Salem Five Cents Savings Bank in accordance with the Internal Revenue Code.

Retention Bonuses.  Salem Five Bancorp will establish a retention bonus pool of up to $300,000 to induce key employees of Georgetown Bancorp and Georgetown Bank who remain employed through specified dates.  The allocation of the retention bonus pool will be jointly determined by the chief executive officers of Salem Five Cents Savings Bank and Georgetown Bank.

D&O Indemnification and Insurance. Salem Five Bancorp has agreed that it will indemnify current and former directors and officers of Georgetown Bancorp and its subsidiaries for a period of six years following the completion of the merger, and will maintain Georgetown Bancorp’s existing directors’ and officers’ liability insurance for three years following the completion of the merger, subject to a limit on premium payments.  See “Proposal I—Approval of the Merger Agreement—Financial Interests of Directors and Executive Officers in the Merger—Indemnification” and “Proposal I—Approval of the Merger Agreement—Financial Interests of Directors and Executive Officers in the Merger—Directors and Officers Insurance” above for a complete description.

Certain Additional Covenants. The Merger Agreement also contains additional covenants, including covenants relating to the filing of this proxy statement, filing certain reports with the SEC, providing notice of a material adverse effect or a breach of a representation, warranty or agreement, obtaining required consents, access to information of the other company and public announcements with respect to the transactions contemplated by the Merger Agreement.

Georgetown Bancorp’s Stockholder Meeting and Recommendation of Georgetown Bancorp’s Board of Directors

Georgetown Bancorp has agreed to hold a meeting of its stockholders for the purpose of voting upon approval of the Merger Agreement as soon as reasonably practicable. Georgetown Bancorp will use its reasonable best efforts to solicit the approval of the Merger Agreement and the merger by its stockholders, including by recommending that its stockholders approve the Merger Agreement and the merger (subject to the provisions governing making a change in Georgetown Bancorp’s recommendation as described below) and by retaining a proxy solicitation firm acceptable to Salem Five Bancorp.

Georgetown Bancorp’s Board of Directors has unanimously agreed to recommend that Georgetown Bancorp’s stockholders vote in favor of approval of the Merger Agreement and the merger, except that if Georgetown Bancorp’s Board of Directors determines, in good faith, based upon the advice of outside counsel and, with respect to financial matters, its financial advisor, that it would be inconsistent with the Board’s fiduciary obligations under applicable law to continue to recommend the Merger Agreement and the merger, then the Board of Directors may submit the Merger Agreement and the merger to the stockholders without recommendation, in which event the Board of Directors may communicate the basis for its lack of a recommendation to the extent required by law.

Agreement Not to Solicit Other Offers

Georgetown Bancorp has agreed that it will not, and will cause each of its subsidiaries and its and their officers, directors, agents, advisors and representatives not to, directly or indirectly:

•                                          initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to an acquisition proposal;

•                                          engage or participate in any negotiations regarding an acquisition proposal; or

•                                          provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal (as defined below).

Notwithstanding the foregoing provisions, prior to the approval of the Merger Agreement by the Georgetown Bancorp stockholders and after Georgetown Bancorp and its Board of Directors has concluded in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) that such acquisition proposal would reasonably be expected to result in a superior proposal (as defined below), Georgetown Bancorp may, in relation to receiving an unsolicited bona fide written acquisition proposal furnish or cause to be furnished nonpublic information or data, previously provided to Salem Five Bancorp, and participate in negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) that failure to take such actions would be inconsistent with its fiduciary duties under applicable law; provided that prior to providing any confidential information or data, Georgetown Bancorp will have entered into a confidentiality agreement with such third party on terms no less favorable to Georgetown Bancorp than the confidentiality agreement with Salem Five Bancorp and which will not provide such person with any exclusive right to negotiate with Georgetown Bancorp.

Georgetown Bancorp and its subsidiaries have agreed to immediately cease and cause to be terminated any activities, discussions or negotiations that had been conducted before signing of the Merger Agreement with any third party with respect to any acquisition proposal.

Georgetown Bancorp must advise Salem Five Bancorp orally, within 24 hours, and in writing, within two business days, of the receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance of such proposal. Georgetown Bancorp has also agreed to keep Salem Five Bancorp reasonably apprised of any developments related to an acquisition proposal.

For purposes of the Merger Agreement, an “acquisition proposal” means any offer or proposal relating to any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Georgetown Bancorp and its subsidiaries or 20% or more of any class of equity or voting securities of Georgetown Bancorp or one or more of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Georgetown Bancorp, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Georgetown Bancorp or one or more of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Georgetown Bancorp, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Georgetown Bancorp or one or more of its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of Georgetown Bancorp.

For purposes of the Merger Agreement, a “superior proposal” means a bona fide unsolicited written acquisition proposal (substituting “50%” for “20%” in the definition thereof) that the Board of Directors has determined in good faith, after consultation with outside counsel and financial advisor, taking into account all relevant legal, financial, regulatory and other aspects of such offer or proposal and the person making the proposal, that, (i) if consummated, would be more favorable to Georgetown Bancorp’s stockholders, from a financial point of view, than the transactions contemplated by the Merger Agreement (after taking into account any proposed revisions to the terms of the Merger Agreement) and (ii) is more likely than not to be completed on the terms proposed on a timely basis.

Conditions to Complete the Merger

Salem Five Bancorp’s and Georgetown Bancorp’s respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

•                                          the approval of the Merger Agreement by Georgetown Bancorp’s stockholders;

•                                          the absence of (a) any order, injunction or decree by any court or agency of competent jurisdiction or (b) any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental entity, that prohibits the consummation of the transactions contemplated by the Merger Agreement;

•                                          the receipt of required regulatory approvals and the expiration or termination of all related statutory waiting periods, subject to the absence of any term or condition that would be, individually or in the aggregate, materially burdensome to Salem Five Bancorp;

•                                          the accuracy of the representations and warranties of the parties in the Merger Agreement as of the closing date of the merger, subject to the materiality standards provided in the Merger Agreement, and the performance of the parties in all material respects of all obligations required to be performed by each party at or prior to the effective time of the merger under the Merger Agreement (and the receipt by each party of certificates from the other party to such effect); and

•                                          the satisfaction of all conditions to the consummation of the merger of Georgetown Bank and Salem Five Cents Savings Bank and the reasonable satisfaction of Salem Five Bancorp that the bank merger can occur immediately after the merger or at some other time thereafter as Salem Five Bancorp may choose.

Neither Georgetown Bancorp nor Salem Five Bancorp can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or may be waived by the appropriate party.

Termination of the Merger Agreement

The Merger Agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

•                                          if approval by a governmental authority required for the consummation of the transactions contemplated by the Merger Agreement has been denied and the denial has become final and nonappealable;

•                                          if the merger has not been completed by January 5, 2018;

•                                          if there is a breach by the non-terminating party of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement, which breach, either individually or in the aggregate, would constitute the failure of a condition to the obligations of the terminating party under the Merger Agreement, and which is not cured within 30 days (or such fewer days as remain prior to January 5, 2018) following written notice to the breaching party or by its nature or timing cannot be cured during such period;

•                                          if Georgetown Bancorp stockholders fail to approve the Merger Agreement at the special meeting; or

•                                          if the Federal Reserve Board or the Office of the Comptroller of the Currency requests in writing that Georgetown Bancorp or Salem Five Bancorp withdraw (other than for technical reasons), and is not be permitted to resubmit within 60 days, any application for regulatory approval.

Salem Five Bancorp may terminate the Merger Agreement in the following circumstances:

•                                          if Georgetown Bancorp breaches its covenants regarding the solicitation of competing offers or its obligation to call a stockholders’ meeting, if Georgetown Bancorp’s Board of Directors fails to issue a press release opposing a third-party acquisition proposal within ten business days after such proposal is announced, or if Georgetown Bancorp’s Board of Directors fails to recommend approval of the merger or withdraws, qualifies, or revises its recommendation to approve the merger; or

•                                          if the Federal Reserve Board or the Office of the Comptroller of the Currency has granted a regulatory approval but such approval contains or would result in the imposition of a materially burdensome regulatory condition and there is no meaningful possibility that such approval could be revised prior to January 5, 2018.

In addition, Georgetown Bancorp may terminate the Merger Agreement after it has received and accepted a superior proposal.

Effect of Termination

If the Merger Agreement is terminated, it will become void, except that (1) any liability of either Salem Five Bancorp or Georgetown Bancorp for any willful and material breach of the Merger Agreement will survive the termination, and (2) designated provisions of the Merger Agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

In the event that the Merger Agreement is terminated under certain circumstances, Georgetown Bancorp must pay Salem Five Bancorp in immediately available funds a termination fee of $2.0 million.

Georgetown Bancorp must pay the termination fee if: (1) Salem Five Bancorp terminates the Merger Agreement as a result of a breach by Georgetown Bancorp of its covenants regarding the solicitation of competing offers or its obligation to call a stockholders’ meeting, if Georgetown Bancorp’s Board of Directors fails to issue a press release opposing a third-party acquisition proposal within ten business days after such proposal is announced, or if Georgetown Bancorp’s Board of Directors fails to recommend approval of the merger or withdraws, qualifies, or revises its recommendation to approve the merger; or (2) Georgetown Bancorp terminates the Merger Agreement after it has received and accepted a superior proposal.

Georgetown Bancorp also must pay the termination fee if: (1) prior to the effective time of the merger, any person shall have made an acquisition proposal, which proposal has been publicly disclosed or made known to management of Georgetown Bancorp or its stockholders generally, or any person shall have publicly announced or made known to management of Georgetown Bancorp an intention (whether or not conditional) to make an acquisition proposal, (2) thereafter the Merger Agreement is terminated by (a) either party after January 5, 2018, (b) either party if Georgetown Bancorp has held its stockholders meeting (including any adjournments or postponements thereof) to consider the Merger Agreement and the merger and stockholders have not approved the Merger Agreement and the merger by the required vote, or (c) Salem Five Bancorp due to a breach by Georgetown Bancorp of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement, which breach would, individually or in the aggregate with all other breaches, result in the conditions to closing the merger not being satisfied, and which breach either is not cured within a specified time period or cannot be cured, and (3) within 12 months after such termination of the Merger Agreement, Georgetown Bancorp enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above).  For these purposes, all references in the definition of acquisition proposal in the Merger Agreement to “20%” shall instead refer to “50%”.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, Salem Five Bancorp and Georgetown Bancorp may amend the Merger Agreement by action taken or authorized by their respective Boards of Directors. Such amendment must be in writing and signed by each of the parties to the Merger Agreement. However, after any approval of the Merger Agreement by Georgetown Bancorp’s stockholders, there may not be, without further approval by Georgetown Bancorp’s stockholders, any amendment of the Merger Agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, each party, to the extent legally allowed, may extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party; and waive compliance by the other party with any of the agreements and conditions contained in the Merger Agreement. Any such extension or waiver must be in writing and signed by the agreeing party. However, after any approval of the Merger Agreement by Georgetown Bancorp’s stockholders, there may not be, without further approval by Georgetown Bancorp’s stockholders, any extension or waiver of the Merger Agreement that requires further approval under applicable law

Expenses and Fees

Except as set forth above regarding the termination fee, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense.

Independent Registered Public Accountants

Baker Newman & Noyes, P.A., LLC serves as Georgetown Bancorp’s independent registered public accounting firm. A representative of Baker Newman & Noyes, P.A., LLC is expected to be present at the special meeting.

OWNERSHIP OF GEORGETOWN BANCORP COMMON STOCK BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables provide information regarding ownership of Georgetown Bancorp common stock as of [record date], by beneficial owners of more than 5% of the outstanding shares of Georgetown Bancorp common stock, by each director and each executive officer, and by all directors and executive officers of Georgetown Bancorp as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Class(2)

Beneficial Owners of More Than 5% of Outstanding Common Stock
Georgetown Bank Employee Stock Ownership Plan 2 East Main Street Georgetown, Massachusetts 01833	[•]	[•]%

Stilwell Value Partners V, L.P.
Stilwell Activist Fund, L.P.
Stilwell Activist Investments, L.P.
Stilwell Partners, L.P.
Stilwell Value LLC
Joseph Stilwell
111 Broadway, 12th Floor
New York, New York 10006

	140,000(3)	[•]%

Financial Opportunity Fund LLC Financial Opportunity Long/Short Fund LLC FJ Capital Management LLC Martin S. Friedman 1313 Dolley Madison Boulevard, Suite 306 McLean, Virginia 22101	93,443(4)	[•]%

Directors
Robert E. Balletto	70,160(5)	3.78
Keith N. Congdon	17,388(6)	*
Kathleen R. Sachs	8,047(7)	*
David A. Splaine	42,844(8)	2.32
Robert T. Wyman	7,028(9)	*
Stephen L. Flynn	10,193(10)	*
Thomas L. Hamelin	13,136(11)	*
Marybeth McInnis	14,529(12)	*
J. Richard Murphy	16,068(13)	*
Mary L. Williams	9,903(14)	*

Executive Officers Who Are Not Directors
Frederick H. Weismann	14,003(15)	*
Joseph W. Kennedy	36,595(16)	1.98

All Directors and Executive Officers as a group	259,894	13.78%

(1)	The mailing address for each director and executive officer is 2 East Main Street, Georgetown, Massachusetts 01833.
(2)	Based on 1,840,920 shares of common stock outstanding on [record date].
(3)	Based on Amendment No. 1 to Schedule 13D, as filed with the Securities and Exchange Commission on June 29, 2015.
(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on July 29, 2016.
(5)

Includes 13,582 exercisable stock options, 7,315 shares of restricted stock over which Mr. Balletto has voting power, 894 shares owned by Mr. Balletto’s spouse, 27,860 shares owned through Georgetown Bank’s 401(k) plan and 10,320 shares held by the Georgetown Bank Employee Stock Ownership Plan.

(footnotes continued on following page)

(continued from previous page)

(6)	Includes 2,240 exercisable stock options, 1,031 shares of restricted stock over which Mr. Congdon has voting power and 8,971 shares owned through an individual retirement account.
(7)	Includes 1,042 exercisable stock options, 1,031 shares of restricted stock over which Ms. Sachs has voting power and 1,700 shares owned through an individual retirement account.
(8)

Includes 2,240 exercisable stock options, 1,031 shares of restricted stock over which Mr. Splaine has voting power, 4,000 shares owned by his children, 5,000 shares owned by his spouse and 27,042 shares owned through an individual retirement account.

(9)	Includes 1,690 exercisable stock options and 1,031 shares of restricted stock over which Mr. Wyman has voting power.
(10)	Includes 2,240 exercisable stock options, 1,031 shares of restricted stock over which Mr. Flynn has voting power and 3,688 shares owned through an individual retirement account.
(11)	Includes 2,240 exercisable stock options, 1,031 shares of restricted stock over which Mr. Hamelin has voting power and 7,769 shares owned through an individual retirement account.
(12)	Includes 2,240 exercisable stock options and 1,031 shares of restricted stock over which Ms. McInnis has voting power.
(13)

Includes 2,714 exercisable stock options, 1,479 shares of restricted stock over which Mr. Murphy has voting power, 1,635 shares owned through an individual retirement account and 2,000 shares owned by his spouse.

(14)	Includes 2,260 exercisable stock options, 1,262 shares of restricted stock over which Ms. Williams has voting power and 1,260 shares owned through an individual retirement account.
(15)

Includes 3,588 exercisable stock options, 6,116 shares of restricted stock over which Mr. Weismann has voting power, 1,303 shares owned through Georgetown Bank’s 401(k) plan and 1,362 shares held by the Georgetown Bank Employee Stock Ownership Plan.

(16)

Includes 8,498 exercisable stock options, 4,862 shares of restricted stock over which Mr. Kennedy has voting power, 924 shares owned by Mr. Kennedy’s spouse, 602 shares owned through an individual retirement account, 5,686 shares owned through Georgetown Bank’s 401(k) plan and 7,052 shares held by the Georgetown Bank Employee Stock Ownership Plan.

PROPOSAL II — APPROVAL OF THE MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

As required by Item 402(t) of Regulation S-K and Regulation 14A of the Securities and Exchange Act of 1934, as amended, Georgetown Bancorp is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this Proxy Statement captioned “Proposal I—Approval of the Merger Agreement—Financial Interests of Directors and Executive Officers in the Merger—Merger-Related Executive Compensation Arrangements for Georgetown Bancorp’s Named Executive Officers” and the related table and narratives. The Board of Directors unanimously recommends that stockholders vote “FOR” the Merger-Related Executive Compensation Proposal.

Your vote is requested. Georgetown Bancorp believes that the amount of compensation that may become payable to its named executive officers in connection with the completion of the merger, as described in this proxy statement, is reasonable and demonstrates that Georgetown Bancorp’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of Georgetown Bancorp’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to the Georgetown Bancorp named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of stockholders to approve the Merger Agreement. However, the compensation will not be payable in the event the merger is not completed. Georgetown Bancorp asks that its stockholders vote “FOR” the following resolution:

RESOLVED, that the compensation that may become payable to Georgetown Bancorp’s named executive officers in connection with the completion of the merger, as disclosed in the section captioned “Proposal I—Approval of the Merger Agreement—Financial Interests of Directors and Executive Officers in the Merger—Merger-Related Executive Compensation Arrangements for Georgetown Bancorp’s Named Executive Officers” and the related table and narratives, is hereby APPROVED.

This vote is advisory and therefore, it will not be binding on Georgetown Bancorp, nor will it overrule any prior decision of Georgetown Bancorp or require Georgetown Bancorp’s Board of Directors (or any committee thereof) to take any action. However, Georgetown Bancorp’s Board of Directors values the opinions of Georgetown Bancorp’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, Georgetown Bancorp’s Board of Directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. Georgetown Bancorp’s Board of Directors will consider the affirmative vote of a majority of the votes cast of Georgetown Bancorp common stock at the special meeting “FOR” the foregoing resolution as advisory approval of the compensation that may become payable to Georgetown Bancorp’s named executive officers in connection with the completion of the merger.

PROPOSAL III — ADJOURNMENT OF THE SPECIAL MEETING

In the event that there are not sufficient votes to constitute a quorum or approve Proposal I at the time of the special meeting, the proposal may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Georgetown Bancorp at the time of the special meeting to be voted for an adjournment, if necessary, Georgetown Bancorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The special meeting may be postponed or adjourned for the purpose of soliciting additional proxies. The Board of Directors unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned.

Approval of the proposal to adjourn the special meeting requires the approval of a majority of the votes cast at the special meeting, in person or by proxy.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the special meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the special meeting, it is intended that proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS

The merger is expected to be consummated prior to the next regularly scheduled annual meeting of our stockholders, in which case the annual meeting would not be convened. However, if the merger is not consummated prior to the next regularly scheduled annual meeting of our stockholders, any proposal which a stockholder wishes to have included in our proxy materials for the next annual meeting of stockholders must be received at Georgetown Bancorp’s executive office, 2 East Main Street, Georgetown, Massachusetts 01833, no later than December 5, 2016. Any such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

Georgetown Bancorp’s bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the board of directors, Georgetown Bancorp’s Secretary must receive written notice not earlier than the 90th day nor later than the 80th day prior to date of the annual meeting; provided, however, that in the event that less than 90 days’ notice or prior public disclosure of the date of the annual meeting is provided to stockholders, then, to be timely, notice by the stockholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice with respect to director nominations must include (1) as to each individual whom the stockholder proposes to nominate for election as a director, (A) all information relating to such person that would indicate such person’s qualification under Article 2, Section 12 of Georgetown Bancorp’s bylaws, including an affidavit that such person would not be disqualified under the provisions of Article 2, Section 12 of the bylaws and (B) all other information relating to such individual that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation; and (2) as to the stockholder giving the notice, (A) the name and address of such stockholder as they appear on Georgetown Bancorp’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number of shares of capital stock of Georgetown Bancorp which are owned beneficially or of record by such stockholder and such beneficial owner; (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 or any successor rule or regulation. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

The merger is expected to be consummated prior to the next regularly scheduled annual meeting of our stockholders, in which case the annual meeting would not be convened. However, if the merger is not consummated prior to the next regularly scheduled annual meeting of our stockholders, the scheduled date on which the next annual meeting is to be held is May 15, 2017. Advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be given to us no earlier than February 15,

2017 and no later than February 25, 2017.  If notice is received before February 15, 2017 or after February 25, 2017, it will be considered untimely, and we will not be required to present the matter at the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Georgetown Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet website that contains reports, proxy and information statements and other information about issuers, like Georgetown Bancorp, that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. The reports and other information filed by Georgetown Bancorp with the Securities and Exchange Commission are also available at Georgetown Bancorp’s internet worldwide web site. The address is http://www.georgetownbank.com.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, the information or representations must not be relied upon as having been authorized by Georgetown Bancorp or any other person. This proxy statement is dated [document date]. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

SALEM FIVE BANCORP,

BRIGHT STAR, INC.

and

GEORGETOWN BANCORP, INC.

Dated as of October 5, 2016

A-(i)

A-(ii)

A-(iii)

A-(iv)

Index of Defined Terms

Acquisition Proposal	53
Agreement	1
Anti-Money Laundering Laws	22
Bank Merger	1
Bank Merger Agreement	4
Bank Merger Certificates	4
Bonus Plans	39
Certificate	2
Certificate of Merger	2
CFPB	13
Change in Company Recommendation	46
Chosen Courts	65
Closing	2
Closing Date	2
Commissioner	12
Company	1
Company 401(k) Plan	48
Company Articles	8
Company Benefit Plans	18
Company Bylaws	8
Company Contract	24
Company Disclosure Schedule	7
Company Equity Awards	4
Company Indemnified Parties	50
Company Meeting	44
Company Owned Properties	27
Company Qualified Plans	19
Company Real Property	27
Company Recommendation	44
Company Regulatory Agreement	24
Company Reports	14
Company Representative	40
Company RSA	3
Company Stock	2
Company Stock Option	3
Company Stock Plans	3
Company Subsidiary	8
Continuing Employees	47
DIF	12
Effective Time	2
Employee Personal Data	48
Enforceability Exceptions	11
Environmental Laws	25
ERISA	18
ERISA Affiliate	19
ESOP	9
ESOP Loan	26
Exchange Agent	5
Exchange Fund	5

FDIC	9
Federal Reserve Board	7
GAAP	8
GB	1
General Release	47
Governmental Entity	12
HOLA	7
Intellectual Property	28
Intervening Event	46
IRS	17
KBW	16
Key Employees	56
Laws	21
Liens	10
Loan Interests	30
Loans	29
Maryland Department	2
Massachusetts BBI	12
Material Adverse Effect	7
Materially Burdensome Regulatory Condition	43
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Articles	4
Merger Sub Bylaws	4
Merger Sub Common Stock	3
MGCL	1
MHPF	12
Multiemployer Plan	19
NASDAQ	55
New Plans	47
Non-Disclosure Agreement	44
Notifying Party	52
OCC	13
Parent	1
Parent Bylaws	32
Parent Certificate	32
Parent Disclosure Schedule	31
Parent Representative	40
Permitted Encumbrances	27
Preliminary 280G Calculations	20
Premium Cap	51
Proxy Statement	12
Regulatory Agencies	13
Related Party Contract	28
Representatives	52
Requisite Company Vote	11
Requisite Regulatory Approvals	43

A-(v)

Sarbanes-Oxley Act	14
SEC	12
Securities Act	13
SERP	49
SFCSB	1
SRO	12
Subsidiary	8
Superior Proposal	54
Surviving Corporation	1

Suspense Shares	9
Takeover Statutes	29
Tax	18
Taxes	18
Termination Date	59
Termination Fee	61
Trust	26
Trustee	26
Volcker Rule	22

A-(vi)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 5, 2016 (this “Agreement”), by and among Salem Five Bancorp, a Massachusetts mutual holding company (“Parent”), Bright Star, Inc., a Maryland corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Georgetown Bancorp, Inc., a Maryland corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Trustees of Parent, and the Boards of Directors of Merger Sub and the Company have determined that it is in the best interests of their respective companies and the Boards of Directors of Merger Sub and the Company have determined that it is in the best interests of their respective constituents to consummate the strategic business combination transactions provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), so that the Company is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, immediately following the Merger, Georgetown Bank (“GB”) will, subject to the terms and conditions set forth herein and in the Bank Merger Agreement (as defined below), merge with and into Salem Five Cents Savings Bank (“SFCSB”) (the “Bank Merger”), so that SFCSB is the surviving bank in the Bank Merger;

WHEREAS, immediately following the Bank Merger, the Surviving Corporation shall dissolve and liquidate into Parent;

WHEREAS, concurrently with the execution of this Agreement, Parent is entering into Voting and Support Agreements with certain directors and executive officers of the Company, in each case in the form agreed to by the parties; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1                          The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Merger Sub shall merge with and into the Company. The Company shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.2                          Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Boston time at the offices of K&L Gates LLP, on a date which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

Section 1.3                          Effective Time. The Merger shall become effective as set forth in the certificate of merger to be filed with the Maryland State Department of Assessments and Taxation (the “Maryland Department”) on the Closing Date (the “Certificate of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

Section 1.4                          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL.

Section 1.5                          Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

(a)                               Each share of the common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Stock”), except for shares of Company Stock owned by the Company as treasury stock, or owned by any Subsidiary of the Company), shall be converted into the right to receive $26.00 in cash without interest (the “Merger Consideration”).

(b)                              All of the shares of Company Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include as applicable (and as reasonably interpreted by Parent) reference to book-entry account arrangements for the ownership of shares of Company Stock) previously representing any such shares of Company Stock shall thereafter represent only the right to receive the Merger Consideration. Certificates previously representing shares of Company Stock shall be exchanged for the Merger Consideration upon the surrender of such Certificates in accordance with Section 2.2. If, prior to the Effective Time, the outstanding shares of Company Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar change in capitalization (not including, for the avoidance of doubt, for any such change in the number of outstanding shares of Company Stock as a result of exercises of Company Stock Options, in accordance with their terms), the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing in this Section 1.5(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c)                               Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Stock that are owned by the Company as treasury stock or owned by any Subsidiary of the Company shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

Section 1.6                          Merger Sub Common Stock. At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (“Merger Sub Common Stock”) shall be converted into one issued and outstanding share of common stock of the Surviving Corporation.

Section 1.7                          Treatment of Company Equity Awards.

(a)                               At the Effective Time, each option granted by the Company to purchase shares of Company Stock under the Company’s 2009 Equity Incentive Plan and the Company’s 2014 Equity Incentive Plan (collectively, the “Company Stock Plans”) that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall entitle the holder of such Company Stock Option to receive (without interest), at the Effective Time, an amount in cash equal to the product of (i) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Stock of such Company Stock Option, less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Stock Option which has an exercise price per share of Company Stock that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

(b)                              At the Effective Time, each outstanding restricted stock award (a “Company RSA”) under the Company Stock Plans, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall entitle the holder of such Company RSA to receive (without interest), at the Effective Time, an amount in cash equal to (A) the number of shares of Company Stock subject to such Company RSA immediately prior to the Effective Time multiplied by (B) the Merger Consideration, less applicable Taxes required to be withheld with respect to such payment.

(c)                               At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Stock Options, and Company RSAs (collectively, the “Company Equity Awards”) pursuant to this Section 1.7. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Equity Awards.

Section 1.8                          Articles of Incorporation of Surviving Corporation. At the Effective Time, the articles of incorporation of Merger Sub (“Merger Sub Articles”), as in effect at the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law.

Section 1.9                          Bylaws of Surviving Corporation. At the Effective Time, the bylaws of Merger Sub (“Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

Section 1.10                  Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately thereafter.

Section 1.11                  Bank Merger. Immediately following the Merger, GB will merge with and into SFCSB. SFCSB shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of GB shall cease. The parties agree that the Bank Merger shall become effective immediately following the Merger. Within thirty (30) days after the date of this Agreement, SFCSB and GB shall enter into the agreement and plan of merger in the form attached hereto as Exhibit A (the “Bank Merger Agreement”) and (a) the Company shall cause the Bank Merger Agreement to be duly authorized, executed and delivered by GB and (b) Parent shall cause the Bank Merger Agreement to be duly authorized, executed and delivered by SFCSB. The Company shall cause GB, and Parent shall cause SFCSB, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Merger. Within thirty (30) days after the date hereof, (i) the Company, in its capacity as sole stockholder of GB, shall approve the Bank Merger Agreement and the Bank Merger and (ii) Parent, in its capacity as sole stockholder of SFCSB, shall approve the Bank Merger Agreement and the Bank Merger.

Section 1.12                  Dissolution of Surviving Corporation.  Immediately following the Bank Merger, the Surviving Corporation shall be dissolved and liquidated into Parent.

Section 1.13                  Possible Alternative Structures. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent shall be entitled to revise the structure of the transaction described in Article I, provided that (a) there are no adverse federal or state income tax consequences to the Company and its stockholders as a result of the modification; (b) the consideration to be paid to the holders of Company Stock, Company Stock Options and Company RSAs under this Agreement is not thereby changed in kind or value or reduced in amount; (c) there are no adverse changes to the benefits and other arrangements provided to or on behalf of the Company’s directors, officers and other employees; and (d) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or non-objection of Governmental Entities. Parent, Merger Sub, and the Company agree to amend this Agreement, the Bank Merger Agreement and any related documents appropriately in order to reflect any such revised structure.

ARTICLE II
EXCHANGE OF CERTIFICATES AND PAYMENT OF COMPANY EQUITY AWARDS

Section 2.1                          Parent to Make Merger Consideration Available. No later than one (1) business day prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, an amount in cash sufficient to pay the aggregate Merger Consideration (the “Exchange Fund”), to be paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Stock.

Section 2.2                          Delivery of Merger Consideration.

(a)                               As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, as applicable. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor a check representing the amount of the Merger Consideration and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration, as applicable.

(b)                              In the event of a transfer of ownership of a Certificate representing Company Stock that is not registered in the stock transfer records of the Company, the proper amount of cash shall be paid to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a person other than the registered holder of the Certificate or establish to the reasonable satisfaction of Parent that the Tax has been paid or is not applicable.

(c)                               After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration to be paid in consideration therefor in accordance with the procedures in this Article II.

(d)                              Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be paid to Parent. Any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration without any interest thereon, upon due surrender of their Certificate or Certificates. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)                               Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration or any other consideration otherwise payable pursuant to this Agreement to any holder of Company Stock, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(f)                                In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

Section 2.3                          Payment of Company Equity Awards. At the Effective Time, Parent or Company shall pay or cause to be paid to each holder of a Company Equity Award the amounts to which such holder is entitled as determined in accordance with Sections 1.7(a), and 1.7(b).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced therein and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) to a reader unfamiliar with the Company’s business from reading only the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Company Reports filed by the Company after January 1, 2015 and prior to the date hereof (but disregarding any disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

Section 3.1                          Corporate Organization.

(a)                               The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is a savings and loan holding company within the meaning of the Home Owners’ Loan Act of 1933 (the “HOLA”) and is duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, any event, occurrence, fact, condition or change that is, or could reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in general economic or capital market conditions affecting financial institutions or their holding companies, including, but not limited to, changes in general interest rates, (D) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement (excluding the obligations with respect to the Company and its Subsidiaries operating in the ordinary course of business) in contemplation of the transactions contemplated hereby (it being understood that, for purposes of Section 3.3(b) and Section 7.2(a) (to the extent relating to Section 3.3(b)), the exceptions set forth in this clause (E) shall not apply in determining whether a Material Adverse Effect has occurred), or (F) the reasonable and customary expenses incurred by the Company or Parent in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party or any Subsidiary of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” shall have the meaning ascribed to it in Section 10(a)(1)(G) of HOLA. True and complete copies of the articles of incorporation of the Company (the “Company Articles”) and the amended and restated bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent, and the Company is not in violation of the Company Articles and Company Bylaws.

(b)                              Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of GB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Subsidiaries of the Company as of the date hereof and (y) all persons (not including the Company Subsidiaries) in which the Company, together with any Company Subsidiaries, owns (directly or indirectly) 5% or more of a class of voting securities.

Section 3.2                          Capitalization.

(a)                               The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock, par value $0.01 per share, and 50,000,000 shares of Preferred Stock, par value $0.01 per share. As of the date hereof, there are (i) 1,840,920 shares of Company Stock issued and outstanding (which, for the avoidance of doubt, do not include shares held in treasury), (ii) zero shares of Preferred Stock issued and outstanding, (iii) zero shares of Company Stock held in treasury, (iv) 122,775 shares of Company Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (v) 93,494 shares of Company Stock reserved for issuance upon the award of Company Stock Options or Company RSA under the Company Stock Plans and (vi) no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding. Out of the 1,840,920 shares of Company Stock, there were (A) 63,616 shares of Company Stock allocated to participant accounts under the Georgetown Savings Bank Employee Stock Ownership Plan (the “ESOP”) and (B) 79,645 shares of Company Stock allocated to the suspense account pursuant to the ESOP (the “Suspense Shares”).  All the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, no trust preferred or subordinated debt securities of the Company or any Company Subsidiary are issued or outstanding. Other than the Company Equity Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company or any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except with respect to the ESOP, the Company and its Subsidiaries are not a party to any voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Company Stock or other equity interests of the Company. Each grant of a Company Equity Award was duly authorized no later than the grant date of such award by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes. Each such grant was made under a Company Stock Plan and in all material respects in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws. Each grant of a Company Equity Award was properly accounted for in accordance with GAAP in the financial statements (and properly disclosed in the related notes) of the Company and disclosed in the Company Reports in accordance with the Exchange Act and all other applicable Laws. No Company Subsidiary owns any shares of Company Stock (other than shares held in managed accounts, separate accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted).

(b)                              Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither the Company nor any Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of any Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any Company Subsidiary.

(c)                               Section 3.2(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all Company Stock Options and Company RSAs outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award (assuming achievement of any applicable performance goals at the target and maximum levels, respectively), (iii) the grant date of each such Company Equity Award, (iv) the vesting schedule for each such Company Equity Award and (v) the exercise price for each such Company Stock Option.

(d)                              Holders of shares of Company Stock are not entitled to appraisal rights in respect of such shares in accordance with Title 3, Subtitle 2 of the MGCL.

Section 3.3                          Authority; No Violation.

(a)                               The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of the Company. The Board of Directors of the Company has unanimously (i) determined that the Merger, on the terms and conditions set forth in this Agreement, is fair to and in the best interests of the Company and its stockholders and

(ii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders and (iii) subject to the provisions hereof, resolved to recommend that this Agreement be approved by the Company’s stockholders at such meeting and has approved a resolution to the foregoing effect. Except for (x) the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Stock (the “Requisite Company Vote”), (y) the approval of the Bank Merger Agreement by the Board of Directors of GB and the approval of the Bank Merger Agreement by the Company as its sole stockholder and (z) approvals by the Board of Directors of the Company and its stockholders with respect to the Merger, no other corporate proceedings (including approval of stockholders) on the part of the Company or any Company Subsidiary are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)                              Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company or any of its Subsidiaries of the transactions contemplated hereby, including the Bank Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or any of the organizational or governing documents of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or, (y) except as set forth in Section 3.3(b) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except for such violations, conflicts, breaches or defaults under clause (y) hereof that, either individually or in the aggregate, will not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

Section 3.4                          Consents and Approvals. Except for (a) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in preliminary and definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), (b) the filing of the Certificate of Merger with the Maryland Department pursuant to the MGCL and the filing of the Bank Merger Certificates, (c) the filing of applications, filings and notices, as applicable, by Parent, Merger Sub and SFCSB, with the Federal Reserve Board, the Office of the Massachusetts Commissioner of Banks (the “Commissioner”) and the Massachusetts Board of Bank Incorporation (the “Massachusetts BBI”), in connection with the Merger, including under the BHCA and approval of such applications, filings and notices, (d) the filing of applications, filings and notices, as applicable, by Parent, Merger Sub and SFCSB, with the FDIC and the Commissioner, in connection with the Bank Merger, including under the Bank Merger Act and HOLA, and approval of such applications, filings and notices, (e) the obtaining by Parent of a letter from the Massachusetts Housing Partnership Fund (“MHPF”) to the Commissioner stating that Parent has made “satisfactory arrangements” with the MHPF, (f) obtaining by Parent from the Depositors Insurance Fund (“DIF”) a letter to the Commissioner stating that “arrangements satisfactory to the Depositors Insurance Fund” have been made in connection with the Bank Merger, (g) a notice to the New Hampshire Banking Department by SFCSB to operate a branch office in New Hampshire, (h) the filing of any required applications, filings or notices with any Governmental Entities set forth in Section 3.4 of the Company Disclosure Schedule and the receipt of the necessary approvals and consents referenced therein, no consents or approvals of or filings or registrations by the Company and GB with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (an “SRO”) (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company and its Subsidiaries of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, the Company is not aware of any reason why such necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis and without the imposition of a Materially Burdensome Regulatory Condition. Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of the Company’s representations and warranties set forth in this Section 3.4 are based on the accuracy of information provided by Parent, the representations and warranties in this Section 3.4 shall be limited to the extent affected by any inaccuracy in such information.

Section 3.5                          Reports.

(a)                               The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with (i) any state regulatory authority, (ii) the SEC, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Office of the Comptroller of the Currency (the “OCC”), (v) the Consumer Financial Protection Bureau (the “CFPB”), if any, (vi) any foreign regulatory authority and (vii) any SRO ((i) –(vii), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed. Except as set forth in Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (x) except for regulatory examinations in the ordinary course of business, no Regulatory Agency has initiated or, to the knowledge of the Company or any of its Subsidiaries, has pending any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2013, (y) there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (z) except for regulatory examinations in the ordinary course of business, there has been no formal or informal inquiry by, or disagreement or dispute with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2013, in each case of clauses (x) through (z), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)                              An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company since January 1, 2013 pursuant to the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) (the “Company Reports”) is publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) since January 1, 2013. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

Section 3.6                          Financial Statements.

(a)                               The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and immaterial in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Baker Newman & Noyes has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                              Neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities (i) that are reflected or reserved against on the consolidated balance sheet of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or its Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2016 and March 31, 2016 (including any notes thereto), (ii) incurred in the ordinary course of business consistent with past practice since June 30, 2016, and which is not material in amount, (iii) incurred in connection with this Agreement and the transactions contemplated hereby, (iv) arising under any contract or agreement set forth in Section 3.13(a) of the Company Disclosure Schedule except to the extent arising from the Company’s or its applicable Subsidiary’s breach of any such contract or agreement or (v) disclosed pursuant to clause (a) or (b) of the first paragraph of this Article III. Except as described in the Company’s reports filed by the Company with the SEC and publicly available on EDGAR prior to the date hereof, none of the Company or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c)                               The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom). The Company

(x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures, if any, were made in writing by management to the Company’s auditor and audit committee and a copy of any such disclosure has been made available to Parent. There is no reason to believe that the Company’s chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                              Since January 1, 2013, (i) neither the Company nor any of its Subsidiaries, nor, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

Section 3.7                          Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc. (the “KBW”), neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement by the Company of KBW related to the Merger and the other transactions contemplated hereby.

Section 3.8                          Absence of Certain Changes or Events.

(a)                               Since December 31, 2015, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)                              Except as set forth in Sections 3.8, 5.1 and 5.2 of the Company Disclosure Schedule (in the case of Sections 5.1 and 5.2 of the Company Disclosure Schedule, solely to the extent the applicable action occurs following the date hereof) and in connection with matters related to this Agreement and the Company’s review of its strategic alternatives (which, for the avoidance of doubt, shall not include entering into an agreement or transaction for an Acquisition Proposal), since December 31, 2015, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

Section 3.9                          Legal Proceedings.

(a)                               Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                              There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

Section 3.10                  Taxes and Tax Returns.

(a)                               Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, the federal income Tax Returns of the Company and its

Subsidiaries for all years to and including 2015 have been examined by the Internal Revenue Service (the “IRS”) and are closed or are federal income Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. The Company has made available to Parent true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (other than a group the common parent of which was the Company) filing a joint, combined, unitary or consolidated Tax Return or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury regulations section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury regulations section 1.6011-4(b)(1). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code.

(b)                              As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)                               As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

Section 3.11                  Employees and Employee Benefit Plans.

(a)                               Section 3.11(a) of the Company Disclosure Schedule lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock or other equity or equity-based incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, consultant, officer or director of the Company or any of its Subsidiaries and with respect to which any ongoing obligation exists or any potential liability is borne by the Company or any of its Subsidiaries.

(b)                              The Company has heretofore made available to Parent true and complete copies of (i) each Company Benefit Plan, including any amendments thereto, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (D) the most recently prepared actuarial report for each Company Benefit Plan (if applicable), and (E) all material correspondence to or from any Governmental Entity received in the last six (6) years with respect to such Company Benefit Plan.

(c)                               Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(d)                              Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, and there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.

(e)                               None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has contributed (or had any obligation to contribute) to, in the last six (6) years, or has any obligation or potential liability with respect to, an employee benefit plan that is subject to sections 412 or 302 of the Code or Title IV of ERISA. None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has ever maintained, established, participated in or contributed to, or is or has ever been obligated to contribute to, or has ever otherwise incurred any obligation or liability

(including any contingent liability) under, any “multiemployer plan” within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”). For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of section 414 of the Code.

(f)                                Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries sponsors, or has any current or projected liability for, any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by section 4980B of the Code or similar state Law.

(g)                               All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(h)                              There are no, and since January 1, 2013 there have not been any, pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits, investigations, audits (other than routine audits by a Governmental Entity), proceedings or arbitrations that have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit, investigation, audit (other than a routine audit by a Governmental Entity), proceeding or arbitration against the Company Benefit Plans, or the Company or any of its Subsidiaries with respect to any Company Benefit Plan.

(i)                                  Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, or increase in the amount or value of, any payment, right or other benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under section 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax). The Company has made available to Parent preliminary Section 280G calculations (the “Preliminary 280G Calculations”) which, based on the assumptions set forth therein, are true and correct as of the date hereof.

(j)                                  There are no and since January 1, 2013, there have not been any pending or, to the knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by or since January 1, 2013 has been a party to or bound by, any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company and its Subsidiaries.

(k)                              The Company and each of its Subsidiaries are, and have been since January 1, 2013, in material compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, works compensation, continuation coverage under group health plans, wage payment and the payment of withholding of taxes. No employee of the Company or any of its Subsidiaries is employed by the Company or any of its Subsidiaries outside of the United States.

(l)                                  Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, here has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or making a change in employee participation or coverage under, any Company Benefit Plan that would increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended December 31, 2015, except as required in order to comply with applicable Law.

Section 3.12                  Compliance with Applicable Law.

(a)                               The Company and each of its Subsidiaries hold, and have at all times since January 1, 2013, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b)                              The Company and each of its Subsidiaries have since January 1, 2013 (i) complied with and are not in default or violation under any applicable federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity (collectively, “Laws”), or policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Foreign Corrupt Practices Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Investment Advisers Act of 1940, any regulations promulgated by the CFPB, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans, (ii) been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”), and (iii) established and maintained a system of internal controls designed to ensure compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, except where, in the case of clauses (i), (ii) and (iii), the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(c)                               None of the Company, or its Subsidiaries any director, officer, employee, agent or other person, in each case acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar Law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(d)                              Each of the Company and its Subsidiaries has complied in all material respects with, and is not in material default or violation under, 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the OCC and the SEC in connection therewith (collectively, the “Volcker Rule”) since April 1, 2014. Section 3.12(d) of the Company Disclosure Schedule sets forth (i) all Company Subsidiaries engaged in activities that require the use of an exemption in 12 C.F.R. §§ 44.4-44.6, 248.4-248.6, or 17 C.F.R. §§255.4-255.6, and (ii) all covered funds that the Company or any of its Subsidiaries sponsors, or in which the Company or any of its Subsidiaries holds an ownership interest (as defined in the Volcker Rule), as well as all the applicable exemptions or exclusions in 12 C.F.R. §§ 44.11-44.13, 248.11-248.13, or 17 C.F.R. § 255.11-255.13 that the Company and its Subsidiaries rely upon with respect to such covered funds.

(e)                               GB is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator).

(f)                                GB is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and has had a rating of “satisfactory” or better since January 1, 2013.

(g)                               The Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Law since January 1, 2013. None of the Company, any of its Subsidiaries, or any of the respective directors, officers or employees has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account since January 1, 2013.

Section 3.13                  Certain Contracts.

(a)                               Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger will so restrict the ability of Surviving Corporation or any of its affiliates to engage in such activities, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) other than (A) extensions of credit, (B) other banking products offered by the Company and its Subsidiaries or (C) derivatives (in the case of each of sub-clauses (A) through (C), entered into in the ordinary course of business), that creates future aggregate payment obligations in excess of $500,000 and that by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less, (v) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries or the guaranty of indebtedness of third parties (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) with a principal amount in excess of $500,000, (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries, (vii) that is material and obligates the Company or any of its Subsidiaries, or following the Closing, will obligate the Surviving Corporation or any of its affiliates, to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants, (viii) other than that entered into in the ordinary course of business consistent with past practice (including acquisition or disposition of blocks or pools of loans in the ordinary course of business), that relates to the acquisition or disposition of any assets or any business for a purchase price in excess of $100,000 (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations as of the date of this Agreement that are material to the Company and its Subsidiaries, taken as a whole, (ix) that limits the payment of dividends by the Company or any of its Subsidiaries, (x) that is material to the Company and its Subsidiaries, taken as a whole, or (xi) that would require any affiliate of Parent, other than the Surviving Corporation and its Subsidiaries, to purchase or acquire any goods or services. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) in existence as of the date hereof (excluding any Company Benefit Plan), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract” (provided that, for purposes of the first sentence of Section 3.13(b) and the first reference to that term in Section 5.2(e), the term “Company Contract” will include any of the above entered into after the date hereof that would have been a Company Contract if it had been in existence as of the date hereof).

(b)                              In each case (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Company Contract, (iii) to the Company’s knowledge each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where, in the case of this Section 3.13(b), the failure would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent prior to the date hereof true, correct and complete copies of each Company Contract in existence as of the date hereof.

Section 3.14                  Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

Section 3.15                  Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or any of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.16                  Environmental Matters.

(a)                               The Company and its Subsidiaries are, to their knowledge, in compliance in all material respects, and, to their knowledge, have complied since January 1, 2013, in all material respects, with all Laws, policies or guidelines of any Governmental Entity, permits, authorizations and requirements of any Governmental Entity relating to: (i) the environment, health and safety as it relates to hazardous substance exposure, or natural resource damages, (ii) the handling, storage, labeling, notification, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of the Company any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action, private environmental investigation or remediation activity or governmental investigation that would impose any liability or obligation on the Company or any of its Subsidiaries. There are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability.

(b)                              The Company and its Subsidiaries have provided or otherwise made available to Parent and listed in Section 3.16(b) of the Company Disclosure Schedules (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company and its Subsidiaries or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company or its Subsidiaries related to compliance with Environmental Laws  and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes); provided, however, that any such documents pertaining to loans of the Company or its Subsidiaries are not listed in Section 3.16(b) of the Company Disclosure Schedules and have not been made available but have been available for inspection at the offices of the Company.

Section 3.17                  ESOP.

(a)                               The ESOP was validly authorized and established in accordance with applicable laws.  The trust under the ESOP (the “Trust”) is a trust established in accordance with Section 501(a) of the Code and is administered and interpreted in accordance with the laws of the Commonwealth of Massachusetts.  The trustee of the Trust (the “Trustee”) has the requisite power and authority to carry out its duties under the Trust and the transactions contemplated by this Agreement.

(b)                              The ESOP has received a determination from the Internal Revenue Service that the ESOP meets the applicable qualification requirements of Section 401(a) of the Code and, to the knowledge of the Company, since the date of such determination (i) such qualified status has not been revoked and (ii) nothing has occurred that would reasonably be expected to cause revocation of such qualified status.  The shares of Common Stock held by the Trust constitute “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 407(d)(5) of ERISA.

(c)                               Other than the outstanding indebtedness (as of the Closing Date) owed to the Company by the ESOP pursuant to the Term Loan Agreement, dated as of July 11, 2012, by and between Company and the Trustee (the “ESOP Loan”) and outstanding invoices from service providers, there is no existing indebtedness of the ESOP.

(d)                              The Company has provided or made available any documents that provide for indemnification of the fiduciaries of the Trust or the ESOP or such fiduciaries’ financial advisors in connection with any prior transactions involving the Trust or the ESOP within the preceding six (6) years or the transactions contemplated by this Agreement.

Section 3.18                  Investment Securities and Commodities.

(a)                               Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the financial statements included in the Company Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(b)                              The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, the Company has made available to Parent the material terms of such policies, practices and procedures.

Section 3.19                  Real Property. The Company or a Company Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since such date in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof (except for leases that have expired by their terms since such date) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. The properties and assets of the Company and its Subsidiaries are in good condition and are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

Section 3.20                  Intellectual Property. Except as set forth in Section 3.20 of the Company Disclosure Schedule, the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for, or used in, the conduct of its business as currently conducted. (a)(i) The use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate (and has not infringed, misappropriated or otherwise violated) the rights of any person and is (and has been) in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries and (c) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how, including inventions, processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

Section 3.21                  Related Party Transactions. Except as set forth in Section 3.21 of the Company Disclosure Schedule, there are no transactions (or series of related transactions), agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) or beneficially owned 5% or more of the outstanding Company Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company), on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally (each such agreement, arrangement or understanding, a “Related Party Contract”).

Section 3.22                  State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such Laws, “Takeover Statutes”).

Section 3.23                  Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration to be received by the holders of Company Stock in the Merger pursuant to this Agreement was fair, from a financial point of view, to the holders of Company Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.24                  Company Information. The Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by Parent or any affiliate or representative of Parent specifically for use or incorporation by reference in the Proxy Statement. None of the information supplied or to be supplied by the Company or its representatives specifically for inclusion or incorporation by reference in any other document to be filed with any other Regulatory Agency in connection with the transactions contemplated hereby will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.25                  Loan Portfolio.

(a)                               As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including (A) leases, credit enhancements, commitments, guarantees and interest-bearing assets and (B) any participation in any of the foregoing) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which, as of June 30, 2016, had an outstanding balance of $100,000 or more and under the terms of which the obligor was, as of June 30, 2016, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loan to any director, executive officer or 5% or greater stockholder of the Company or any of its Subsidiaries or any such person’s immediate family members or affiliates, except as set forth on Section 3.25(a) of the Company Disclosure Schedule. Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries (I) that, as of June 30, 2016, were (x) on non-accrual status or (y) classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount, principal write-off amount and net principal of each such Loan and the identity of the borrower thereunder, other than Loans with a principal amount of $100,000 or less individually or (II) with respect to which, since January 1, 2015, the interest rate has been reduced and/or the maturity date has been extended subsequent to the agreement under which such Loan or Loan participation was originally created due to concerns regarding the borrower’s ability to pay in accordance with the initial terms, excluding, in the case of this clause (II), (x) those loans the Company classifies as government insured pool buyout loans or residential mortgage loans and (y) Loans with a principal amount of $100,000 or less individually, and (B) each asset of the Company or any of its Subsidiaries that, as of June 30, 2016, is classified by the Company as “Other Real Estate Owned” and the book value thereof, other than such assets with a book value of $100,000 or less individually.

(b)                              Each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are, in all material respects, true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)                               Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws.

(d)                              Except as set forth in Section 3.25(d)(i) of the Company Disclosure Schedule, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold a material amount of Loans, pools of Loans, participations in Loans or mortgage servicing rights contains any obligation to repurchase or take back any such Loans or interests therein or rights (collectively, “Loan Interests”) that is not in all material respects consistent with industry standards (or would be triggered solely by a failure to pay) and, to the knowledge of the Company, other than in the ordinary course of business, there are no claims for any such repurchase or put back. Section 3.25(d)(ii) of the Company Disclosure Schedule sets forth summary information that is accurate and complete in all material respects regarding the Company’s and its Subsidiaries’ history with respect to such repurchases and put backs of Loan Interests and claims with respect thereto for each of the years ended December 31, 2013, December 31, 2014 and December 31, 2015, and the quarters ended June 30, 2016 and March 31, 2016.

(e)                               Except as set forth in Section 3.25(e) of the Company Disclosure Schedule, there are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)                                Except as set forth in Section 3.25(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is (i) now nor has it ever been since January 1, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans, or (ii) aware of any claim, proceeding or investigation with respect thereto by any person.

Section 3.26                  Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for (a) policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries and (b) bank owned life insurance that provides benefits to the beneficiaries of certain officers of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

Section 3.27                  Information Security. To the knowledge of the Company, since January 1, 2013, no third party has gained unauthorized access to any information technology networks used in the operation of the business of the Company and its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have a Material Adverse Effect on Parent, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (i) any other section of Article IV specifically referenced or cross-referenced therein and (ii) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) to a reader unfamiliar with the Company’s business from reading only the disclosure that such disclosure applies to such other sections, Parent hereby represents and warrants to the Company as follows:

Section 4.1                          Corporate Organization.

(a)                               Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Parent is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. Parent is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.  Each of Parent and Merger Sub has the company or corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis. True and complete copies of the articles of organization of Parent (“Parent Certificate”), bylaws of Parent (“Parent Bylaws”), Merger Sub Articles and Merger Sub Bylaws, each as in effect as of the date of this Agreement, have previously been made available by Parent to the Company and none of Parent or Merger Sub is in violation of its organizational or governing documents, except for any such violation that would not, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

(b)                              SFCSB is duly organized and validly existing under the laws of the Commonwealth of Massachusetts, is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis, and has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(c)                               Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Merger Sub and SFCSB.

Section 4.2                          Authority; No Violation.

(a)                               Each of Parent and Merger Sub has full company or corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and authorized by the Board of Trustees of Parent and Board of Directors of Merger Sub and no other company or corporate proceedings (including approval of corporators or stockholders) on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, except the approval of the Bank Merger Agreement by the Board of Directors of SFCSB and approval and adoption of the Bank Merger Agreement by Parent as sole stockholder of SFCSB. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)                              The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent, Merger Sub and SFCSB of the transactions contemplated hereby, including the Bank Merger, and compliance by Parent, Merger Sub and SFCSB with any of the terms or provisions hereof, will not (i) violate any provision of the Parent Certificate, the Parent Bylaws, Merger Sub Articles, Merger Sub Bylaws, the articles of organization of SFCSB or the bylaws of SFCSB, or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (A) violate any Law applicable to Parent, Merger Sub or any of their Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

Section 4.3                          Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, by Parent, Merger Sub and SFCSB, with the Federal Reserve Board, the Commissioner and the Massachusetts BBI, in connection with the Merger, including under the BHCA and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, by Parent, Merger Sub and SFCSB, with the FDIC and the Commissioner, in connection with the Bank Merger, including under the Bank Merger Act and HOLA, and approval of such applications, filings and notices, (c) the obtaining by Parent of a letter from the MHPF to the Commissioner stating that Parent has made “satisfactory arrangements” with the MHPF, (d) obtaining by Parent from the DIF a letter to the Commissioner stating that “arrangements satisfactory to the Depositors Insurance Fund” have been made in connection with the Bank Merger, (e) a notice to the New Hampshire Banking Department by SFCSB to operate a branch office in New Hampshire, (f) the filing of the Certificate of Merger with the Maryland Department pursuant to the MGCL, and the filing of the Bank Merger Certificates, and (g)  the filing of any required applications, filings or notices with any Governmental Entities set forth in Section 4.3 of the Parent Disclosure Schedule and the receipt of the necessary approvals and consents referenced therein, no consents or approvals of or filings or registrations with any Governmental Entity are necessary by Parent, Merger Sub and SFCSB in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent, Merger Sub and SFCSB of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Parent has no reason to believe that the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis and without the imposition of a Materially Burdensome Regulatory Condition. Notwithstanding anything in this Agreement to the contrary, to the extent the accuracy of Parent’s representations and warranties set forth in this Section 4.3 are based on the accuracy of information provided by the Company, the representations and warranties in this Section 4.3 shall be limited to the extent affected by any inaccuracy in such information.

Section 4.4                          Financial Statements. Parent has previously made available to the Company copies of the consolidated balance sheets of Parent as of December 31 for the fiscal years 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in retained earnings, and cash flows for the fiscal years 2015 and 2014. Such financial statements (including the related notes, where applicable) (a) fairly present in all material respects the results of the consolidated operations and consolidated financial position of Parent for the fiscal periods or as of the dates therein set forth and (b) have been prepared in accordance with GAAP consistently applied during the periods involved.  The financial statements are based on the books and records of Parent, and fairly present in all material respects the financial condition of Parent as of the respective dates they were prepared and the results of the operations of Parent for the periods indicated.

Section 4.5                          Legal Proceedings.

(a)                               Except as would not, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis, none of Parent nor any of their Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                              There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or any of their assets (or that, upon consummation of the Merger, would apply to Parent or any of the affiliates) that would, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis.

Section 4.6                          Compliance with Applicable Law.

(a)                               Parent and their Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable Law or policy and/or guideline of any Governmental Entity relating to Parent or its Subsidiaries, except where neither such failure to comply with nor such default or violation under any applicable Law or policy and/or guideline of any Governmental Entity relating to Parent or any of their Subsidiaries would, either individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis. As of the date hereof, SFCSB has a Community Reinvestment Act rating of “satisfactory” or better.

(b)                              Parent and SFCSB are each “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator), and each will be “well-capitalized” upon the consummation of the transactions contemplated by this Agreement.

Section 4.7                          Parent Information. None of the information supplied or to be supplied by Parent, Merger Sub or their respective representatives in writing for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Company Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Parent or Merger Sub with respect to information supplied by the Company or any affiliate or representative of the Company specifically for use or incorporation by reference therein.

Section 4.8                          Availability of Funds. As of the Closing Date, Parent shall have or have immediately available to it sufficient funds (which funds, as well as the obligations of Parent and Merger Sub hereunder, shall not be subject to any financing condition or contingencies) to consummate the Merger and the other transactions contemplated hereby and required for the satisfaction of all obligations of Parent and Merger Sub under this Agreement, including the payment of the aggregate Merger Consideration and the aggregate consideration in respect of the Company Equity Awards under Section 1.7.

Section 4.9                          Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, 100 shares of which are validly issued and outstanding. All the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business other than (a) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement or (b) in relation to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.10                  Ownership of Shares. None of Parent or any of its Subsidiaries owns as General Account Shares any Company Stock, beneficially, of record or otherwise, as of the date hereof or at any from the date hereof to the time that is immediately prior to the Effective Time.

Section 4.11                  No Interested Stockholder. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the MGCL, none of Parent or Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” thereunder, except as would not be material for purposes hereof.

Section 4.12                  Absence of Certain Changes or Events.  Since December 31, 2015, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent or SFCSB.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1                          Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or expressly permitted by this Agreement (including as expressly set forth in Section 5.1 or 5.2 of the Company Disclosure Schedule), required by applicable Law or as consented to in writing by Parent, (a) the Company shall, and shall cause its Subsidiaries to, (i) conduct its business (A) in the ordinary course of business in all material respects and (B) in compliance in all material respects with applicable Laws and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) each of the Company and Parent shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be expected to adversely and materially affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

Section 5.2                          Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.1 and 5.2 of the Company Disclosure Schedule, as expressly contemplated or expressly permitted by this Agreement or as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a)                               other than in the ordinary course of business consistent with past practice, incur any liability or indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)                              (i)                                  adjust, split, combine or reclassify any capital stock;

(ii)                              make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company in the ordinary course of business (including being declared and paid consistent with past practice from a timing perspective) at a rate not in excess of $0.05 per share of Company Stock,

(B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, or (C) the acceptance of shares of Company Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case, in accordance with past practice and the terms of the applicable award agreements);

(iii)                          grant any Company Equity Awards or any other stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)                          issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Company Stock Options or the settlement of Company Equity Awards in accordance with their terms;

(c)                               sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)                              except for transactions in the ordinary course of business consistent with past practice, acquire any assets or make any investment either by purchase of stock or securities, contributions to capital, property transfers, purchases of loan pools, purchases of participation interests in loans or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of the Company;

(e)                               (i) terminate, amend or waive any provision of any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any lease or contract, other than (A) any normal renewal of a contract or a lease that after the renewal (I) has aggregate future payment obligations of $25,000 or less, (II) has a term of 18 months or less, and (III) does not have a termination fee in excess of the value of such contract or lease; and (B) any amendment(s) of a contract or a lease (I) that individually or in the aggregate result in an increase in aggregate future payment obligations of no more than the lesser of 10% of the value of such contract or lease as of the date of this Agreement and $50,000, in each case, for all amendments of such contract or lease since the date of this Agreement and (II) that does not extend the term of such contract or lease (provided, in the case of clauses (A) and (B), that no such contract or lease shall be both renewed and amended), in each case with respect to clauses (A) and (B), without material adverse changes of terms with respect to the Company or, following the closing, to the Surviving Corporation or any of its affiliates, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f)                                terminate, amend or waive any provision of any Related Party Contract or enter into any agreement, arrangement or understanding that would constitute a Related Party Contract;

(g)                               except as required under applicable Law or the terms of any Company Benefit Plan, (i) enter into, adopt, terminate or amend any Company Benefit Plan, other than amendments in the ordinary course of business consistent with past practice that do not increase the cost to the Company of maintaining such Company Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, officer or director, except as set forth in Section 5.2(g) of the Company Disclosure Schedule, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for the payment of bonuses and incentive compensation in the ordinary course of business pursuant to the plans and programs listed in Section 5.2(g) of the Company Disclosure Schedule as in effect as of the date hereof (the “Bonus Plans”) for completed periods; provided that the Company shall consult with Parent prior to payment of bonuses under such Bonus Plan, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or (vi) terminate the employment of any Key Employee, other than for cause, or hire any employee at or above the level of Vice President;

(h)                              amend the Company Articles or Company Bylaws or comparable governing documents of its Subsidiaries;

(i)                                  merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(j)                                  restructure or change its investment securities or derivatives portfolio or change the interest rate exposure of either such portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(k)                              take any action that is intended or reasonably expected to result in any of the conditions to the Merger set forth in Section 7.1 or 7.2 not being satisfied in a timely manner;

(l)                                  implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(m)                          (i) enter into any new line of business, (ii) change in any material respect any of its lending, investment, underwriting, risk, asset liability management or other banking or operating, securitization or servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Entity, or (iii) make any unsecured loans or extensions of credit that are in excess of $5,000 in a single transaction or $50,000 in the aggregate, except pursuant to existing commitments as of the date hereof;

(n)                              make any material changes in any of its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans or (ii) its hedging practices and policies, in each case except as may be required by applicable Laws or guidelines or policies imposed by any Governmental Entity;

(o)                              make, or commit to make, any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

(p)                              other than in the ordinary course of business, make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes that results in an assessment or restriction on the business of the Company or any of its Subsidiaries, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(q)                              make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities; or

(r)                                 agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

Section 5.3                          Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedule, as expressly contemplated or expressly permitted by this Agreement or as required by applicable Law, Parent shall not, and shall not permit any of its Subsidiaries (to the extent applicable below) to, without the prior written consent of Company (such consent not to be unreasonably withheld):

(a)                               take any action that is intended or reasonably expected to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied in a timely manner; or

(b)                              agree to take, make any commitment to take, or adopt any resolutions of its Board of Trustees or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Section 5.4                          Representatives. Each of the Company and Parent agrees to make one or more of its authorized representatives (in the case of the Company, each, a “Company Representative” and in the case of Parent, each, a “Parent Representative”) reasonably available to consider requests from the other party for consents under Section 5.2 and/or Section 5.3, as applicable, and to use commercially reasonable efforts to cause a Company Representative or Parent Representative, as applicable, to respond to such requests promptly (in any event within five (5) business days of such requests). Each request by the Company under Section 5.2 shall be made to the Parent Representatives and shall specifically state that it is a request for consent under Section 5.2 of this Agreement. Each request by Parent under Section 5.3 shall be made to the Company Representatives and shall specifically state that it is a request for consent under Section 5.3 of this Agreement. The initial Company Representatives shall be Robert Balletto and Joseph Kennedy or any of their designees, and the initial Parent Representatives shall be Bruce Potter and Kenneth Klipper or any of their designees.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1                          Regulatory Matters.

(a)                               The Company shall promptly prepare and file with the SEC, no later than forty-five (45) days after the date of this Agreement, the Proxy Statement, and Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing and shall thereafter as promptly as practicable (but in any event no later than ten (10) business days thereafter) mail or deliver the Proxy Statement to its stockholders. The Company shall as promptly as reasonably practicable notify Parent of the receipt of any oral or written comments from the staff of the SEC relating to the Proxy Statement. The Company shall cooperate with Parent and provide Parent with the opportunity to review and comment on (i) the draft of the Proxy Statement (including each amendment or supplement thereto) and (ii) all written responses to requests for additional information by and replies to written comments of the staff of the SEC, prior to the filing of the Proxy Statement with or sending such to the SEC, and the Company will (A) consider Parent’s comments in good faith, (B) not make any statement therein regarding Parent or any of its affiliates without Parent’s consent (not to be unreasonably withheld), except as may be required by applicable Law and (C) provide to Parent copies of all such filings made and correspondence with the SEC or its staff with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to its stockholders.

(b)                              The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than forty-five (45) days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, prepare and file any applications, notices and filings required to be filed with any regulatory agency in order to obtain the Requisite Regulatory Approvals; provided, that, notwithstanding that GB is required to execute an application under the Bank Merger Act, Parent shall, and shall cause its Subsidiaries to, prepare such application and be responsible for the approval process relating thereto. In connection with the foregoing, any filing party shall request confidential treatment for any information another party shall request be kept confidential, to the extent permitted by applicable Law, and shall use reasonable best efforts to cause such request to be granted. Subject to Section 6.1(c), Parent and the Company shall use, and shall cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised promptly of the status of filings and applications, including communications with Governmental Entities, and all other matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other parties in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c)                               In furtherance and not in limitation of the foregoing, Parent and the Company shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing; provided that Parent shall not have any obligation to litigate or participate in the litigation of any action, suit or proceeding, whether judicial or administrative, in order to oppose or defend any action, suit or proceeding by the Federal Reserve Board, the OCC, the FDIC, the Commissioner or the SEC. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Parent or permit the Company to take any action, or commit to take any action, or agree to any condition or restriction that would (i) reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole after giving effect to the transactions contemplated hereby (but measured on a scale relative to the Company and its Subsidiaries, taken as a whole as of the date hereof), (ii) cause Parent to lose, suffer any material diminution in or have otherwise materially and adversely modified or impaired any of its legislative or regulatory rights, statuses or privileges or have an adverse effect on the regulatory exemptions available to Parent due to any of the foregoing or (iii) cause Parent or any of its Subsidiaries (other than SFCSB, GB and their respective Subsidiaries) to either (A) divest, restrict or be subject to any limit on any lawful business or activity (other than, in the case of this clause (iii), either (I) the closure of offices, or similar requirements, resulting from competition issues or (II) regulatory conditions that would be de minimis) or (B) be subject to any prior notice or approval rights with respect to the ability to engage in any lawful business or activity (each of clauses (i), (ii), and (iii), a “Materially Burdensome Regulatory Condition”).

(d)                              Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)                               To the extent permitted by applicable Law, Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity pertaining to the Merger whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed. As used in this Agreement, “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from the FDIC, OCC, the Federal Reserve Board, the Commissioner, the Massachusetts BBI, MHPF, DIF and the New Hampshire Banking Department.

Section 6.2                          Access to Information.

(a)                               Upon reasonable notice and subject to applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees,

accountants, counsel, advisors and other representatives of Parent, for the purposes of verifying the representations and warranties of the Company, preparing for the Merger and the other matters contemplated by this Agreement, or otherwise relating to the transactions contemplated herein, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems and records, and the Company shall cooperate with Parent in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law), and (ii) all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or be related to discussions by the Board of Directors or any of its committees relating to this Agreement or the transactions contemplated by this Agreement. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                              Parent and the Company shall hold all information furnished by or on behalf of the Company or any of the Company’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the non-disclosure agreement dated as of June 29, 2016 between Parent and the Company (the “Non-Disclosure Agreement”), and Parent shall hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement as if it were a party thereto.

(c)                               No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

(d)                              Nothing contained in this Agreement shall give either the Company or Parent, directly or indirectly, the right to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.3       Stockholders’ Approval.

(a)        The Company shall call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”) as soon as reasonably practicable after the Proxy Statement is cleared by the SEC for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to approve a merger agreement. The Board of Directors of the Company shall use its reasonable best efforts to obtain from the stockholders of the Company the Requisite Company Vote, including by communicating to its stockholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”). The Company may engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from stockholders relating to the Requisite Company Vote. However, subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement, then in submitting this Agreement to the stockholders of the Company, the Board of Directors of the Company may submit this Agreement to the stockholders of the Company without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i)(A) the Company has received an Acquisition Proposal that did not result from a breach of Section 6.9 (and such proposal is not withdrawn) and the Board of Directors of the Company determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such Acquisition Proposal constitutes a Superior Proposal (as defined below) or (B) an Intervening Event shall have occurred and the Board of Directors of the Company determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that continuing to recommend this Agreement would be inconsistent with its fiduciary duties under applicable Law, (ii) the Company gives Parent at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including (A) in the case of an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal and any amendment or modification thereof or (B) in the case of an Intervening Event, the nature of the Intervening Event in reasonable detail) and (iii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent (which shall be negotiated in good faith by the Company) and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be inconsistent with its fiduciary duties under applicable Law to continue to recommend this Agreement, as modified or amended. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(a) and will require a new notice period as referred to in this Section 6.3(a). The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote. For the avoidance of doubt, but subject to the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby as provided for in this Agreement and nothing herein shall be deemed to relieve the Company of such obligation. Except as set forth in this Section 6.3(a), the Board of Directors of the Company shall not (I) withdraw, change, qualify or modify or publicly and affirmatively propose to withdraw, change, qualify or modify the Company Recommendation, (II) fail to recommend against acceptance of any tender offer or exchange offer for Company Stock within ten (10) business days after the commencement of such offer or (III) approve, resolve, adopt or recommend, or propose publicly to approve, resolve, adopt or recommend, any Acquisition Proposal (any action described in clauses (I) through (III) being referred to as a “Change in Company Recommendation”).

(b)        For purposes of this Agreement, an “Intervening Event” means any event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known, or reasonably foreseeable, to the Board of Directors of the Company as of or prior to the date of this Agreement and did not result from a breach of this Agreement by the Company and (ii) does not relate to or involve an Acquisition Proposal.

Section 6.4       Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

Section 6.5       Employee Benefit Plans.

(a)        Parent and SFCSB shall honor the contractual terms of all plans or agreements listed on Section 3.11(a) of the Company Disclosure Schedule, including any employment, consulting, change in control, termination and severance agreements and deferred compensation or supplemental retirement plans, if any.

(b)        Effective immediately prior to the Effective Time and contingent upon the consummation of the Merger, (i) the Company and GB shall each terminate their respective employment agreements with Robert E. Balletto and Joseph W. Kennedy, and (ii) GB shall terminate the change in control agreements with Frederick H. Weismann, Pamela H. Kentley, Sharon E. Plante, and James T. Allen, in each case in exchange for a payment, with respect to Messrs. Balletto and Kennedy, calculated and paid in the manner set forth in Section 6.5(b)(i) of the Company Disclosure Schedule, and with respect to Frederick H. Weismann, Pamela H. Kentley, Sharon E. Plante, and James T. Allen, calculated in the manner set forth in Section 3(a) of each executive’s change in control agreement.  In exchange for such payment, each of Messrs. Balletto and Kennedy and Frederick H. Weismann, Pamela H. Kentley, Sharon E. Plante, and James T. Allen shall enter into a release of claims against the Company and GB, effective immediately prior to the Effective Time, containing the material terms set forth in Section 6.5(b)(ii) of the Company Disclosure Schedule (“General Release”).  Contemporaneously with the execution of this Agreement, Parent shall enter into employment agreements with each of Messrs. Balletto and Kennedy that shall be effective as of the Effective Time, which executed agreements are set forth in Section 6.5(b) of the Parent Disclosure Schedule.

(c)        Parent shall offer or cause to be offered to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (collectively, the “Continuing Employees”) with employee benefits (other than equity-based compensation) comparable to those provided to similarly-situated employees of Parent and its Subsidiaries.  Nothing set forth in this Section 6.5(c) shall create a contract of employment with or for the benefit of any employee, or change such employee’s status as an employee at-will.

(d)        In the event of termination of any Company Benefit Plan which is a health plan or consolidation of any such plan with any New Plan that is also a health plan, Parent, or its applicable Subsidiary, shall make available to Continuing Employees and their eligible dependents health coverage on the same basis as it provides such coverage to similarly situated employees of Parent and its Subsidiaries. Unless a Continuing Employee affirmatively terminates coverage under a Company Benefit Plan which is a health plan prior to the time that such Continuing Employee becomes eligible to participate in a New Plan which is a comparable health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any such Company Benefit Plan prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to employees of the Company and SFCSB. With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions, evidence of insurability (other than with respect to life insurance), and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the most closely analogous Company Benefit Plan or to the extent prohibited under the applicable New Plan; (ii) assume all obligations to provide continued health coverage in accordance with Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA to the qualified beneficiaries of Continuing Employees; and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the most closely analogous Company Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of benefit accrual under any defined benefit pension or the employer premium subsidy under any retiree medical plan, or (C) to any benefit plan that is a frozen plan or that provides benefits to a grandfathered employee population.

(e)        Any employee of the Company or any Subsidiary who is not a party to an employment, change in control, termination or severance agreement and who is not eligible for and entitled to severance under any other severance plan or program maintained by the Company or any Subsidiary of the Company, who is not offered employment with Parent or one of its Subsidiaries or whose employment is terminated by the Company or one of its Subsidiaries (other than for cause) within one year of the Effective Date; shall receive a cash payment equal to two (2) weeks of such employee’s current base salary (or average hourly wage over a two (2) week period) for each year of service with the Company or its Subsidiary, with a minimum of four (4) weeks base pay and a maximum of twenty-six (26) weeks base pay payable to each such employee.

(f)        Parent and the Company shall each, and shall cause each of their respective affiliates to, comply with all Laws regarding the maintenance, use, sharing and processing of Employee Personal Data, including (i) compliance with any applicable legal requirements to provide notice to, or obtain consent from, the employee for processing of the data and (ii) taking any other steps necessary to ensure compliance with applicable data protection Laws. “Employee Personal Data”“ means any information relating to the employees of the Company or any of its Subsidiaries that (A) is obtained by Parent or its affiliates from the Company or any of its Subsidiaries or Representatives or (B) is created by Parent or its affiliates based on such information.

(g)        Unless otherwise requested by Parent, not later than thirty (30) days prior to the Closing Date, the Company shall take all actions, including through resolutions of the Company’s Board of Directors (or a duly constituted and authorized committee thereof or other appropriate governing body) that may be necessary or appropriate to cause the SBERA 401(k) Plan as Adopted by Georgetown Savings Bank  (the “Company 401(k) Plan”), to terminate, in accordance with all applicable Laws, effective on the business day immediately preceding the Closing Date, with such termination being contingent on the Closing. Such resolutions shall be subject to Parent’s reasonable prior review and approval. Unless Parent makes the request set forth in this Section, Parent shall or shall cause SFCSB to take such action, if any, required to ensure that Continuing Employees who have satisfied the eligibility requirements of Parent’s or SFCSB’s 401(k) plan as of the Effective Time (after giving credit for service with Company and GB, as required by Section 6.5(d) hereof) shall be eligible to enter such Parent or SFCSB 401(k) plan as of the Effective Time. If Parent or SFCSB terminate or freeze the Company 401(k) Plan following the Effective Time, Parent or SFCSB shall ensure that Continuing Employees who have satisfied the eligibility requirements as of the date of such termination or freeze (after giving credit for service with Company and GB, as required by Section 6.5(d) hereof) shall be eligible to enter such Parent or SFCSB 401(k) plan as of the effective date of such termination or freeze.

(h)        Not later than thirty (30) days prior to the Closing Date, SFCSB and GB shall take all actions, including through resolutions of the SFCSB Board of Directors (or a duly constituted and authorized committee thereof or other appropriate governing body) and the GB Board of Directors (or a duly constituted and authorized committee thereof or other appropriate governing body), respectively, that may be necessary or appropriate to cause the Supplemental Retirement Plan for Senior Executives, as adopted by Georgetown Savings Bank effective June 30, 2008 (the “SERP”), to terminate, in accordance with all applicable Laws, effective immediately upon the Closing, with such termination being contingent on the Closing. Any resolutions of the GB Board of Directors (or a duly constituted and authorized committee thereof or other appropriate governing body) pursuant to this provision shall be subject to Parent’s reasonable prior review and approval. Subject to each participant executing a General Release, amounts owed to participants under the SERP shall be paid as set forth in Section 6.5(h) of the Company Disclosure Schedule.

(i)         If requested by Parent not later than thirty (30) days prior to the Closing Date, the Company shall take all actions, including through resolutions of the Company’s Board of Directors (or a duly constituted and authorized committee thereof or other appropriate governing body) that may be necessary or appropriate to cause each Company Benefit Plan requested by Parent, to terminate, in accordance with all applicable Laws, effective on the business day immediately preceding the Closing Date, with such termination being contingent on the Closing. Such resolutions shall be subject to Parent’s reasonable prior review and approval.

(j)         Prior to making any written broad-based communications to the employees of the Company of its Subsidiaries with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement (excluding any communications relating to ordinary course employment, compensation or benefits matters unrelated thereto), the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider Parent’s comments in good faith.

(k)        Parent shall establish a retention bonus pool of up to $300,000 to induce retention of Key Employees of the Company and GB after the Effective Time.  Allocation of the retention bonuses shall be jointly determined by the Chief Executive Officers of SFCSB and GB.  Neither party shall communicate the amounts considered for individual bonuses with the affected employees until such amounts are finally determined.

(l)         Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Parent, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Parent or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11. Except for the provisions of Section 6.6 below, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever (including the creation of any third-party beneficiary rights) under or by reason of this Agreement.

Section 6.6       Indemnification; Directors’ and Officers’ Insurance.

(a)        For a period of six (6) years after the Effective Time, the Parent shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, each present and former director or officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; and the Parent shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable Law; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. Parent and the Parent shall reasonably cooperate with the Company Indemnified Party, and the Company Indemnified Party shall reasonably cooperate with Parent and the Parent, in the defense of any such claim, action, suit, proceeding or investigation.

(b)        The Company shall use its reasonable best efforts to obtain at or prior to the Effective Time a three (3)-year “tail” policy under the Company’s existing directors and officers insurance policy providing coverage equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company as of the date hereof if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the an amount in excess of 175% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”). If the Company purchases such a “tail policy,” Parent shall maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.  If Company is unable to obtain such policy, for a period of three (3) years after the Effective Time, the Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the approval of this Agreement and the transactions contemplated by this Agreement); provided, that the Parent shall not be obligated to expend, on an annual basis, the Premium Cap, and if such premiums for such insurance would at any time exceed the Premium Cap, then the Parent shall cause to be maintained policies of insurance which, in the Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.

(c)        Any Company Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify the Parent; provided, that failure to so notify will not affect the obligations of the Parent under this Section 6.6 unless and to the extent that the Parent is actually and materially prejudiced as a consequence.

(d)        The obligations of the Parent and the Company under this Section 6.6 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.6 without the prior written consent of the affected Company Indemnified Party or affected person.

(e)        The provisions of this Section 6.6 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Parent or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or liabilities to any other entity or engage in any similar transaction, then in each case to the extent the obligations set forth in this Section 6.6 are not otherwise transferred and assumed by such successors and assigns by operation of law or otherwise, the Parent will cause proper provision to be made so that the successors and assigns of the Parent will expressly assume the obligations set forth in this Section 6.6.

Section 6.7       Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement to vest the Surviving Corporation or its assignee with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by Parent.

Section 6.8       Advice of Changes. Parent, on the one hand, and the Company, on the other hand (in such capacity, the “Notifying Party”), shall promptly advise the other party of any change or event (a) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (b) which the Notifying Party believes would or would be reasonably likely to cause or constitute a breach of any of the Notifying Party’s representations, warranties or covenants contained herein.  From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Section 7.2(a) or Section 7.3(a) hereof, as the case may be, or the compliance by the Company or Parent, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 6.9       Acquisition Proposals.

(a)        The Company agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition

Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, except to notify a person that makes any inquiry with respect to an Acquisition Proposal, of the existence of the provisions of this Section 6.9(a); provided, that, prior to the approval of this Agreement by the stockholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal did not result from a breach of this Section 6.9) and its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, (A) the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company and (B) any non-public information to be provided to such third party shall have been previously provided to Parent. The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal and the Company shall promptly request the prompt return or destruction of all confidential information previously furnished to any such other person. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent orally, and within two (2) business days, in writing, of the receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions thereof, and the identity of the person making such inquiry), and will keep Parent reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. The Company shall use its reasonable best efforts to enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. The Company shall not, and shall cause its representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.9(a)) relating to any Acquisition Proposal. As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer or proposal relating to any third party indication of interest in, (I) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, (II) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of the Company or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company, or (III) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or one or more of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

(b)        As used in this Agreement, “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (substituting “50%” for “20%” in the definition thereof) which the Board of Directors has determined in good faith, after consultation with outside counsel and financial advisors, taking into account all relevant legal, financial, regulatory and other aspects of such offer or proposal and the person making the proposal, that, (i) if consummated, would be more favorable to the holders of Company Stock, from a financial point of view, than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement) and (ii) is more likely than not to be completed on the terms proposed on a timely basis.

(c)        Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s stockholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Section 6.10     Public Announcements. The Company and Parent shall each use their reasonable best efforts to develop a joint communications plan to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and, except as required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

Section 6.11     Takeover Statutes. None of the Company, Parent or their respective Boards of Directors or Trustees shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 6.12     Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13     Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Stock Market (the “NASDAQ”) to enable the delisting by the Surviving Corporation of the Company Stock from the NASDAQ and the deregistration of the Company Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14     Stockholder Litigation. The Company shall cooperate and consult with Parent in the defense or settlement of any stockholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall afford Parent the opportunity to participate at their own expense in the defense or settlement of any such litigation, and no such settlement shall be offered or agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld.

Section 6.15     Transition. Commencing following the date hereof, and in all cases subject to applicable Law, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Parent. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, the Company shall cause the employees, officers and representatives of the Company and its Subsidiaries to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, and take actions and assist Parent in performing all tasks, including conversion planning, assisting in any post-closing divestiture, post-closing equipment installation, training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, branch closures, divestiture and/or systems conversion), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Parent. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement,  or be related to discussions by the Board of Directors or any of its committees relating to this Agreement or the transactions contemplated by this Agreement.  Nothing contained in this Section 6.15 shall give Parent, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing.

Section 6.16     Employee Cooperation. Between the date of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to (a) assist Parent in identifying key employees of the Company and its Subsidiaries (such employees as are so identified by Parent, “Key Employees”), including providing any information as reasonably requested by Parent about individual employees and groups of employees with respect to their roles, job descriptions, performance, compensation levels, and other similar information, (b) to the extent requested by Parent, cooperate in good faith with Parent to help establish and implement, on behalf of Parent, any employee retention and transition incentive programs designed to encourage the retention and performance of Key Employees and (c) ensure that no executive officer of, or written communication by, the Company or its Subsidiaries disparages Parent or any of its affiliates in any way or interferes with Parent’s retention efforts with respect to employees of the Company and its Subsidiaries.

Section 6.17     ESOP Matters. The Trustee and the Company shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the ESOP prior to or simultaneous with the Closing, as applicable:

(a)        Upon the Closing, the ESOP shall be terminated and all ESOP participants’ accounts shall be fully vested and 100% non-forfeitable.  The Company shall cause the Plan Administrator (as defined in the ESOP) to direct the Trustee to sell a sufficient amount of the Suspense Shares to repay the outstanding ESOP Loan in full, and the proceeds of the sale of the Suspense Shares shall be used to repay the outstanding balance of the ESOP Loan.  If any proceeds from the sale of the Suspense Shares remain after the outstanding balance of the ESOP Loan is repaid in full, the remaining proceeds shall be deemed to be earnings and shall be allocated to ESOP participants’ accounts in accordance with Section 8.1 of the ESOP.  If the proceeds of the sale of the Suspense Shares are insufficient to repay the outstanding balance of the ESOP Loan in full, the Company shall forgive the remaining balance of the ESOP Loan (after application of the proceeds of the sale of the Suspense Shares).  The Company acknowledges and agrees that following the Company’s forgiveness of the remaining balance on the ESOP Loan the ESOP shall have no further obligation to the Company with respect to the ESOP Loan, and the Company shall have no recourse against the ESOP for any amounts then remaining due under the ESOP Loan.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)        This Agreement shall have been approved by the stockholders of the Company by the Requisite Company Vote.

(b)        No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity or otherwise be in effect which prohibits or makes illegal consummation of the Merger or the Bank Merger.

Section 7.2       Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)        The representations and warranties of the Company set forth in Section 3.2(a), Section 3.2(b) (with respect to GB) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a) and Section 3.2 (with respect to GB), such failures to be true and correct as are de minimis) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1, 3.2(b) (with respect to any material Subsidiary of the Company, other than GB), 3.2(c), 3.3(a), 3.3(b)(i), 3.7, 3.22 and 3.23 (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects (or, if the representation and warranty is qualified by a materiality or Material Adverse Effect qualifier, in all respects) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effects.

(b)        The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)        All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall impose any term or condition that would constitute, either individually or in the aggregate, a Materially Burdensome Regulatory Condition.

(d)        All conditions to the consummation of the Bank Merger (other than the consummation of the Merger) shall have been and remain satisfied, or then be capable of satisfaction, and Parent shall be reasonably satisfied that the Bank Merger can occur immediately after the Merger or at such other time thereafter as Parent may choose.

Section 7.3       Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a)        The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b)        Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)        All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

ARTICLE VIII

TERMINATION

Section 8.1       Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of the Company:

(a)        by the mutual consent of Parent and the Company in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)        by Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger, the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, the Bank Merger; provided that if the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein, such party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b);

(c)        by Parent or the Company if the Merger shall not have been consummated on or before the fifteenth (15th) month anniversary of the date of this Agreement (the “Termination Date”); provided that if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein such party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c);

(d)        by Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within thirty (30) days (or such fewer days as remain prior to the Termination Date) following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period;

(e)        by Parent or the Company if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Company Vote shall not have been obtained;

(f)        by Parent prior to such time as the Requisite Company Vote is obtained, if (i) the Board of Directors of the Company shall have (A) failed to recommend in the Proxy Statement that the stockholders of the Company approve this Agreement, (B) effected a Change in Company Recommendation, (C) failed to issue a press release announcing its opposition to an Acquisition Proposal within ten (10) business days after such Acquisition Proposal is publicly announced or (D) submitted this Agreement to the holders of Company Stock for approval without a recommendation for approval or (ii) the Company or its Board of Directors has breached its obligations under Section 6.3 or Section 6.9 in any material respect;

(g)        by Parent, if the Federal Reserve Board or the OCC has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains or would result in the imposition of a Materially Burdensome Regulatory Condition and there is no meaningful possibility that such Requisite Regulatory Approval could be revised prior to the Termination Date so as not to contain or result in a Materially Burdensome Regulatory Condition; provided that if (i) Parent does not elect to terminate this Agreement within 60 days following any such termination right arising under this Section 8.1(g) and (ii) Parent has not by the end of such 60 day period waived the Materially Burdensome Regulatory Condition with respect to which such termination right arose, then the Company may terminate this Agreement pursuant to this Section 8.1(g); provided, further, that, if during the 60 day period referred to in the preceding proviso any new material condition or restriction is imposed by a Governmental Entity (regardless of whether such new condition or restriction would itself constitute a Materially Burdensome Regulatory Condition) such 60 day period shall be extended until 60 days after such new condition or restriction was imposed with there being no meaningful possibility that such new condition or restriction would be revised prior to the Termination Date so as not to be a material condition or restriction; or

(h)        by Parent or the Company if the Federal Reserve Board or the OCC shall have requested in writing that the Company, Parent or any of their respective affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval.

(i)         by the Company if the Company has received a Superior Proposal and the Board of Directors of the Company has made a determination to accept such Superior Proposal and the Company complies with Section 8.2(b) below.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.2                          Effect of Termination.

(a)                               In the event of termination of this Agreement by Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2 and Article IX (provided that in such event Section 9.12 shall, for the avoidance of doubt, survive only with respect to the other surviving provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement (which, in the case of the Company, shall include the loss to the holders of Company Stock of the economic benefits of the Merger, including the loss of the premium offered to the holders of Company Stock, it being understood that the Company shall be entitled to pursue damages for such losses and to enforce the right to recover such losses on behalf of its stockholders in its sole and absolute discretion, and any amounts received by the Company in connection therewith may be retained by the Company).

(b)                              In the event that:

(i)                                  (A) prior to the Effective Time and after the date hereof, any person shall have made an Acquisition Proposal, which proposal has been publicly disclosed or made known to management of Company or its stockholders generally, or any person shall have publicly announced or made known to management of Company an intention (whether or not conditional) to make an Acquisition Proposal, (B) thereafter this Agreement is terminated by either party pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or Section 8.1(e), or by Parent pursuant to Section 8.1(d) and (C) within twelve (12) months after the termination of this Agreement, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above); provided that, for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”; or

(ii)                              this Agreement is terminated by Parent pursuant to Section 8.1(f) or the Company pursuant to Section 8.1(i);

then the Company shall pay Parent a fee, in immediately available funds, in the amount of Two Million Dollars ($2,000,000) (the “Termination Fee”) upon, in the case of Section 8.2(b)(i), the earlier of the date it enters into the applicable definitive agreement and the date of the consummation of such transaction, and in the case of Section 8.2(b)(ii), as promptly as practicable after (and in any event within two (2) business days of) the termination of this Agreement. In no event shall the Company be obligated to pay Parent the Termination Fee on more than one occasion.

(c)                               The Company and Parent acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty and, except in the case of fraud or a willful and knowing breach, shall be the sole monetary remedy in a circumstance where the Termination Fee is payable and is paid in full. In the event that the Company fails to pay when due any amounts payable under Section 8.2(b), then the Company shall (i) reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount and (ii) pay Parent interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                          Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained herein and therein which by their terms are to be performed in whole or in part after the Effective Time.

Section 9.2                          Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company; provided, that after approval of this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

Section 9.3                          Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after approval of this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.4                          Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

Section 9.5                          Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by e-mail so long as such e-mail states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such e-mail is promptly given by one of the other methods described in this Section 9.5, ii) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (b) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                               if to the Company, to:

Georgetown Bancorp, Inc.

2 East Main Street

Georgetown, Massachusetts  01833

Attention:  Robert E. Balletto

Email:  rballetto@georgetownbank.com

with a copy (which shall not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Ave., NW

Washington, DC 20015

Attention:  Eric Luse, Esq.

Email:  eluse@luselaw.com

(b)                              if to Parent or Merger Sub, to:

Salem Five Bancorp

210 Essex Street

Salem, Massachusetts  01970.0804

Attention:  Ping Yin Chai

Email:  PingYin.Chai@salemfive.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

One Lincoln Street

Boston, Massachusetts  02111

Attention:  Stephen L. Palmer

Email:  stephen.palmer@klgates.com

Section 9.6                          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the knowledge of any of the officers of the Company listed in Section 9.6 of the Company Disclosure Schedule after due inquiry, and the “knowledge” of Parent means the knowledge of any of the officers of Parent listed in Section 9.6 of the Parent Disclosure Schedule after due inquiry. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” (and similar expressions) means any document or other information that was (i) delivered or provided for review by one party or its representatives to the other party or its representatives prior to the date hereof, (ii) included in the virtual data room of a party at least two (2) business days prior to the date hereof or (iii) in the case of the Company only, filed by the Company with the SEC and publicly available on EDGAR prior to the date hereof, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger and (f) “ordinary course of business” means ordinary course of business consistent with past practice, whether or not the words “consistent with past practice” appear therein. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

Section 9.7                          Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.8                          Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 9.9                          Governing Law; Jurisdiction.

(a)                               This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law.

(b)                              Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the Commonwealth of Massachusetts (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

Section 9.10                  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED

TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11                  Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations contained herein shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Except as otherwise specifically provided in Section 6.6, which is intended to benefit each Company Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of the risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.12                  Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (A) any defense in any action for specific performance that a remedy at law would be adequate and (B) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 9.13                  Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 9.14                  Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto, duly authorized as of the date first above written.

SALEM FIVE BANCORP

By:	/s/ Ping Yin Chai

Name: Ping Yin Chai

Title: President and Chief Executive Officer

Bright Star, Inc.

By:	/s/ Ping Yin Chai

Name: Ping Yin Chai

Title: President

GEORGETOWN BANCORP, INC.

By:	/s/ Robert E. Balletto

Name: Robert E. Balletto

Title: President and Chief Executive Officer

APPENDIX B

October 5, 2016

The Board of Directors

Georgetown Bancorp, Inc.

2 East Main Street

Georgetown, MA 01833

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Georgetown Bancorp, Inc. (“Georgetown”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed acquisition of Georgetown by Salem Five Bancorp (“Salem Five”) through the proposed merger of Bright Star, Inc., a wholly-owned subsidiary of Salem Five (“Merger Sub”), with and into Georgetown, with Georgetown as the surviving corporation (the “Merger”), pursuant to the Agreement and Plan of Merger to be entered into by and among Georgetown, Salem Five and Merger Sub (the “Agreement”). Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Salem Five, Merger Sub, Georgetown, or the holders of shares of common stock, par value $0.01 per share, of Georgetown (the “Georgetown Common Stock”), each share of Georgetown Common Stock issued and outstanding immediately prior to the Effective Time  (except for shares owned by Georgetown as treasury stock or owned by any subsidiary of Georgetown) will be converted into the right to receive $26.00 in cash without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

The Agreement further provides that, immediately following the Merger, Georgetown Bank, a wholly-owned subsidiary of Georgetown (“Georgetown Bank”), will merge with and into Salem Five Cents Savings Bank, a wholly-owned subsidiary of Salem Five (“Salem Five Bank”), with Salem Five Bank being the surviving bank (the “Bank Merger”), pursuant to a separate agreement and plan of merger.

KBW has acted as financial advisor to Georgetown and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises.  In the ordinary course of their broker-dealer businesses and pursuant to certain existing sales and trading relationships, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Georgetown and Salem Five, and as market makers in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Georgetown for its and their own accounts and for the accounts of its and their respective customers and clients. We have acted exclusively for the board of directors of Georgetown (the “Board”) in rendering this opinion and will receive a fee from Georgetown for our services.  A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Georgetown has agreed to indemnify us for certain liabilities arising out of our engagement.

The Board of Directors – Georgetown Bancorp, Inc.

October 5, 2016

Other than in connection with this present engagement, in the past two years KBW has not provided investment banking and financial advisory services to Georgetown. In the past two years, KBW has not provided investment banking and financial advisory services to Salem Five. We may in the future provide investment banking and financial advisory services to Georgetown or Salem Five and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Georgetown and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated October 4, 2016 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2015 of Georgetown; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016 of Georgetown; (iv) certain regulatory filings of Georgetown and Georgetown Bank, including (as applicable) the semi-annual reports on Form FR Y-9SP and quarterly reports on Form FR Y-9C and quarterly call reports required to be filed with respect to each semi-annual period and quarter (as the case may be) during the three year period ended December 31, 2015, to the quarter ended March 31, 2016 and to the semi-annual period and quarter ended June 30, 2016; (v) certain other interim reports and other communications of Georgetown to its shareholders; and (vi) other financial information concerning the business and operations of Georgetown and Salem Five that was furnished to us by Georgetown or Salem Five or that we were otherwise directed to use for purposes of our analyses.  Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following:  (i) the historical and current financial position and results of operations of Georgetown; (ii) the assets and liabilities of Georgetown; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for Georgetown with similar information for certain other companies the securities of which are publicly traded; and (v) financial and operating forecasts and projections of Georgetown that were prepared by, and provided to us and discussed with us by, Georgetown management and that were used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held with the respective managements of Georgetown and Salem Five regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.  In addition, we have considered the results of the efforts undertaken by or on behalf of Georgetown, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with Georgetown.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Georgetown as to the reasonableness and achievability of the financial and operating forecasts and projections of Georgetown referred to above (and the assumptions and bases therefor) that were prepared by, and provided to us and discussed with us by, such management and we have assumed that such forecasts and projections were reasonably prepared on a bases reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management.

The Board of Directors – Georgetown Bancorp, Inc.

October 5, 2016

It is understood that the forecasts, projections and estimates provided to us and used and relied upon by us were not prepared with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the management of Georgetown and with the consent of Georgetown, that the forecasts, estimates and projections of Georgetown that were prepared and provided to us by Georgetown management provide a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Georgetown since the date of the last financial statements that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Georgetown are adequate to cover such losses.  In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Georgetown or Salem Five, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Georgetown or Salem Five under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transaction (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us referred to above) with no adjustments to the Merger Consideration and with no other payments in respect of Georgetown Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction (including the Bank Merger) will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Georgetown. We have assumed that the Merger will be consummated in a manner that complies with all applicable federal and state statutes, rules and regulations.  We have further been advised by Georgetown that Georgetown has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Georgetown, Salem Five, Merger Sub, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.

The Board of Directors – Georgetown Bancorp, Inc.

October 5, 2016

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of Georgetown Common Stock of the Merger Consideration to be received by such shareholders in the Merger.  We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any related transaction, any consequences of the Merger or any related transaction to Georgetown, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.  It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Georgetown to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Georgetown or the Board, (iii) the fairness of the amount or nature of the compensation to any of Georgetown’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of Georgetown Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of any consideration to be received by, holders of any class of securities of Georgetown (other than the holders of Georgetown Common Stock (solely with respect to the Merger Consideration, as described herein and not relative to any consideration to be received by holders of any other class of securities)) or any other party to any transaction contemplated by the Agreement, (v) whether Salem Five has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration to the holders of Georgetown Common Stock at the closing of the Merger, (vi) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (vii) any legal, regulatory, accounting, tax or similar matters relating to Georgetown, Salem Five, their respective shareholders, Merger Sub, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger).

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Georgetown Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

The Board of Directors – Georgetown Bancorp, Inc.

October 5, 2016

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Georgetown Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

REVOCABLE PROXY

GEORGETOWN BANCORP, INC.

SPECIAL MEETING OF STOCKHOLDERS

_____________, _______

The undersigned hereby appoints the official proxy committee, consisting of the Board of Directors with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Special Meeting of Stockholders (“Special Meeting”) to be held at 2 East Main Street, Georgetown, Massachusetts 01833 on ____________, 201_____, at ____:____ ___.m., local time. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

		FOR	AGAINST	ABSTAIN

1.

The approval of the Agreement and Plan of Merger, dated as of October 5, 2016, by and among Salem Five Bancorp, Bright Star, Inc. and Georgetown Bancorp, Inc., pursuant to which Bright Star, Inc. will merge with and into Georgetown Bancorp, with Georgetown Bancorp as the surviving corporation, as well as the merger, as more fully described in the accompanying proxy statement;

		FOR	AGAINST	ABSTAIN
2.

The approval of a non-binding, advisory proposal to approve the compensation to be paid to the named executive officers of Georgetown Bancorp in connection with the merger if the merger is consummated;

		FOR	AGAINST	ABSTAIN
3.	The adjournment of the special meeting of stockholders if necessary or appropriate to solicit additional proxies; and

Such other business as may properly come before the Special Meeting and any adjournment or adjournments thereof.

The Board of Directors recommends a vote “FOR” each of the above-listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED ABOVE.  IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS.  AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.

Dated:	Check Box if You Plan
to Attend Special Meeting

PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on this card.  Only one signature is required in the case of joint holders.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Should the above-signed be present and elect to vote at the Special Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Special Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.  This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Special Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Special Meeting.

The above-signed acknowledges receipt from the Company, prior to the execution of this proxy, of a Notice of Special Meeting of Stockholders and a proxy statement dated ____________________.